As filed with the Securities and Exchange Commission on February 16, 2010

   Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BONTAN CORPORATION INC.
(Exact name of registrant as specified in its charter)

Province of Ontario (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

47 Avenue Road, Suite 200, Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Kam Shah
Chief Executive Officer
47 Avenue Road, Suite 200
Toronto, Ontario, Canada M5R 2G3
Telephone: (416) 929-1806
 (Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Robbins, Esq.
Messerli & Kramer P.A.
150 South Fifth Street, Suite 1800
Minneapolis, Minnesota 55402
Telephone: (612) 672-3600
Facsimile: (612) 672-3777

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act,  check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, no par value	26,342,686	$0.33(1)	$8,693,086.38(1)	$619.82
Common Shares underlying Warrants	22,853,058	$4.00(2)	$91,412,232.00(2)	$6,517.69
Common Shares underlying Warrants	17,747,500	$0.35(2)	$6,211,625.00(2)	$442.89
Common Shares underlying Warrants	11,000,000	$0.10(2)	$1,100,000.00(2)	$78.43
Total	77,943,244			$7,658.83

1. Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the bid and asked prices on February 12, 2010, as reported on the OTC Bulletin Board.

2. Calculated in accordance with Rule 457(g) based on the exercise price of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

Subject to Completion Dated February 16, 2010

PROSPECTUS

Bontan Corporation Inc.

77,943,244 Shares of Common Stock
_____________________________

This prospectus relates to the sale of up to 77,943,244 shares of our common stock by the selling stockholders listed in the table under “Selling Stockholders.” The common shares registered for resale under this registration statement are:

•	26,342,686 common shares;

•	22,853,058 common shares issuable upon exercise of warrants at an exercise price of USD $4.00 per share;

•	10,747,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share;

•	7,000,000 common shares issuable upon exercise of warrants, which have a cashless exercise feature, at an exercise price of USD $0.35 per share; and

•	11,000,000 common shares issuable upon exercise of warrants at an exercise price of USD $0.10 per share.

The shares and warrants were issued to the selling stockholders in private placement transactions  completed in 2009.  We will not receive any proceeds from the sale of the shares offered by the selling stockholders; however, if the warrants are exercised on a cash basis, we will receive the exercise price of the warrants, if exercised at all.

The selling stockholders may offer the shares from time to time through public or private transactions at prices related to prevailing market prices, or at privately negotiated prices. Additional information on the selling stockholders, and how they may sell the shares registered hereby, is provided under “Selling Stockholders” and “Plan of Distribution.”

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on February 12, 2010 were $0.37 and $0.325 per share, respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 4.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus dated

TABLE OF CONTENTS

ABOUT THE PROSPECTUS	4
PROSPECTUS SUMMARY	5
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
IDENTITY OF DIRECTORS, SENIOR MANAMGEMENT & ADVISORS	11
KEY INFORMATION	11
INFORMATION ABOUT BONTAN	13
OPERATING AND FINANCIAL REVIEW & PROSPECTS	17
DIRECTORS, SENIOR MANAMGEMENT & EMPLYEES	25
MAJOR SHAREHOLDERS & RELATED PARTY TRANSACTIONS	28
FINANCIAL INFORMATION	30
THE OFFER AND LISTING	32
ADDITIONAL INFORMATION	35
QUANTITATIVE & QUALITATIVE DISCLOUSRES ABOUT MARKET RISK	44
DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES	46
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	46
ENFORACEABILITY OF CIVIL LIABILITIES	46
FINANCIAL STATEMENTS	47

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this process, the selling shareholders listed in the table commencing on page 50 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 77,943,244 common shares.  No shares are being registered hereunder for sale by Bontan.

We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation regarding any of the securities offered hereby.  You should rely only on the  information contained or incorporated by reference in this prospectus and applicable prospectus supplement.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.  You should assume that the information contained in this prospectus is accurate only as of any date on the front cover page.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto.  This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement.  These statements do not necessarily describe the full contents of such documents, and you should refer to those documents for a complete description of these matters.  It is important for you to read and consider all information contained in this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus, references to “Bontan,” “our company,” “we,” “us” and “our” are to Bontan Corporation Inc. and its consolidated subsidiaries, unless the context suggests otherwise.  References to “U.S. dollars” or “USD $” are to the lawful currency of the United States, and references to “CDN $” or “$” are to the lawful currency of Canada.  All financial information set forth in this prospectus is expressed in Canadian dollars, except where otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights the key information contained in this prospectus.  Because it is a summary, it does not contain all the information you should consider before investing in our common shares.  You should read carefully this entire prospectus, including the section entitled “Risk Factors” and the financial statements included elsewhere this prospectus.

About Bontan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.   In November 2009, we acquired (through our wholly owned subsidiary) an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”), cover approximately 198,000 (net 141,827) acres, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 (net 330,214) acres.  Our working interest is held in the form of a 75% equity interest in Israel Petroleum Company, Limited, or IPC Cayman, a Cayman Islands limited company that was formed to explore and develop the properties off the west coast of Israel. We currently own no other property interests.

We were incorporated under the laws of the Province of Ontario in 1973.  Since April 2003, we have been focused on participating in oil and gas exploration, development and exploitation projects worldwide by acquiring joint venture, indirect and direct participation interests and working interests in those projects. During the fiscal year 2006, we sold our indirect participation interest in an oil exploration project and wrote off our working interest in a gas project owing to a dry test well. Since 2006, we have been pursuing and evaluating various business opportunities in the oil and gas sector. We currently have only one oil and gas project.

Our principal office is located at 47 Avenue Road, Suite 200, Toronto, Ontario M5R 2G3 and our telephone number is 416-929-1806.

Description of Status of Offshore Israel Project

IPC Cayman acquired its 95.5% interest in the Mira and Sarah licenses and Benjamin permit in November 2009, subject to the approval of transfer by the Petroleum Commissioner from PetroMed Corporation, a Beliz corporation, to IPC Cayman.  Substantial seismic data concerning the area covered by the Mira and Sara licenses and the Benjamin permit, including 2D and 3D seismic surveys, have been collected by WesternGeco.  IPC Cayman is negotiating the purchase of this data with WesternGeco.  IPC Cayman will need to raise additional funds to pay the purchase price for this data, including through contributions from us.  After obtaining the seismic data, IPC Cayman will seek to enter into a development agreement or farmout agreement with an established oil and gas company or to sell its interest in the Mira and Sara licenses and the Benjamin permit outright.  Alternatively, IPC Cayman may seek to raise sufficient capital to develop the Mira and Sarah licenses and the Benjamin permit independently.

Status of Israeli Approval of the Licenses and Permits

On October 15, 2009, International Three Crown Petroleum LLC, a Colorado limited liability company, entered into an agreement with PetroMed under which International Three Crown Petroleum was granted the right to purchase PetroMed’s rights in license 347 Mira, license 348 Sarah and preliminary permit with priority rights 199 (“Benjamin”).  On November 18, 2009 the PetroMed transaction was consummated, and as part of the closing, PetroMed was paid the contractual consideration and PetroMed provided IPC Cayman, International Three Crown Petroleum’s designee, with irrevocable deeds of assignment with respect to each of the licenses and permit.

Under Section 76(a) of the Israel Petroleum Law, the permit may be transferred only with the permission of the Israel Petroleum Commissioner and the licenses may be transferred only with the permission of the Petroleum Commissioner and after the Petroleum Commissioner’s consultation with the Petroleum Council. In a notice released by the Petroleum Commissioner’s office in October 2009, it was stipulated that applications for the next meeting of the Petroleum Council were to be submitted by January 20, 2010, although the date set for the next meeting of the Petroleum Council was not stated in the notice.

Accordingly, on January 18, 2010, IPC Cayman filed applications with the Petroleum Commissioner to transfer the licenses and permit in accordance with Section 76(a) of the Petroleum Law, with the application to transfer the permit also including an application to be granted a license based on the permit and its attending priority rights.  At a meeting held with the Petroleum Commissioner at the time of filing the applications, the Petroleum Commissioner notified IPC Cayman that the next meeting of the Petroleum Council would be held on February 8, 2010.

PetroMed sent an e-mail to IPC Cayman and the Petroleum Commissioner on January 17, 2010, purporting to ‘rescind’ the PetroMed transaction and has, to the best of IPC Cayman’s knowledge, further addressed the Petroleum Commissioner with claims that the Petroleum Commissioner deny the applications. In addition, IPC Cayman has received verbal indication from the Petroleum Commissioner that the permit would lapse at the end of its term on February 5, 2010, and the Petroleum Commissioner would not approve the conversion of the permit into a license. Thereafter, PetroMed communicated its withdrawal of rescission to the Petroleum Commissioner with respect to the request to transfer the permit and convert it into a license and requested that the Petroleum Commissioner place the request for conversion of the permit before the Petroleum Council.

On January 19, 2010, PetroMed filed a complaint in the U.S. District Court for the Western District of Washington against Bontan, Howard Cooper and Three Crown Petroleum, LLC.  The complaint requests, among other things, rescission of PetroMed’s assignment of its 95.5% interest in the Mira and Sarah licenses and Benjamin permit to IPC Cayman and a declaration that the contracts with the defendants are null and void.

On February 12, 2010, International Three Crown Petroleum and IPC Cayman filed a complaint in the Denver, Colorado District Court against PetroMed and other defendants.  International Three Crown Petroleum and IPC Cayman allege that the defendants are actively interfering with IPC Cayman’s application before the Israel Ministry of Natural Infrastructure for transfer to IPC Cayman of PetroMed’s 95.5% interest in the Rights.  In the lawsuit, International Three Crown Petroleum and IPC Cayman seek, among other matters, temporary, preliminary and permanent injunctive relief in order to avoid real, immediate and irreparable harm to International Three Crown Petroleum and IPC Cayman resulting from the defendants’ alleged wrongful conduct.  The lawsuit also seeks damages for defendants’ alleged multiple tortuous acts and materials breaches of contracts, and a declaration of the parties’ rights and obligations under the contracts.

International Three Crown Petroleum has informed us that, in light of the dispute as to ownership of the Mira and Sarah drilling licenses and the Benjamin exploration permit, the Petroleum Commissioner has declined to transfer the licenses and permit to IPC Cayman and has indicated to IPC Cayman that he will be terminating the permit and possibly the licenses.

Separately, International Three Crown Petroleum has informed us that because WesternGeco has not been paid its $12.5 million in full, it continues to refuse to turn over the seismic data and its interpretation, which IPC Cayman must deliver to the Petroleum Commissioner as a condition of the Benjamin permit and the Mira and Sarah licenses.  Failure to deliver the seismic data and its interpretation is a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.

Manager of Offshore Israel Project

Under the terms of a stockholders agreement, International Three Crown Petroleum is the sole director of IPC Cayman and is managing the offshore Israel project.  International Three Crown Petroleum owns a 22.5% equity interest in IPC Cayman. The majority member and principal of International Three Crown Petroleum is H. Howard Cooper.

H. Howard Cooper is currently the manager of International Three Crown Petroleum. Mr. Cooper is also the manager Power Petroleum LLC.  International Three Crown Petroleum was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily  engaged in oil and gas exploration,  development, and production in Western Siberia, Russia.

IPC Cayman will pay International Three Crown Petroleum a monthly management fee of $20,000 for its services as director of IPC Cayman and will reimburse reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israel project, International Three Crown Petroleum will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction.  In addition, International Three Crown Petroleum will receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant.  The exercise price of the warrant will be equal to the market price.

The Offering

This prospectus relates to the sale of up to 77,943,244 shares of our common stock, including 51,600,558 shares issuable upon the exercise of warrants, by the selling stockholders listed in this prospectus.  The shares and warrants were issued to the selling stockholders in connection with the acquisition of our indirect 71.63% working interest in the offshore Israel project.  We will not receive any proceeds from the sale of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the warrants, if and when exercised on a cash basis.
RISK FACTORS

You should carefully consider the following risks in addition to the other information set forth in this prospectus before making any investment in our stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risks actually occur, the price of our stock could decline and you could lose part or all of your investment.

Risks Related to our Business

We have a history of operating losses and may never achieve profitability in the future.

We have incurred significant operating losses. It is unlikely that we will generate significant revenues while we seek to complete our exploration and development activities in the offshore Israel project.  As of September 30, 2009, we had an accumulated deficit of approximately $34 million.  We do not have any proved reserves or current production of oil or gas. Our success is substantially dependent upon on the successful exploration, drilling and development of the offshore Israel project.  We cannot assure you that we will be profitable in the future.

The transfer of the Mira and Sarah licenses and the Benjamin permit to IPC Cayman is being disputed and has not yet been approved by the Israeli government, and such approval is not assured.

Under Israeli law, transfer of the Mira and Sarah licenses and Benjamin permit to IPC Cayman requires approval of the Petroleum Commissioner of the Ministry of National Infrastructures.  The approval will be dependent upon demonstration of financial and operational capability to the satisfaction of the Petroleum Commissioner.  Although IPC Cayman has initiated the approval process, there is no assurance that the approval will be obtained.  International Three Crown Petroleum has informed us that, in light of the dispute as to ownership of the Mira and Sarah drilling licenses and the Benjamin exploration permit, the Israel Petroleum Commissioner has declined to transfer the licenses and permit to IPC Cayman and has indicated to IPC Cayman that he will be terminating the permit and possibly the licenses.

Separately, International Three Crown Petroleum  has informed us that because WesternGeco has not been paid its $12.5 million in full, it continues to refuse to turn over the seismic data and its interpretation, which IPC Cayman must deliver to the Israel Petroleum Commissioner as a condition of the Benjamin permit and the Mira and Sarah licenses.  Failure to deliver the seismic data and its interpretation is a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.

IPC Cayman is a newly formed development stage company with no operating history.

IPC Cayman, the company in which we recently acquired a 75% equity interest, is newly formed and has no operating history.  Its operations will be subject to all of the risks inherent in exploration stage companies with no revenues or operating history. Its potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and natural gas exploration business.  No assurance can be given that any particular investment return will be achieved.

We will be substantially dependent upon International Three Crown Petroleum LLC and its affiliates to develop the project.

We will be substantially dependent on International Three Crown Petroleum LLC and its affiliates to develop the offshore Israel project.  International Three Crown is the sole director of IPC Cayman and H. Howard Cooper is the manager of International Three Crown.  Mr. Cooper has significant experience in developing international oil and gas projects.  While he plans to retain consultants and contractors with extensive experience in managing and operating these kinds of international projects, his unavailability for any reason could negatively impact the ability of IPC Cayman to execute its strategy.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate any of the properties in which we own an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of exploration and development activities on properties operated by others therefore will depend upon a number of factors outside of our control, including:

•	the nature and timing of drilling and operational activities;
•	the timing and amount of capital expenditures;
•	the operator’s expertise and financial resources;
•	the approval of other participants in drilling wells; and
•	the operator’s selection of suitable technology.

The Mira and Sarah licenses must be drilled with two years or the license could be forfeited.

IPC Cayman must commence well drilling on each of the Mira and Sarah licenses within two years or the licenses could be forfeited.  IPC Cayman must also commence well drilling on any licenses obtained from the Benjamin permit within two years after they are secured. If our joint venture fails to drill timely wells before the license expiration, we will lose the drilling opportunities and our investment in the expired licenses.

Prospects that the IPC Cayman decides to drill may not yield natural gas or oil in commercially viable quantities.

IPC Cayman is conducting seismic surveys and other geological and geophysical analysis to identify and develop prospects in the areas covered by the Mira and Sarah licenses and Benjamin permit.  A prospect is a property on which indications of natural gas and oil have been identified based on available seismic and geological information and analyses. The prospects will require substantial additional seismic data processing and interpretation. However, the use of seismic data and other technologies and the study of data in the same and nearby areas will not enable IPC Cayman to know conclusively prior to drilling and testing whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in sufficient quantities to recover drilling or completion costs or to be economically viable.  If the seismic and other data are inconclusive or unsatisfactory, IPC Cayman may not be able to attract industry partners to conduct exploratory drilling on its properties.

There is currently no infrastructure to market oil or gas if hydrocarbons are discovered.

The Mira and Sarah licenses and Benjamin permit are located in an area of the eastern Mediterranean where there has not previously been production of oil and gas.  Accordingly, there is not currently any infrastructure in place to market oil or gas if hydrocarbons are discovered.  The Israeli government will have to approve the installation of infrastructure, and the construction of infrastructure will require significant capital investment.

Failure to fund capital expenditures could adversely affect the properties and our business.

The oil and gas industry is capital intensive. IPC Cayman’s exploration and development activities will require substantial capital expenditures to meet requirements in the licenses and any future licenses that may be granted covering the area of the Benjamin permit.  We have agreed to use our best efforts to raise up to $18 million to fund some of IPC Cayman’s activities through one or more equity or debt offerings or other financing transaction. There is no assurance that we will be able to obtain equity or debt financing on terms favorable to us, or at all.

We do not expect that debt financing will be available to IPC Cayman to support exploratory operations of the type required to establish commercial viability of the properties.  Cash flows of IPC Cayman will be subject to a number of variables, such as the success of drilling operations, production levels from successful wells, prices of crude oil and natural gas, availability of infrastructure and markets, and costs of services and equipment.  In addition, IPC Cayman could seek farmout arrangements with third parties. These farmouts could result in us giving up a substantial interest in the oil and gas properties we have acquired.  If IPC Cayman is not able to fund its capital expenditures, IPC Cayman’s interests in the properties might be forfeited, and we could lose our entire investment.
Recent market events and conditions could impede access to capital or increase the cost of capital, which would have an adverse effect on our and IPC Cayman’s abilities to fund working capital and other capital requirements.

The oil and gas industry is cyclical in nature and tends to reflect general economic conditions. Recent market events and conditions, including unprecedented disruptions in the current credit and financial markets and the deterioration of economic conditions in the U.S. and internationally, have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies.  These disruptions could, among other things, make it more difficult for us or IPC Cayman to obtain, or increase the cost of obtaining, capital and financing for IPC Cayman’s operations.  Access to additional capital may not be available on acceptable terms or at all.  Difficulties in obtaining capital and financing or increased costs for obtaining capital and financing would have an adverse effect on IPC Cayman’s ability to fund its working capital and other capital requirements and  could inhibit development of the property interests.

Our business is not geographically diversified.

Our property interests are located off the west coast of Israel.  We currently own no other working interests, leases or properties.  As a result, our current business will be concentrated in the same geographic region.  Our success or failure will be dependent upon the drilling and production results of any wells identified on the offshore Israel properties.

We face significant competition and many of our competitors have resources in excess of our available resources.

The oil and natural gas industry is highly competitive. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent crude oil and natural gas companies in a number of areas such as:

·	seeking to acquire desirable producing properties or new leases for future exploration;
·	marketing our crude oil and natural gas production;

·	seeking to acquire the equipment and expertise necessary to operate and develop properties; and
·	attracting and retaining employees with certain skills.

Many of our competitors have financial, technical and other resources substantially in excess of those available to us. This highly competitive environment could have an adverse impact on our business.

Risks of Oil and Natural Gas Investments

Oil and natural gas investments are highly risky.

The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells and the ownership of non-operating interests in oil and natural gas properties are highly speculative.  There is a possibility you will lose all or substantially all of your investment in us.  We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil and natural gas, nor can we predict the amount of time it will take to recover any oil or natural gas we do produce. Drilling activities may be unprofitable, not only from non-productive wells but also from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit.

Oil and natural gas prices are volatile and a reduction in these prices could adversely affect our  financial condition and results of operations.

The price that we may receive for oil or natural gas production from wells in which we have an interest will significantly affect our revenue, cash flow, access to capital and future growth. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The markets and prices for oil and natural gas depend on numerous factors beyond our control. These factors include:

·	changes in supply and demand for oil and natural gas;
·	actions taken by foreign oil and gas producing nations;
·	political conditions and events (including political instability or armed conflict) in oil or natural gas producing regions;
·	the level of global oil and natural gas inventories and oil refining capacity;
·	the price and level of imports of foreign oil and natural gas;
·	the price and availability of alternative fuels;
·	the availability of pipeline capacity and infrastructure;
·	the availability of oil transportation and refining capacity;
·	weather conditions;
·	speculation as to future prices of oil and natural gas and speculative trading of oil or natural gas futures contracts;
·	domestic and foreign governmental regulations and taxes; and
·	global economic conditions.
The effect of these factors is magnified by the concentration of our interests in Israel, where some of these forces could have disproportionate impact, such as war, terrorist acts or civil disturbances, changes in regulations and taxation policies by the Israeli government, exchange rate fluctuations, laws and polices of Israel affecting foreign investment, trade and business conduct and the availability of pipeline capacity and infrastructure.

A significant or extended decline in oil and natural gas prices may have a material adverse effect on our and IPC Cayman’s financial condition, results of operations, liquidity, ability to finance planned capital expenditures or  ability to secure funding from industry partners.

Exploration, development and production of oil and natural gas are high risk activities with many uncertainties that could adversely affect our financial condition and results of operations.

IPC Cayman’s drilling and operating activities will be subject to many risks, including the risk that commercially productive wells will not be discovered.  Drilling activities may be unprofitable, not only from dry holes but also from productive wells that do not generate sufficient revenues to return a profit. In addition, IPC Cayman’s drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

·	environmental hazards, such as natural gas leaks, pipeline ruptures and spills;
·	fires;
·	explosions, blowouts and cratering
·	unexpected or unusual forrnations;
·	pressures;
·	facility or equipment malfunctions;
·	unexpected operational events;
·	shortages of skilled personnel;
·	shortages or delivery delays of drilling rigs and equipment;
·	compliance with environmental and other regulatory requirements;
·	adverse weather conditions; and
·	natural disasters.
Any of these risks can cause substantial losses, including personal injury or loss of life; severe damage to or destruction of property and equipment; pollution; environmental contamination; clean-up responsibilities; loss of wells; repairs to resume operations; and regulatory fines and penalties.  Uninsured liabilities would reduce the funds available to IPC Cayman and may result in the loss of the properties.
IPC Cayman will be subject to various governmental regulations which may result on material liabilities and costs.

Political developments and laws and regulations will affect IPC Cayman’s operations. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect  oil and natural gas production, operations and economics. We cannot predict how agencies or courts in the State of Israel will interpret existing laws and regulations or the effect these adoptions and interpretations may have on IPC’s business or financial condition.

IPC Cayman’s business is subject to laws and regulations promulgated by the State of Israel relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements can change and are subject to interpretation and IPC Cayman is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. IPC Cayman may be required to make significant expenditures to comply with governmental laws and regulations.

IPC Cayman’s operations are subject to Israeli environmental laws and regulations.  Because of the recent nature of the discoveries in the eastern Mediterranean and the absence of production, there has not been consideration of the impact that operations in this area may have on environmental laws and regulations, which could be changed in ways that could negatively impact IPC Cayman’s operations. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on the part of IPC Cayman and may require it to incur substantial costs of remediation. In addition, IPC Cayman may incur costs and penalties in addressing regulatory agency procedures involving instances of possible non-compliance.
Potential regulations regarding climate change could alter the way IPC Cayman conducts its business.

As awareness of climate change issues increases, governments around the world are beginning to address the matter. This may result in new environmental regulations that may unfavorably impact the IPC Cayman and its partners and suppliers. The cost of meeting these requirements may have an adverse impact on IPC Cayman’s financial condition, results of operations and cash flows.

The potential lack of availability or high cost of drilling rigs, equipment, supplies, personnel and other oil field services could adversely affect IPC Cayman’s ability to execute its exploration and development plans on a timely basis and within its budget.

From time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel in the oil and natural gas industry. During these periods, the costs of rigs, equipment and supplies are substantially greater and their availability may be limited, particularly in international locations that typically have more limited availability of equipment and personnel, such as Israel. During periods of increasing levels of exploration and production in response to strong demand for oil and natural gas, the demand for oilfield services and the costs of these services increase. Additionally, these services may not be available on commercially reasonable terms.

Risks Related to the Manager of the Project

The manager of IPC Cayman will have most powers relating to management of the project.

Under the agreement between us and International Three Crown Petroleum, we will have limited authority to participate in the management of IPC Cayman.  Our rights as the holder of a majority of the shares of IPC Cayman will include the right to approve:

•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Mira and Sarah licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and International Three Crown Petroleum or any affiliate;

•	Modify any compensation arrangement between the Project Company and International Three Crown Petroleum and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Other than those specified rights, International Three Crown Petroleum as the sole director of IPC Cayman will have the right to make operational decisions with respect to matters affecting the exploration and development of the licenses and permit, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost.

There is no guarantee that IPC Cayman will make cash distributions to its owners, including us.

Cash distributions are not guaranteed and will depend on IPC Cayman’s future drilling and operating activities and performance. The director of IPC Cayman has the authority to authorize and to make any distributions to its stockholders at such times and in such amounts as the director deems advisable. You may receive little or no return on your investment in us.

Conflicts of interest may arise.

Conflicts of interest may arise because of the relationships between and among IPC Cayman, International Three Crown Petroleum and us.  The interests of International Three Crown Petroleum may not coincide with the interests of us and our shareholders.  In addition, International Three Crown Petroleum and its majority member, H.Howard Cooper, may experience conflicts of interest in allocating their time and resources between IPC Cayman and other businesses, including other oil and gas projects.  The organizational documents do not restrict International Three Crown Petroleum and its affiliates from engaging in other business activities or specify any minimum amount of time that International Three Crown Petroleum and its affiliates are required to devote to IPC Cayman.

Risks Related to Ownership of our Stock

There is currently a limited trading market for our common shares.

There currently is a limited public market for our common shares.  Further, although our common shares are currently quoted on the OTC Bulletin Board, trading of our common shares may be extremely sporadic.  As a result, an investor may find it difficult to sell, or to obtain accurate quotations of the price of, our common shares.  There can be no assurance that a more active trading market for our common shares will develop. Accordingly, investors must assume they may have to bear the economic risk of an investment in our common shares for an indefinite period of time.

Risks related to penny stocks.

Our common shares are subject to regulations prescribed by the SEC relating to “penny stock.” These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (as defined in Rule 501 of the U.S. Securities Act of 1933). These regulations could adversely impact market demand for our shares and adversely impact our trading volume and price.

The issuance of common shares upon the exercise of our outstanding warrants and options will dilute the ownership interest of existing stockholders and increase the number of shares eligible for future resale.

The exercise of some or all of our outstanding warrants and options could significantly dilute the ownership interests of our existing shareholders.  As of December 31, 2009, we had outstanding warrants to purchase an aggregate of 55,574,478 common shares and outstanding options to purchase an aggregate of 4,825,000 common shares.  To the extent the warrants and options are exercised, additional common shares will be issued and that issuance will increase the number of shares eligible for resale in the public market.  The sale of a significant number of shares by our shareholders, or the perception that such sales could occur, could have a depressive effect on the public market price of our common shares.

We expect to raise additional funds by issuing our stock which will dilute your ownership.

 We expect that we will likely issue a substantial number of shares of our capital stock in the financing transactions in order to fund the operations of IPC Cayman.  Under these arrangements, we may agree to register the shares for resale soon after their issuance. The sale of additional shares could lower the value of your shares by diluting your ownership interest in us and reducing your voting power Shareholders have no preemptive rights.
Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 are complex. Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting and certify the effectiveness of those controls. The standards that must be met for management to assess the internal controls over financial reporting as now in effect are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting. In addition, the attestation process is new for us and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants. If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively impacted.

Your investment return may be reduced if we are lose our foreign private issuer status.

We are a “foreign private issuer,” as such term is defined in Rule 405 under the U.S. Securities Act of 1933, and, therefore, we are not required to file quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC.  In addition, the proxy rules and Section 16 reporting and short-swing profit recapture rules are not applicable to us. If we lose our status as a foreign private issuer by our election or otherwise, we will be subject to additional reporting obligations under the Exchange Act which could increase our SEC compliance costs.

We may be treated as a passive foreign investment company for U.S. tax purposes, which could subject United States investors to significant adverse tax consequences.

A foreign corporation will be treated as a passive foreign investment company, or PFIC, for U.S. federal income taxation purposes, if in any taxable year either: (a) 75% or more of its gross income consists of passive income; or (b) 50% or more of the value of the company’s assets is attributable to assets that produce, or are held for the production of, passive income. Based on our current income and assets and our anticipated future operations, we believe that we currently are not a PFIC.  U.S. stockholders of a PFIC are subject to a disadvantageous U.S. income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.   The PFIC rules are extremely complex.  A U.S. person is encouraged to consult his or her U.S. tax advisor before making an investment in our shares.

U.S. shareholders may not be able to enforce civil liabilities against us.

We are a corporation organized under the laws of the Province of Ontario, Canada.  Most of our directors and executive officers are non-residents of the United States.  Because a substantial portion of their assets and currently all of our assets are located outside the United States, it may not be possible for you to effect service of process within the United States upon us or those persons. Furthermore, it may not be possible for you to enforce against us or them in the United States, judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. There is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial position, business strategy, and plans and objectives for future operations.  The words “may,” “will,” “believe,” “expect,” “estimate,” “continue,” “anticipate,” “intend” and similar expressions are intended to identify forward-looking statements.  We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, business operations and financial needs.  For a discussion of risk factors affecting our business, see “Risk Factors.”

We do not guarantee that the events anticipated by the forward-looking statements will occur or that they will happen at all.  We do not undertake any obligation to update any of the forward-looking statements, except as may be required under federal securities laws.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Directors and Management Team

Name and Position	Business Address	Position

Kam Shah	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	CEO, CFO and Director
Dean Bradley	9300 Normandy Blvd., Suite 511 Jacksonville, Florida 32221	Director
Brett Rees	114 Newport Avenue Toronto, Ontario M1L 1J5	Director
Terence Robinson	47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3	Consultant

 Legal Advisers

Our Canadian legal advisers are Sui & Company, Solicitors, whose business address is The Exchange Tower, Suite 1800, 130 King Street West, Toronto, Ontario M5X 1E3. Our U.S legal advisers are Messerli & Kramer, P.A., whose business address is 1400 Fifth Street Towers, 100 South Fifth Street, Minneapolis, MN 55402.

Auditor

Our auditors are Schwartz Levitsky Feldman LLP, whose business address is 1167 Caledonia Road, Toronto, Ontario M6 2X1.

OFFER STATISTICS AND EXPECTED TIMETABLE

The common shares offered by this prospectus are registered for the account of the selling stockholders named in this prospectus.  There is no expected issue price. The selling stockholders may sell the common shares at fixed prices, at prevailing marker prices at the time of sale or at negotiated prices.  The approximate date of proposed sale of the common shares is from time to time after the registration statement of which this prospectus forms a part becomes effective, in amounts and on terms determined at the time of the sale.

KEY INFORMATION

Selected Financial Data

The following table presents selected historical consolidated financial data for the periods indicated. The selected financial data for the three fiscal years ended March 31, 2009 and as of March 31, 2009,  2008 and 2007 have been derived from the our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the two fiscal years ended March 31, 2006 and as of March 31, 2006 and 2005 have been derived from the our audited consolidated financial statements for those years which are not included in this prospectus.

The selected financial data for the six months ended September 30, 2009 and 2008 and as of September 30, 2009 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for the periods presented.

The historical results are not necessarily indicative of results to be expected in any future period, and interim results may not be indicative of results for the remainder of the year.  Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. Additional information is presented below to show the differences which would result from the application of U.S. GAAP to our financial statements.

Summary Financial Information

(Stated in Canadian Dollars – Calculated in accordance with Canadian GAAP)

	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2009	2008	2009	2008	2007	2006	2005
	(Unaudited)				(Restated)	(Restated)

Revenue	-	$201,837	$52,937	$321,755	$743,786	$1,857,647	$418,861
Loss from continuing operations	(968,720)	(146,976)	(689,415)	(571,799)	(164,043)	(4,784,933)	(4,876,898)
Loss from discontinued operations	-	-	-	-	-	-	(179,678)
Net Loss	(968,720)	(146,976)	(689,415)	(571,799)	(164,043)	(4,784,933)	(5,056,576)
Net loss per share (1)	(0.03)	(0.00)	(0.02)	(0.02)	(0.01)	(0.31)	(0.43)
Working capital	1,563,172	3,164,251	1,431,495	5,173,892	6,624,466	5,285,784	4,734,269
Total assets	1,654,073	3,211,556	1,592,947	5,239,122	6,672,918	5,450,772	5,075,158
Capital stock	32,808,349	32,901,488	32,854,075	32,901,488	32,413,811	32,175,000	28,280,890
Warrants	2,251,652	2,153,857	2,192,927	2,153,857	2,215,213	951,299	-
Contributed surplus	4,154,266	4,077,427	4,154,266	4,077,427	4,069,549	4,069,549	3,795,078
Accumulated other comprehensive loss	(3,338,649)	(3,165,059)	(4,425,018)	(1,306,768)
Shareholders' equity	$1,571,577	$3,174,831	$1,440,929	$5,180,098	$6,624,466	$5,285,784	$4,950,837
Weighted average number of shares outstanding (2)	30,912,410	30,095,743	30,170,743	28,840,653	27,472,703	15,655,023	11,700,303
______
1. The effect of potential share issuances pursuant to the exercise of options and warrants would be anti-dilutive and, therefore, basic and diluted losses per share are the same.

2. Weighted average number of shares for a year was calculated by dividing the total number of shares outstanding at the end of each of the months by twelve.

Reconciliation to U.S. Generally Accepted Accounting Principles

 (Stated in Canadian Dollars – Calculated in accordance with U.S. GAAP)

	Six Months Ended September 30,		Fiscal Year Ended March 31,
	2009	2008	2009	2008	2007	2006	2005
	(Unaudited)
Loss for year	($968,720)	($146,976	($689,415)	($571,799)	($52,384)	($4,590,175)	($5,238,898)
Comprehensive Income (Loss)	$117,649	($2,005,267)	($3,807,665)	($2,838,269)	$795,658	($4,038,005)	($5,273,144)
Loss per share -Basic and diluted	($0.03)	($0.00)	($0.02)	($0.02)	$0.00	($0.29)	($0.45)
Total assets	$1,654,073	$3,211,556	$1,592,947	$5,239,122	$7,632,619	$6,197,700	$4,858,590
Shareholders' equity	$1,571,577	$3,174,831	$1,440,929	$5,180,098	$7,584,167	$6,032,712	$4,734,269

We have not declared or paid any dividends in any of the last five fiscal years.

Exchange Rates

The exchange rates used herein were obtained from the Bank of Canada. On February 12, 2010, the exchange rate, based on the noon buying rates, for the conversion of Canadian dollars into United States dollars (the “Noon Rate of Exchange”) was CDN $0.9496=USD $1.

The following table sets out the high and low exchange rates in US dollar for one Canadian dollar for each of the last six months.

	August 2009	September 2009	October 2009	November 2009	December 2009	January 2010

High for period	$0.91	$0.92	$0.94	$0.94	$0.94	$0.94
Low for period	$0.92	$0.93	$0.95	$0.95	$0.95	$0.98

The following table sets out the average exchange rates in US dollar for one Canadian dollar for the five most recent fiscal years calculated by using the average of the Noon Rate of Exchange on the last day of each month during the period.

Year Ended March 31,	2009	2008	2007	2006	2005
Average for the year	0.89	0.97	0.88	0.84	0.79

Capitalization and Indebtedness

The following table sets forth our capitalization as of September 30, 2009 and as adjusted to reflect the issuance of 8,617,686 common shares and 30,853,058 warrants and promissory notes in November 2009.

	As of September 30, 2009
	Actual	As Adjusted
	(unaudited)	(unaudited)
Promissory Notes	--	$ 1,100,000

Shareholders' equity:
Capital stock	32,808,349	35,524,988
Warrants	2,251,652	7,825,189
Contributed surplus	4,154,266	4,154,266
Accumulated other comprehensive loss	(3,338,649)	(3,338,649
Accumulated deficit	(34,304,041)	(34,304,041)
Total Shareholders' equity	$ 1,571,577	$9,861,753

Total capitalization	$1,571,577	$10,961,753

Common shares issued and outstanding	32,070,743	40,688,429

Reasons for the Offer and Use of Proceeds

This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 26,342,686 common shares; 22,853,058 common shares issuable upon exercise of warrants at an exercise price of USD $4.00 per share; 17,747,500 common shares issuable upon exercise of warrants at an exercise price of USD $0.35 per share; and 11,000,000 common shares issuable upon exercise of warrants at an exercise price of USD $0.10 per share.  We issued all of these shares and warrants in transactions exempt from the registration requirements of the Securities Act of 1933, Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.  We will not receive any proceeds for the resale of shares by the selling stockholders.  In addition, warrants to purchase 7,000,000 common shares at an exercise price of USD $0.35 per share contain a cashless exercise feature, which allows the holder to pay the exercise price of the warrants by surrendering a portion of the shares issuable upon exercise of the warrant.  If, however, the 44,600,558 warrants which do not contain a cashless exercise feature are exercised, we may receive proceeds of up to $96,273,857. If the warrants are exercised for cash, we will use the proceeds for general corporate purposes.

INFORMATION ON BONTAN

History and Development

We are a Canadian corporation incorporated under the laws of the Province of Ontario in 1973 under the original name of Kamlo Gold Mines Limited.  We were inactive until 1985.  Between 1986 and 1992, our company was involved in the development of a new technology for the marine propulsion business. During this period, our company went through three name changes.

Between 1993 and 1996, our company was involved in the distribution and manufacture of a snack food. During this period, our company went through two more name changes.

Our company remained inactive after the closure of the snack food business in November 1996 until December 1998 when we changed our name to Dealcheck.com Inc. and agreed on a new business strategy. This strategy focused on investing in new and emerging technology oriented projects and businesses.  In 1999, our company raised $3.2 million, which we invested in various projects and companies over the next two years as per the new business strategy of our company. Unfortunately, the IT sector performed poorly since 2001 and new and emerging technology-based businesses suffered significant losses, financial problems and bankruptcies. These factors adversely affected our company’s investments and its profitability. Our company had to write off all its investments by the end of the fiscal 2003.

In April 2003, our company changed its business focus to the natural resource industry and completed a private placement of approximately 8.9 million common shares, raising approximately USD $3.1 million. These funds were primarily invested in projects involving oil and gas exploration and diamond mining projects in Brazil between April 2003 and September 2005,

Diamond mining operations discontinued in December 2004. Our company sold its interest in an oil exploration project in Papua New Guinea in July 2005 for USD $3.2 million. Our company’s cost of this project was approximately USD $1.6 million. Further, in October 2004, our company acquired a working interest in a gas exploration project in Louisiana, USA.  Between March 2005 and September 2005, our company invested approximately $3.9 million as its share of exploration costs. The exploration, however, proved a dry well and was therefore abandoned and the costs incurred were fully written off in December 2005.

Since 2006, our company has been actively pursuing oil and gas exploration and development projects We found many projects to be too expensive while others did not meet our technical due diligence. In November 2009, we acquired an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometers off the west coast of Israel, through our wholly owned subsidiary, Bontan Oil and Gas Corporation. The two drilling licenses, Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”), cover approximately 198,000 (net 141,827) acres of submerged land, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 (net 330,214) acres of submerged land adjacent to the land covered by the licenses.  Our working interest is held in the form of a 75% equity interest in Israel Petroleum Company, Limited, or IPC Cayman, a Cayman Islands limited company that was formed to explore and develop the properties off the coast of Israel. International Three Crown Petroleum LLC owns a 22.5% equity interest in IPC Cayman and is managing the offshore Israel project.

In connection with the acquisition of our equity interest in IPC Cayman and as consideration for the seller’s sale of its interest in the licenses and permit, we paid to the seller USD $850,000 in cash, 8,617,686 common shares of Bontan and a 7- year warrant to purchase 22,853,058 common shares of Bontan with an exercise price of USD $4.00 per share.  In addition, we issued a 5-year warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum and a 5-year warrant to purchase up to 2,000,000 common shares to the 2.5% equity owner in IPC Cayman.  These 5-year warrants have an exercise price of US$0.35 per share.  To cover a portion of our acquisition costs, we also issued a promissory note in the aggregate principal amount of USD $850,000, together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share.   The note is secured by its pledge of our 1,125 shares of IPC Cayman. The note bears an interest rate of 10% per year and is due and payable on November 12, 2010.

We have agreed to use our best efforts to raise up to USD $18 million in equity or debt financings and to contribute the net proceeds from these financings to IPC Cayman to cover the costs of seismic and other technical work and other expenses expected to be incurred related to the project, for general working capital purposes and to reimburse International Three Crown Petroleum for certain expenses in connection with the offshore Israel project.

Our company’s registered office is situated at 47 Avenue Road, Suite 200 Toronto, Ontario, Canada M5R 2G3. We are a reporting issuer in the province of Ontario.

Business Overview

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators.  We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.   In November 2009, we acquired (through our wholly owned subsidiary) an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. The two drilling licenses, Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”), cover approximately 198,000 gross (net 141,827) acres of submerged land, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 gross (net 330,214) acres of submerged land adjacent to the land covered by the licenses.  Our working interest is held in the form of a 75% equity interest in IPC Cayman, a Caymans Island limited company that was formed to explore and develop the offshore Israel project.  We do not own any other property interests.

We are currently focused on the offshore Israel project.  We currently are not seeking to acquire additional property interests in Israel or any other region or to pursue other business opportunities.  Our goal is to advance this project to the drilling stage as aggressively as prudent financing will allow to determine the presence of oil or natural gas. If we are successful in doing so, we believe we can attract the attention of the existing oil and gas companies already operating in the region or new oil and gas companies to enter into a development agreement or farmout agreement.

Offshore Israel Project

IPC Cayman acquired its interests in the Mira and Sara licenses and the Benjamin permit in November 2009, subject to the approval of transfer by the Petroleum Commissioner from PetroMed to IPC Cayman.  Substantial seismic data concerning the area covered by the Mira and Sara licenses and the Benjamin permit, including 2D and 3D seismic surveys, have been collected by WesternGeco.  IPC Cayman is negotiating the purchase of this data with WesternGeco.  IPC Cayman will need to raise additional funds to pay the purchase price for this data, including through contributions from us.  After obtaining the seismic data, IPC Cayman will seek to enter into a development agreement or farmout agreement with an established oil and gas company or to sell its interest in the Mira and Sara licenses and the Benjamin permit outright.  Alternatively, IPC may seek to raise sufficient capital to develop the Mira and Sara licenses and the Benjamin permit independently.

Status of Israeli Approval of the Licenses and Permits

On October 15, 2009, International Three Crown Petroleum entered into an agreement with PetroMed under which International Three Crown Petroleum was granted the right to purchase PetroMed’s rights in license 347 Mira, license 348 Sarah and preliminary permit with priority rights 199 (“Benjamin”). On November 18, 2009, the PetroMed transaction was consummated, and as part of the closing, PetroMed was paid the contractual consideration and PetroMed provided IPC Cayman, International Three Crown Petroleum’s designee, with irrevocable deeds of assignment with respect to each of the licenses and  permit.

Written notice regarding the consummation of the PetroMed transaction was provided to the office of the Petroleum Commissioner by PetroMed and International Three Crown Petroleum on November 25, 2009.

Under Section 76(a) of the Israel Petroleum Law, the permit may be transferred only with the permission of the Petroleum Commissioner and the licenses may be transferred only with the permission of the Petroleum Commissioner and after the Petroleum Commissioner’s consultation with the Petroleum Council. In a notice released by the Petroleum Commissioner’s office in October 2009, it was stipulated that applications for the next meeting of the Petroleum Council were to be submitted by January 20, 2010, although the date set for the next meeting of the Petroleum Council was not stated in the notice.

Accordingly, on January 18, 2010, IPC Cayman filed applications with the Petroleum Commissioner to transfer the licenses and permit in accordance with Section 76(a) of the Law, with the application to transfer the permit also including an application to be granted a license based on the permit and its attending priority rights.

At a meeting held with the Petroleum Commissioner at the time of filing the applications on January 18, 2010, the Petroleum Commissioner notified IPC Cayman that the next meeting of the Petroleum Council would be held on February 8, 2010.

PetroMed sent an e-mail to IPC Cayman and the Petroleum Commissioner on January 17, 2010, purporting to ‘rescind’ the PetroMed transaction and has, to the best of IPC Cayman’s knowledge, further addressed the Petroleum Commissioner with claims that the Petroleum Commissioner deny the applications. In addition, IPC Cayman received verbal indication from the Petroleum Commissioner that the permit would lapse at the end of its term on February 5, 2010, and the Petroleum Commissioner would not approve the conversion of the permit into a license. Thereafter, PetroMed communicated its withdrawal of rescission to the Petroleum Commissioner with respect to the request to transfer the permit  and convert it into a license and requested that the Petroleum Commissioner place the request for conversion of the permit before the Petroleum Council.

IPC Cayman has not received written notice from the Petroleum Commissioner with respect to any of the applications. However, none of the applications were on the agenda for the Petroleum Council's meeting held on February 8, 2010.

On January 19, 2010, PetroMed filed a complaint in the U.S. District Court for the Western District of Washington against Bontan, Howard Cooper and Three Crown Petroleum, LLC.  The complaint requests, among other things, rescission of PetroMed’s assignment of its 95.5% interest in the Mira and Sarah licenses and Benjamin permit to IPC Cayman and a declaration that the contracts with the defendants are null and void.

On February 12, 2010, International Three Crown Petroleum and IPC Cayman filed a complaint in the Denver, Colorado District Court against PetroMed and other defendants.  International Three Crown Petroleum and IPC Cayman allege that the defendants are actively interfering with IPC Cayman’s application before the Israel Ministry of Natural Infrastructure for transfer to IPC Cayman of PetroMed’s 95.5% interest in the Rights.  In the lawsuit, International Three Crown Petroleum and IPC Cayman seek, among other matters, temporary, preliminary and permanent injunctive relief in order to avoid real, immediate and irreparable harm to International Three Crown Petroleum and IPC Cayman resulting from the defendants’ alleged wrongful conduct.  The lawsuit also seeks damages for defendants’ alleged multiple tortuous acts and materials breaches of contracts, and a declaration of the parties’ rights and obligations under the contracts.  On February 15, 2010, the defendants filed a notice to remove this action from state court to federal court.

International Three Crown Petroleum has informed us that, in light of the dispute as to ownership of the Mira and Sarah drilling licenses and the Benjamin exploration permit, the Petroleum Commissioner has declined to transfer the licenses and permit to IPC Cayman and has indicated to IPC Cayman that he will be terminating the permit and possibly the licenses.

Separately, International Three Crown Petroleum has informed us that because WesternGeco has not been paid its $12.5 million in full, it continues to refuse to turn over the seismic data and its interpretation, which IPC Cayman must deliver to the Petroleum Commissioner as a condition of the Benjamin permit and the Mira and Sarah licenses.  Failure to deliver the seismic data and its interpretation is a default under the permit and licenses that could lead to their termination by the Petroleum Commissioner.

Manager of Offshore Israel Project

Under the terms of a stockholders agreement, International Three Crown Petroleum is the sole director of IPC Cayman and is managing the offshore Israel project.   The majority member and principal of International Three Crown Petroleum is H. Howard Cooper.

H. Howard Cooper is currently the manager of International Three Crown Petroleum, which serves as the sole director of IPC Cayman. Mr. Cooper is also the manager Power Petroleum LLC.  International Three Crown Petroleum was formed by Mr. Cooper in 2005 to identify and purchase oil and gas leases, primarily in the U.S. Rocky Mountain Region. Power Petroleum, which was formed by Mr. Cooper in 2007, puts drilling prospects together in Colorado, Montana, Utah and North Dakota.  From 1996 until February 2005, Mr. Cooper was the chairman of the board of directors of Teton Energy Corporation, a U.S. publicly traded company formerly known as Teton Petroleum Company.  Mr. Cooper also served as president and CEO of Teton from 1996 until May 2003.  During his tenure with Teton, Teton primarily  engaged in oil and gas exploration,  development, and production in Western Siberia, Russia. Prior to joining Teton, Mr. Cooper served as a director and president of American Tyumen, a company he founded in 1996 and which shortly thereafter merged with Teton.  From 1994 to 1995, Mr. Cooper was a principal with Central Asian Petroleum, an oil and gas company with its primary operations in  Kazakhstan.  From 1992 to 1994 Mr. Cooper served with AIG, an insurance group in New York, evaluating oil and gas projects in Russia. From 1981 - 1991, Mr. Cooper was an independent landman developing oil and gas opportunities in the U.S. Rocky Mountain Region.

Under the stockholders agreement, we have limited authority to participate in the management of IPC Cayman.  International Three Crown Petroleum as the sole director of IPC Cayman will have the right to make operational decisions with respect to matters affecting the exploration and development of the licenses and permit, including farming out or otherwise disposing of interests to third parties who will agree to assume the obligations to conduct required exploratory and development operations at their cost.

The director must get prior written approval of stockholders holding a majority of shares of IPC Cayman to take any of the following actions:

•
Expansion of the scope of IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Mira and Sarah licenses and Benjamin permit and any license that may be issued in lieu of such permit and any other oil and gas exploration and development activity within the offshore or onshore areas of the State of Israel;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the assets of IPC Cayman (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and International Three Crown Petroleum or any affiliate;

•	Modify any compensation arrangement between the Project Company and International Three Crown Petroleum and any affiliate; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Under the stockholders agreement, IPC Cayman will pay International Three Crown Petroleum a monthly management fee of $20,000 for its services as director of IPC Cayman and is obligated to reimburse  reasonable out-of-pocket expenses incurred by the director on behalf of IPC Cayman.  In connection with any farmout, sale or other transfer of all or a portion of the offshore Israeli project, International Three Crown Petroleum will receive a disposition fee equal to the product of 5% of our percentage ownership interest in IPC Cayman and the total cash proceeds received by us or our shareholders in such transaction. International Three Crown Petroleum will also receive a warrant to purchase a number of our common shares which is equal to the product of 5% of our percentage ownership interest in IPC Cayman and the fair market value of all consideration received by us in such transaction, divided by the market price of one common share as of the date of issuance of the warrant.  The exercise price of the warrant will be equal to the market price.  In addition, International Three Crown Petroleum will receive $50,000 for every $1,000,000 increase in current assets received by IPC Cayman or Bontan from investors introduced by International Three Crown Petroleum to IPC Cayman or Bontan.

Israel's Petroleum Law

Exploration and production of gas and oil in Israel is governed by the Petroleum Law, 1952 of the State of Israel. The administration and implementation of the Petroleum Law and the regulations promulgated thereunder is vested in the Minister of National Infrastructures and the Petroleum Commissioner, with the  Petroleum Council generally playing an advisory role.   The following discussion includes a brief summary of certain aspects of the current legal situation.

Petroleum resources are owned by the State of Israel, regardless of whether they are located on state lands or the offshore continental shelf. No person is allowed to explore for or produce petroleum without being granted a specific right under the Petroleum Law. Israeli law provides for three types of rights, two relevant to the exploration stage and the third for production:

•
Preliminary permit. The preliminary permit allows a prospector to conduct preliminary investigations, such as field geology, airborne magnetometer surveys and seismic data acquisition, but does not allow test drilling. The holder of a preliminary permit is entitled to request a priority right on the permit area, which, if granted, prevents an award of petroleum rights on the permit area to any other party. The priority right may be granted for a period not to exceed 18 months. The maximum area for an offshore preliminary permit is 4,000,000 dunam. One dunam is equal to 1,000 square meters (approximately .24711 of an acre). There are no restrictions as to the number of permits that may be held by one prospector. However, the petroleum regulations mandate that the prospector demonstrate that he possesses requisite experience and financial resources necessary to execute a plan of operation.

•
License. A license grants the exclusive right for further exploration work and requires the drilling of one or more test wells. The initial term of a license is up to three years and it may be extended for up to an additional four years. An offshore license area may not exceed 400,000 dunam (approximately 98,800 acres). No one entity may hold more than twelve licenses or hold more than a total of four million dunam in aggregate license area.

•
Production lease. Upon discovery of petroleum in commercial quantities in the area of a license, a licensee has a statutory "right" to receive a production lease. The initial lease term is 30 years, extendable up to a maximum period of 50 years. A lease confers upon the lessee the exclusive right to explore for and produce petroleum in the lease area and requires the lessee to produce petroleum in commercial quantities (or pursue test or development drilling). The lessee is entitled to transport and market the petroleum produced, subject, however, to the right of the government to require the lessee to supply local needs first, at market price.

The holders of preliminary permits, licenses and leases are required to pay fees to the government of Israel to maintain the rights. The fees vary according to the nature of the right, the size and location (on-shore or off-shore) of the right, area subject of the right and, in the case of a license, the period during which the license has been maintained. The fees range from New Israeli Shekels (NIS) 66.72 (approx. USD $17.78 at the Bank of Israel representative rate published on February 15, 2010) per 1,000 dunam (approx. 247.11 acres) per year for a permit to NIS 12131.52 (approx. USD $3,233.35) per 1,000 dunam per year for a lease (except for 50,000 dunam around each producing well for which no fee is due). All fees are linked to the Israeli Consumer Price Index.

The holder of a right under the Petroleum Law, whether permit, license or lease, is required to conduct its operations in accordance with a work program set as part of the respective right, with due diligence and in accordance with the accepted practice in the petroleum industry. The holder is required to submit progress and final reports; provided, however, the information disclosed in such reports remains confidential for as long as the holder owns a right on the area concerned.

If the holder of a right under the Petroleum Law does not comply with the work program provided for by the terms of the right, the Petroleum Commissioner may issue a notice requiring that the holder cure the default within 60 days of the giving of the notice, together with a warning that failure to comply within the 60-day cure period may entail cancellation of the right. If such right is cancelled following such notice, the holder of the right may, within 30 days of the date of notice of the Petroleum Commissioner's decision, appeal such cancellation to the Minister of National Infrastructures. No right may be cancelled until the Minister has ruled on the appeal.

The holder of a license or lease on which there is a producing well is required to pay a royalty to the government of 12.5% of production. The government may elect to take the royalty in kind, or take payment in cash for its share of production.

Application of Israeli Law Outside of the Israeli Territorial Waters

Current Israeli law provides that (a) the territorial waters of Israel are 12 miles from the shoreline and (b) the seabed and the subsea bed adjacent to the shoreline and outside of the territorial waters are included in the area of the State of Israel up to such depth as enables exploitation of natural resources. The waters above such subsea areas (high seas) are not considered as part of Israeli territory. Maritime law and international public law would apply to such areas. There are therefore certain ambiguities with respect to the application of Israeli law to activities taking place outside the territorial waters. Since the Mira and Sarah licenses and Benjamin permit are outside of the Israeli territorial waters, as set out above, there is uncertainty as to the application of Israeli law to activities in their area, with the exception of the Petroleum Law, which does apply.

A proposal for a new subsea law is currently before the legislator, which would, if enacted, replace the above laws and determine Israel's sovereign rights in areas that extend beyond its territorial waters
It is anticipated that the area of the Mira and Sarah licenses and Benjamin permit would be included in an Exclusive Economic Zone (EEZ) area to be declared under the new subsea law, and if the area of the EEZ is decreased, then the area of the licenses and the permit would be decreased in such manner so as to ensure that its entire area will fall within the area of the EEZ, without compensation to the owner of the licenses or permit.

We do not know and cannot predict whether any legislation in this area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Administrative approvals are required from a number of ministries and agencies in the field of oil and gas exploration and development. Over the past few years, a number of legislative bills which would affect this are have been proposed (but not yet passed), and such bills, if passed into law, could have a negative effect on our business and activities.

Environmental Matters

Oil and gas drilling operations could potentially harm the environment if there are polluting spills caused by the loss of well control. The Petroleum Law and the regulations promulgated thereunder provide that the conduct of petroleum exploration and drilling operations be pursued in compliance with “good oil field practices” and that measures of due care be taken to avoid seepage of oil, gas and well fluids into the ground and from one geologic formation to another. The Petroleum Law and the regulations promulgated thereunder also require that, upon the abandonment of a well, it be adequately plugged and marked. Furthermore, the Petroleum Commissioner and the Minister of National Infrastructures have authority to enforce measures to prevent damages.

Our operations may also be subject to claims for personal injury and property damage caused by the release of chemicals or petroleum substance by us or others in connection with the conduct of petroleum operations on our behalf. Such claims could be advanced under public international law claims or under national laws of tort.

We do not know and cannot predict whether any legislation in the environmental area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent nor what impact, if any, it might have on our financial statements.

Organizational Structure

We have only one subsidiary, Bontan Oil and Gas Corporation.  It holds our 75% equity interest in IPC Cayman. Bontan Oil and Gas was incorporated on February 20, 2004 as an Ontario corporation and is 100% owned by us.  Bontan Oil & Gas Corporation changed its name effective January 18, 2010 to Israel Oil & Gas Corporation.

Property, Plants and Equipment

We currently lease office space at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada for approximately $2,000 from a related party. The leased area is approximately 950 square feet. There is no long-term lease commitment.

As described above, we have a 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometers off the west coast of Israel. As of the date of this prospectus, we did not have any reserves associated with our interests in the oil and gas properties.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion with our historical financial statements and related notes included elsewhere in this prospectus.

Operating results – Six Months Ended September 30, 2009 and 2008 (unaudited)

Six months ended September 30,	2009	2008
	(CDN $)
Revenue	-	201,837
Expenses	(968,725)	(348,813)
Net loss for period	(968,720)	(146,976)

Deficit at end of period	(34,304,041)	(32,792,882)

Overview

During the six months ended September 30, 2009, our main activities were as follows:

a.	Preparation of annual consolidated financial statements and completion of their audit.

b.	Conducting a private placement to raise USD $500,000, which was completed in October 2009.

c.	Reviewing various short term investments in our investment portfolio and disposed of a significant portion of those investments that indicated declining values.

d.
Negotiating a new project involving certain licenses and permit to explore oil and gas in an offshore location off the coast of Israel in partnership with an experienced oil and gas partner. In November 2009, we acquired a 71.63% working interest in the offshore Israel project.

Some of these events are discussed further in this prospectus.

During the six months ended September 30, 2008, management mainly focused on completing the annual audit and filings of the audited financials and annual reports will Canadian and US regulatory authorities. We also completed and updated our Manual of Internal Controls over financial reporting and introduced certain procedures to formalize and document our on-going internal control processes.

During the period, we reviewed proposals relating to web development and mobile technology. These projects appeared expensive and more speculative and as a result were not pursued further.

Income

There was no revenue during the six months ended September 30, 2009. Several short term investments were disposed of during this period resulting in a realized loss of approximately $539,000, which is explained below.

Income during the six months ended September 30, 2008 consisted of interest of approximately $5,900 earned on cash balances with brokerage firms and the balance reflected gains realized on disposal of short term investments.

Gains and Losses on disposal of short term investments

During the six months ended September 30, 2009, management reviewed its short-term investment portfolio and identified several holdings whose market value remained depreciated for quite some time and showed no signs of any recovery in the near future. We therefore decided to dispose of these investments and focus on those whose values are likely to improve.

Fourteen holdings form the portfolio having carrying cost of $875,235 were sold for total proceeds of $335,958, resulting in a loss of $539,277.

Expenses

The overall analysis of the expenses is as follows:

Six months ended September 30,	2009	2008

Operating Expenses	$165,349	$153,864
Consulting Fee and Payroll	219,332	212,917
Exchange loss (gain)	44,762	(17,968)
	$429,443	$348,813

Operating Expenses

Six months ended September 30,	2009	2008

Travel, meals and promotions	$37,658	$31,622
Shareholder information	71,917	64,500
Professional Fees	18,873	14,011
Other	36,901	43,731
	$165,349	$153,864

Travel, meals and promotions

These expenses were substantially incurred by our key consultant, Mr. Terence Robinson, and included his local club expenses and expenses on travels to meet his contacts in connection with new business proposals or to seek new potential investors for our company.  During the six months ended September 30, 2009, Mr. Robinson visited Vancouver, New York and UK in connection with one business proposal.

Expenses for the 2008 period included approximately $5,500 in visiting Los Angeles and New York in connection with a networking conference.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost consists of media relation and investor relation services provided by Current Capital Corp., a related party, under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of USD $10,000.

Management believes that such services are essential even in the current periods when we do not have any active business. In fact, these services are more vital to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Professional fees

Professional fees primarily consist of audit and legal fees.

During the six months ended September 30, 2009 and 2008, audit fee accrual was $12,500 on the basis of the estimated annual fee of $25,000. The balance of the fee for this period consisted of fees charged by our corporate lawyer to provide services in connection with certain regulatory matters.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

We will continue to monitor these costs so as to keep them at minimum.

Consulting fees and payroll

Six months ended September 30,	2009	2008

Fees settled in common shares	(41,288)	159,985
Fees settled in options	0	1,970
Fees settled in cash	238,900	35,658
Payroll	21,720	15,304
	$219,332	$212,917

Stock based compensation is made up of our common shares and options being issued to various consultants and directors for services provided. We used this method of payment mainly to conserve our cash flow for business investments purposes. This method also allows us to avail the services of consultants with specialized skills and knowledge in our business activities without having to deplete our limited cash flow.

The following were the key details forming part of consulting fee and payroll costs during the six months ended September 30, 2009 and 2008:

a.
Fee settled in common shares represented shares previously allotted to Mr. John Robinson, a consultant for his service being deferred and now expensed for the period. However, Mr. John Robinson returned all the shares – 350,000 common shares – on August 12, 2009 for cancelation and instead was paid cash fee of $82,000 as approved by our board of directors. This transaction has been accounted for in the second quarter ending September 2009. For the 2008 period, three consultants were issued shares in settlement of their fees – Mr. Kam Shah, CEO, Mr. Terence Robinson, key consultant, and Mr. John Robinson.

b.
Fees settled in cash consisted of fee of $10,000 per month each paid to Mr. Kam Shah and Mr. Terence Robinson. The balance of the fees included fees paid to the two independent directors for their services as members of the audit committee. (2008 period cash fee included $20,000 paid to Mr. Shah for services).

c.
An administrative assistant was hired as an employee in May 2008 for the first time. Payroll reflects the salary and related expenses in connection with this position. In prior periods, administrative work was carried out by a contract person.

We created a new 2009 Consultant Stock Compensation Plan and registered the underlying shares with Securities and Exchange Commission on April 7, 2009. Three million common shares have been registered for issuance to consultants for services in lieu of cash fee. 100,000 shares were issued to two independent consultants as of September 30, 2009. Similarly, we still have 950,000 un-allotted options from the 2005 Stock Option Plan.

Exchange Loss

Exchange loss related to translation losses arising from converting foreign currency balances, mainly in US dollar into Canadian dollar, which is the reporting unit of currency, on consolidation.
Our treasury transactions – issuance of shares, exercise of warrants and options - are in US dollar. Similarly, approximately 4% cash and short term investments are in US dollars.

During the six months ended September 30, 2009, the Canadian dollar strengthened against US dollar – from CDN $ 1.26 at March 31, 2009 per  USD $ 1 to 1.07 at September 30, 2009 – over 15% decline and hence US dollar based assets had lower Canadian values on translation at September 30, 2009 resulting in an exchange loss of approximately $44,762.

During the six months ended September 30, 2008 Canadian dollar value increased by approximately 3% over the US Dollar, resulting in an exchange loss on conversion of cash and short term investments held in US dollars.

Operating Results – Year Ended March 31, 2009, 2008 and 2007

Year Ended March 31	2009	2008	2007
	(CDN$)

Revenue	52,937	321,755	743,786
Expense	(742,352)	(893,554)	(907,829)
Net loss for year	(689,415)	(571,799)	(164,043)
Deficit at end of year	(33,335,321)	(32,645,906)	(32,074,107)

The following were the key events in fiscal 2009:

1.
Management continued to look for suitable business proposals and projects to participate into. We received several projects during the year of which about fifteen were reviewed and discussed in detail. Many of these related to emerging high technology projects, resource sector exploration and development projects. Unfortunately, we were unable to conclude successfully in any of these business proposals. They were either too pricey compared to the expected growth and returns or they carried considerable debts and other commitments which would affect their ability to achieve their stated targets. We also looked at possibilities of merging with existing businesses. Our efforts at getting a project or a business that can that can get us back into working mode and enhance our shareholders value still continue.

2.
We also had to spend considerable time and efforts in continually monitoring our short term investments. These investments which represented our surplus funds earmarked for future projects suffered adversely in value due to deteriorating economic conditions during the past several months. We were however able to dispose of some of these holdings at reasonable profits whenever opportunities arose. Some of our key investments, although suffered value depreciation on a temporary basis, do reflect strong possibility of full recovery in the near future. We have discussed these investments later in this report.

3.
We revised the terms of our outstanding options and warrants by extending their maturity dates and reducing their exercise prices to ensure that these instruments continue to provide easy access to further cash flows from our existing shareholders. Refer to notes 7 and 8 of the consolidated financial statements for fiscal 2009 which form part of this report for further details.

4.
We also attempted to initiate a private placement to raise up to USD $500,000. However, this proved difficult due to our inability to secure a business project and extremely adverse market conditions. Nonetheless, we were able to get new investors to invest USD $50,000. We have for now kept this private placement open.

5.
We adopted two new accounting standards and an amendment to an existing accounting standard issued by the Canadian Institute of Chartered Accountants during the fiscal year 2009 on a prospective basis. These are more fully explained in note 2 to our consolidated financial statements for the fiscal year 2009 included in this prospectus.

The following were key events in fiscal 2008:

1.
Management received and evaluated twenty two business proposals during the fiscal 2008. Eight in Oil and Gas sector, four in health and pharmaceutical sector, five in Internet and high technology sector, four in alternative energy sector and one was in banking sector. Unfortunately, none of these projects met with our acceptance criteria. they were either not supported by technically experienced partners or were too expensive to be profitable for us or highly speculative in nature with relatively longer potential payback period.

2.
We carried out a formal evaluation of design and operation of our internal controls over financial reporting based on the framework and criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission. The evaluation resulted in a formal development of an internal control manual which was updated as at March 31, 2008 and will be followed to ensure adequate controls on our financial reporting  and also to ensure compliance with the relevant statutory requirements in Canada and the United States.

3.
During the fiscal year 2008, we developed a supplementary plan to the existing 2007 Consultant Stock Compensation Plan to add one million common shares to the existing Plan. The supplemental plan was registered with the Securities and Exchange Commission on December 12, 2007.

4.	The surplus funds were continued to be invested in marketable securities. Approximately $2 million were realised from the sales and $3.4 million were invested during the fiscal year 2008.

5.
We adopted two new accounting standards issued by the Canadian Institute of Chartered Accountants as of April 1, 2007 on a prospective basis. These are more fully explained in note 2 to our consolidated financial statements for the fiscal year 2008 included in this prospectus.

6.
We corrected an error in valuation of warrants and share capital retroactively as more fully explained in note 9(a) (ii) to our consolidated financial statements for the fiscal year 2008 included in this prospectus.

The following were the key events in fiscal 2007:

1.
We completed a private placement on April 16, 2006, raising an additional $1.3 million between April 1, 2006 and the closing date. In this connection, the Company paid finder’s fee at 10% in cash and 10% (1,040,000) in warrants to Current Capital Corp., a related party.

2.
We initiated preparation of a prospectus and registration statement in Form F-3 for submission to U.S. Securities and Exchange Commission in respect of shares issued and issuable under warrants issued under a private placement completed in April 2006. The prospectus became effective on November 30, 2006.

3.
Our directors approved a new plan – 2007 Consultants Stock Compensation Plan covering 1.5 million common shares for issuance to consultants in settlement of their fees for services to be rendered during 2007. The Plan was formally filed with a registration statement Form S-8 with U.S. Securities and Exchange Commission and became effective on January 16, 2007.

4.
We received several exploration participation proposals during the year.  We carried out detailed due diligence on three oil project proposals but eventually decided against participating in any of them due to unsatisfactory results of the due diligence.

5.
The surplus funds continued to be invested in short term marketable securities. The cash and marketable securities at fair market value of at March 31, 2007 were $7.3 million compared to $5.8 million as at March 31, 2006. During the fiscal 2007, we earned approximately 27% return on our short term investments of an average of approximately $2.6 million.

Income

Income comprised the following:

Fiscal year ended March 31,	2009	2008	2007

Realized gain on disposal of short term investments	$ 45,036	$ 248,455	$ 650,508
Interest	7,901	73,300	93,278
	$ 52,937	$ 321,755	$ 743,786

Gains on disposal of short term investments

Management chose to invest surplus funds in marketable securities on a short term basis while it continued to seek business opportunities. However, market conditions during later part of the fiscal 2009 deteriorated significantly and many of our investments lost values as part of the overall losses in the stock market. However, we were still able to identify some opportunities and dispose of some of our holdings at a profit. We decided not to sell securities which lost significant market values but rather use our existing cash for operating needs and wait for these securities to regain their original values before disposing them. During the fiscal year 2009, we sold investments of approximately $1.8 million while investing approximately $2.4 million. Net return on investments disposed of during the year was approximately 2.5%

During the fiscal year 2008, we sold investments of approximately $ 2 million, earning an average of 12% return.

During the fiscal year 2007, we disposed of investments worth approximately $5.5 million, earning an average return of 12%.

Interest Income

Interest was earned on cash funds held at the brokerage firms before they are being invested in marketable securities.

Significantly higher interest income in fiscal 2007 was mainly due to higher cash balances being held. Average cash during the fiscal 2007 was approximately $3.2 million compared to $2.1 million in fiscal 2008 and $0.6 million in fiscal 2009. Applicable interest rates also dropped during these periods from an average of 5% to 1%.

Expenses

The overall analysis of the expenses is as follows:

Fiscal year ended March 31,	2009	2008	2007

Operating expenses	$ 319,081	$ 355,248	$ 373,594
Consulting fee & payroll	480,050	396,465	418,434
Exchange (gain)loss	(119,789)	141,841	111,659
Write off of short term investment	63,010
Write off of interest in gas exploration project	-	-	4,142
	$ 742,352	$ 893,554	$ 907,829

Operating Expenses

Fiscal year ended March 31,	2009	2008	2007

Travel, meals and entertainment	$ 66,896	$ 120,008	$ 108,266
Shareholder information	144,757	133,502	149,105
Professional fees	27,844	34,601	53,084
Other	79,584	67,137	63,139
	$ 319,081	$ 355,248	$ 373,594

Travel, meals and entertainment

These expenses are primarily incurred by our key consultant, Mr. Terence Robinson, in traveling to the USA and Europe and also in maintaining his net work which has been successfully used in raising funds, in attracting qualified consultants with minimum cash outlay and in securing suitable projects for the Company.

During fiscal 2009, approximately $10,000 or 15% costs related to travels in connection with conducting due diligence on three of the proposals that were being reviewed on site in detail including pre-review meetings. The balance of the costs represented meals and entertainment.

Travel, meals and entertainment costs during fiscal 2008 and 2007 included trips to USA, Europe and Middle East by Mr. Robinson. These visits resulted in some of the business proposals that were sent to us. They also helped introduce us to new investors in Middle East and Europe.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder of our company.

The differences in fee between the three fiscal years 2009 through 2007 was due to significant changes in the exchange rates between Canadian and US dollars.

Management believes that such services are essential even in the current periods when we do not have any active business. In fact, these services are more vital to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Professional fees

Professional fees primarily consist of audit and legal fees.

For fiscal year 2009, audit fee was $25,000 and legal fees were $2,844.

For fiscal year 2008, audit fee was $25,000 and legal fees were $9,601. The legal fee was mainly relating to registration of supplementary stock compensation plan and other legal advice.

Fiscal 2007 professional fees consisted of audit fee of $ 25,700 for fiscal 2007 and $6,000 for fiscal 2006 not accrued in that fiscal year and legal fee of $21,384. Legal fees related to filing of the 2007 Consultant Stock Compensation Plan, registration statement for the shares issued and issuable under the 2006 private placement and other legal matters.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs.

Effective January 1, 2008, we increased our rental space from approximately 300 sq.ft. to 960 sq.ft. As a result, the rental cost has also increased from approximately $500 to $1,800. The other overheads have remained consistent on a year to year basis.

The increased space will enable management to meet prospective investors, shareholders, business partners, auditors and other visitors in the office rather than outside in a restaurant and achieve further savings in related travel and entertainment expenses.

Consulting fees and payroll

Fiscal Year Ended March 31,	2009	2008	2007

Fees settled in common shares	193,139	314,248	367,973
Fee settled by issuance of options	84,717	-	-
Fee settled in cash	166,928	82,217	50,461
Payroll	35,266	-	-
	$ 480,050	$ 396,465	$418,434

Stock based compensation is comprised of our common shares and options to acquire our common shares being issued to various consultants and directors for services provided. We use this method of payment mainly to conserve our cash flow for business investments purposes. This allows us to avail the services of consultants with specialized skills and knowledge in our business activities without having to deplete our limited cash flow.

The following were the major details forming part of the consulting fee and payroll:

1.
Fees were paid in the form of common shares paid for their services in common shares - Mr. Kam Shah, the chief executive officer and chief financial officer, Mr. Terence Robinson, a key consultant, and Mr. John Robinson, a key consultant. No new shares were issued during the fiscal year.

2.
Mr. Terence Robinson returned 275,000 shares previously issued as compensation for cancelation and instead requested cash payment. This reduced stock compensation costs by $64,395 and increased cash compensation by an agreed sum of $60,000.

3.
Option value included $76,839 resulting from the changes in terms of the existing options. These changes involved reduction in the exercise value and extension of the expiry dates as more fully explained in note 7 (i) to the consolidated financial statements for the fiscal 2009.

4.	The balance of the options were issued to the two independent directors as part of their fees in their capacity as audit committee members.

5.	Majority of cash fee comprised $90,000 fee to Mr. Terence Robinson, including $60,000 on account of shares returned for cancellation as explained in 2. above. And $50,000 to Kam Shah.

6.
An administrative assistant was hired as an employee in May 2008 for the first time. Payroll reflected the salary and related expenses in connection with this position. In prior periods, administrative work was carried out by a contract person.

During fiscal year 2008, we registered a supplementary Plan to the existing 2007 Consultant Stock Compensation Plan. An additional one million common shares were registered under this Plan with U.S. Securities and Exchange Commission. In addition, we had 350,000 common shares unissued from the existing Plan. The total of 1,350,000 common shares was issued to three consultants in lieu of their fees for services to be provided as follows:

#	Name	Period of service	# of shares to be issued	Date of issuance of stock (a)	Market price (US$)	Fee in US$	CDN$ at
							$1.0181
1	John Robinson	Year ending June 30, 2009	350,000	28-Mar-08	$0.23	$80,500	$81,957
2	Terence Robinson	Year ending December 31, 2008	550,000	28-Mar-08	$0.23	$126,500	$128,790
3	Kam Shah	Year ending December 31, 2008	450,000	28-Mar-08	$0.23	$103,500	$105,373
			1,350,000			$310,500	$316,120

On March 28, 2008, we issued 25,000 options to each of the two members of the audit committee for their services during the fiscal 2009. These options have a term of five years and are exercisable into an equal number of common shares at an exercise price of US$0.35 per option. The options were valued at $7,878.

During the fiscal 2007, we registered one Plan and issued common shares to three existing consultants as explained below. No new consultants were hired due to lack of any active projects.

On January 16, 2007, we registered the 2007 Consultant Stock Compensation Plan with the U.S. Securities and Exchange Commission. The Company registered 1.7 million common shares under this Plan. On February 8, 2007, we issued 1,150,000 common shares under this Plan to three existing consultants, all of whom are related parties, for a value of $313,486 based on the market price of the our common shares on the date of issuance.

Exchange (gain) Loss

Exchange losses and gains related to translation losses and gains arising from converting foreign currency balances, mainly in US dollar, into Canadian dollar, which is the reporting unit of currency, on consolidation.

Our treasury transactions – issuance of shares, exercise of warrants and options - are in US dollar. Similarly, approximately 5% cash and short term investments are in US dollars.

During the fiscal year 2009, the Canadian dollar continually weakened in value against US dollar – from $1.0279 per US dollar at March 31, 2008 to $1.2602 per US dollar at March 31, 2009 – approximately 23% reduction in value. As a result, year end revaluation of assets held in US dollar resulted in a significant exchange gain of $119,789.

The Canadian dollar has steadily strengthened against US dollar for the last three years – US$1 was equal to CDN$ 1.19 on an average during the fiscal year 2006, CDN$1.14 during the fiscal year 2007 and CDN$ 1.03 during the fiscal year 2008. We held cash and short term investments in US dollar and all its treasury transactions were also in US dollars. Most of our expenses and liabilities were in Canadian dollars. This situation resulted us having to book an exchange loss for each of these fiscal years on year end translation of its US dollar balances as per our stated accounting policy.

As of March 31, 2008, we had net monetary assets of approximately $1.1 million in US dollar and issued common shares for $110,201 during the year.  The US dollar depreciated by around 10% compared to Canadian dollar during this period resulting in a year end translation loss of $141,841.

As of March 31, 2007, we had net monetary assets of approximately $1.2 million in US dollar. and issued common shares for $1.2 million during the fiscal year. US Dollar depreciated by over 6% against Canadian dollar during the year resulting in a translation loss of $111,659.

Write off of short term investment

Our short term investment portfolio included an investment of $63,010(US$50,000) in a private Canadian corporation. This corporation was engaged initially in exploration of oil and gas in Argentina and other South American countries and later exploited hydro-electric projects in Panama. Unfortunately, none of these projects came to fruition and the corporation was unable to attract more financing and as a result has now become inactive shell with no funds. Management has determined that our investment value has been permanently impaired and as a result, we decided to fully write off this investment.

There were no such write offs in the fiscal years 2008 and 2007.

Write off of interest in gas exploration project –fiscal year 2007

During the fiscal 2007, we received a final charge of $4,142 (US$ 3,638) relating to closure of the drilled well in a gas exploration project in the State of Louisiana, USA where we acquired a 49% gross working interest. No further charges are expected in respect of this project.

Liquidity and Capital Resources

Working Capital

At September 30, 2009, we had a net working capital of approximately $1.6 million compared to a working capital of $3.2 million at September 30, 2008. Almost all of the working capital at September 30, 2009 and September 30, 2008 was in the form of cash and short term investments. The significant decline in working capital was due to accounting for unrealized losses on short term investments on application of mark-to market accounting policy. This is further detailed under investment cash flow section below.  Cash on hand at September 30, 2009 was approximately $240,000 compared to approximately $500,000 at September 30, 2008.

The sudden deterioration in the stock market condition during the past several months has severely affected our short term investment portfolio value and as a result our working capital base. However, the stock market has now shown signs of improvement and market prices of some of the key investments in our portfolio have begun to rise. We believe that this trend is more likely to continue and will shortly result in much improved liquidity for us. For example, market value of one of our main investments, which constituted approximately 40% of our total portfolio carrying costs, increased from $ 710,435 at September 30, 2009 to $1.1 million at December 31, 2009. Meanwhile, we continue to monitor our expenses and short term portfolio closely. We had no external borrowings at September 30, 2009. In November 2009, in connection with our acquisition of a 71.63% working interest in the offshore Israel project, we issued promissory notes in the aggregate principal amount of USD $975,000.

At March 31, 2009, we had a net working capital of approximately $1.4 million compared to a working capital of $5.2 million at March 31, 2008.  Almost all of the working capital - approximately $1.4 million - at March 31, 2009 was in the form of cash and short term investments compared to 94% - $4.9 million at March 31, 2008. The significant decline in working capital was due to accounting for unrealised losses on short term investments of approximately $4.4 million on application of fair value based on market price as at March 31, 2009. This is further detailed under investment cash flow section below. Cash on hand at March 31, 2008 was $0.4 million compared to $1.3 million at March 31, 2008.

The sudden deterioration in market conditions has severely affected our working capital base. Management however expects that its existing cash position will enable it to meet its operating needs for the near future and to wait until the market value of its available for sale investments improves. Near the end of December 2008, we launched a new equity fund raising through a private placement of up to USD $500,000 to strengthen our working capital.

Operating cash flow

During the six months ended September 30, 2009, operating activities generated a net cash outflow of approximately $438,000 which was met partly from the proceeds of the sales of short term investments and balance from cash on hand.

During the six months ended September 30, 2008, operating activities required net cash outflow of approximately $212,000. Operating cash requirements were met primarily through cash on hand.

All three consultants – Mr. Kam Shah, Mr. Terence Robinson and Mr. John Robinson  – were to be paid their consulting fees in cash for the remainder of the fiscal year. This would have increased operating cash requirements for the future period. However, as explained earlier, we secured a significant working interest in oil and gas project in November 2009 and hence these consultants have opted to accept shares to preserve cash for the new business activities. No shares have yet been allotted.

We hope to meet the expected increase in operating cash requirement through profitable disposal of some of our short term investments which have begun to grow in value and from equity financing through private placements.

During fiscal year 2009, operating activities generated a net cash outflow of $362,874, which was primarily met from the available cash on hand.

During fiscal year 2008, operating activities required net cash outflow of $482,662 which was off set by the net realised on disposal of short term investments of $248,455 and balance from the available cash on hand. In fiscal 2007, our operating activities required net cash flow of $529,323 which was met from the net proceeds from the sale of short term investments of $650,508.

We continue to keep our operating cash requirements to a minimum. However, once we begin business activities, this requirement may have to be reassessed.

Investing cash flows

During the six months ended September 30, 2009, management reviewed its entire short term portfolio and disposed of several investments that continued to decline in value and showed no sign for any improvement in the near future. Approximately thirteen of such investments were disposed of at a realized loss of approximately $539,000. The disposal generated a net cash flow of $337,000, which after netting off small acquisitions of $87,000 resulted in net investment cash flow of $250,000.

During the six months ended September 30, 2008, we invested approximately $1.8 million in short term marketable securities while realized approximately $1.3 million from the disposal of such securities, which were reinvested. Net additional investments were funded from the available cash on hand.

At September 30, 2009, we had short term investments at a carrying cost of approximately $5.2 million – of which $4.9 million or 94% was held in Canadian currency and the balance 6% was held in US currency. Approximately 94% (September 30, 2008: 95%) of the investments were in 12 public companies while 6% was invested in two private companies. These investments were stated at their fair value of approximately $1.3 million at September 30, 2009 and the difference between carrying costs and fair value representing unrealized losses was transferred to accumulated other comprehensive loss and included under shareholders’ equity.

At September 30, 2008, we had short term investments at a carrying cost of approximately $5.6 million – of which $5.4 million or 96% was held in Canadian currency and the balance 4% was held in US currency. Approximately 95% of the investments were in 34 public companies while 5% was invested in three private companies. These investments were stated at their fair value of approximately $2.5 million as at September 30, 2008 and the difference representing unrealized loss was transferred to accumulated other comprehensive loss and included under shareholders’ equity.

The significant decline in fair value between fair values at September 30, 2009 and 2008 was mainly caused by adverse stock market conditions which aggravated during this period.

The amounts at which our publicly-traded investments could be disposed of currently may differ from fair values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors such as premiums paid for large blocks or discounts due to illiquidity.

During fiscal year 2009, we invested $2.4 million in short term marketable securities while we sold marketable securities for net proceeds of $1.8 million. The balance of the funds for investment after using the sales proceeds came from the available cash on hand.

We had short term investments at a carrying cost of approximately $5.5 million as at March 31, 2009 – of which $5.2 million or 95% was held in Canadian currency and the balance 5% was held in US currency. Approximately 95% of the investments were in 24 public companies while 5% was invested in two private companies. An investment of USD $50,000 in a private corporation was written off during the year due to permanent impairment of its carrying costs. These investments were stated at their fair value of approximately $1.1 million as at March 31, 2009 and the difference representing unrealised loss of approximately $4.4 million was transferred to accumulated other comprehensive loss and included under shareholders equity.

During fiscal year 2008, we invested approximately $3.4 million in short term marketable securities while realised approximately $2 million from the disposal of such securities, which were partly used for the working capital as explained above and remaining reinvested. Net additional investments were funded from the available cash on hand.

As a result of the above, we had short term investments at a carrying cost of approximately $4.9 million as of March 31, 2008 –approximately 94% was held in Canadian currency and the balance $342,000 or 6% was held in US currency. Approximately 94% of investments were in 32 public companies while 6% was invested in three private companies.

The fair value of the above investments as at March 31, 2008, based primarily on the quoted prices of the shares on that date, came to $3.6 million giving rise to an unrealised loss of approximately $1.3 million. We recognized this loss and reduced the value of our short term investment to reflect the fair value on the balance sheet as at March 31, 2008.

During fiscal year 2007, we invested $6.4 million in short term marketable securities and realised $5.5 million from the sale of the short term marketable securities. These proceeds were partly used to cover operating cash flow deficit and balance reinvested.

The amounts at which our publicly-traded investments could be disposed of currently may differ from fair values based on market quotes, as the value at which significant ownership positions are sold is often different than the quoted market price due to a variety of factors, such as premiums paid for large blocks or discounts due to illiquidity.

The following is a major composition of short term investments:

	September 30, 2009			March 31, 2009
	In 000’			In 000’
	# of shares	cost	fair value	# of shares	cost	fair value
Marketable Securities
Brownstone Ventures Inc.	1,292	1,869	710	1,227	1,838	362
Roadrunner Oil & Gas Inc.	1,679	643	151	1,529	627	145
Skana Capital Corp.	773	706	201	773	706	186
9 (March 31, 2009:23) other public companies – mainly resource sector		1,715	244		2,082	399
		$ 4,933	$ 1,306		$ 5,253	$ 1,092

Non-marketable Securities
Cookee Corp.	1,000	200	-	1,000	200	-
One other private company		54	-		63	-
		$ 254	$ -		$ 263	$ -

		$ 5,187	$ 1,306		$ 5,516	$ 1,092

Management believes that the reduction in fair value of the above investments due to application of mark to market accounting rules is temporary and is a direct effect of the adverse current market conditions in the resource sector in general. The fundamentals of the investee corporations are strong in terms of their financial and portfolio strength and will eventually reflect in higher market prices once market condition improves for the resource sector. For example, combined market value of the three main holdings detailed above increased to approximately $1.7 million at December 31, 2009 from $1.1 million at September 30, 2009 – approximately 55% increase

Financing cash flows

On December 12, 2008, our Board of Directors approved a private placement to raise equity funds up to USD $500,000. The private placement consisted of up to a maximum of ten million Units, to be issued at USD 0.05 per Unit. Each Unit would comprise one common share and one full warrant convertible into one common share of the company at an exercise price of USD $0.10 each within two years of the issuance of warrant. The units and underlying common shares and warrants have not been registered with SEC under the US Securities Act of 1933.

The board also approved a finder’s fee at 10% of the proceeds from the issuance of units and warrants attached thereto plus 10% in warrants to be issued on the same terms as the warrants issued under the private placement, payable to Current Capital Corp., a related party.

During the six months ended September 30, 2009, we received four subscriptions for a total of 1.5 million units for a net proceeds of $74,414. The total number of units subscribed as at September 30, 2009 was 2.5 million. The balance of 7.5 million units was subscribed by October 13, 2009.

There was no financing activity during the six months ended September 30, 2008.

During fiscal year 2009, we generated $56,000 through a private placement, net of finder’s fee of $6,228. On December 12, 2008, our directors approved a private placement to raise equity funds of up to US$500,000. The private placement related to the issuance of up to ten million units at US$0.05, being the prevailing market price, each unit consisting of one common share and one warrant exercisable at US$0.10 within two years of its issuance. The private placement was considered necessary to improve our liquidity and holding ability so that it may be able to gain higher values for our investments once the current market conditions improve.

During fiscal year 2008, we received $110,000 net of the finder’s fee from exercise of warrants by an existing shareholder. These funds were primarily used to meet the operating cash flow deficit. During  fiscal year 2007, we raised an additional $1.2 million net of the finders’ fee from private placement which commenced in late fiscal 2006 and was completed in April 2006.

Research and Development, Patents and Licenses

We have not spent any funds on research and development during the fiscal years 2009, 2008 and 2007.

Trend Information

There are no trends, commitments, events or uncertainties presently known to management that are reasonably expected to have a material effect on the Company’s business, financial condition or results of operation other than the uncertainties and risks discussed under “Risk Factors.”

Off-Balance Sheet Arrangements

At September 30, 2009 and March 31, 2009, 2008 and 2007, we did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Contractual Obligations

Not applicable

Safe Harbor

Not applicable.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth information about our directors and executive officers.

Name	Age	Position
Kam Shah	59	Director and Chairman Chief Executive Officer and Chief Financial Officer
Dean Bradley	77	Independent Director, Chair of the Audit Committee
Brett D. Rees	60	Independent Director, Member of the Audit Committee

Kam Shah joined our company as a consultant to perform the functions of Chief Financial Officer and was appointed to the Board on January 3, 1999. Effective May 17, 2004, he became Chairman of the Board and Chief Executive Officer of the Company. He has worked in the general practice with PricewaterhouseCoopers LLP and Ernst & Young. He is a US Certified Public Accountant and a Canadian Chartered Accountant.  He has over fifteen years of international experience in corporate financial analysis, mergers & acquisitions. Mr. Shah is responsible for the financial and statutory matters of the Mr. Shah is also a consultant providing accounting and tax services to Current Capital Corp., (CCC) a private Ontario corporation, having its head office in Toronto. CCC provides investors’ and media relations services to Bontan Corporation.

Dean Bradley has served as a director since November 20, 2000. Mr. Bradley is currently the Chairman of our audit committee and a non-executive independent director based in Florida.  He assists the Company from time to time in introducing new businesses and liaising with businesses in the USA in which the Company has equity interest. Mr. Bradley had been CEO of many corporations including real estate, mining, manufacturing, and import/export and financial services corporations and is currently the CEO of Quasar Aerospace Industries, Inc. and Combustion Engine Technologies, Inc.

Brett Rees has served as a director and a member of our audit committee since December 8, 2006. Mr. Rees is a Chartered life underwriter, financial consultant and financial planner and a licensed mutual funds manager. He has over twenty years of experience in various insurance products, estate planning, pension planning for individual and corporation and in group benefit assessments.

Management Team

In addition to Mr. Shah, our CEO and CFO, our management team consists of two key consultants, Terence Robinson and John Robinson.  Information about our key consultants is provided below.

Terence Robinson served as our Chairman of the Board and Chief Executive Officer from October 1991 to May 2004. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company. He has over 25 years of experience as merchant banker and venture capitalist and has successfully secured financing for a number of start-up and small cap companies and currently runs his own consulting firm in the name of TR Network Inc.  Mr. Terence Robinson is a key consultant who basically acts in an advisory role with no specific authority to bind the Company except in case of short term investments where he is authorised to buy and sell marketable securities on behalf of the Company and also advises as to when to buy or sell. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms.

Mr. John Robinson is another consultant who provides advisory services to us, primarily in assisting in the research and evaluation of projects and in short term investment activities. In case of short term investments, he is authorized to buy and sell marketable securities on our behalf. He is however not authorized to withdraw or deposit any cash from and into our accounts with the brokerage firms. Mr. John Robinson is a brother of Mr. Terence Robinson and is the sole shareholder of Current Capital Corp, which provides investor and media relations services to us and is a shareholder.

Mr. Shah’s current consulting agreement is effective for five years to March 31, 2010. From January 1, 2009 to December 31, 2009, Mr. Shah received a cash fee of $10,000 per month plus taxes. Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until the market price of our common shares reached $0.50 provided that such drawings were treated as fee advances to be repaid when the market price of our common shares stays at $0.50 or above for a consecutive period of three months. A total sum of $70,000 was withdrawn by Mr. Shah and is included in other receivables in our balance sheet. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

Mr. Terence Robinson’s consulting agreement was signed on April 1, 2003 for a six-year term ending on March 31, 2009.  We renewed the consulting agreement for another five years effective April 1, 2009.  Under the renewed agreement, Terence will receive a fixed monthly fee of $10,000 plus taxes and will be entitled to stock compensation and stock options as may be determined by our board of directors.

On July 1, 2009 we entered into a new consulting agreement with John Robinson for a term ending on March 31, 2014.  We will pay John a fixed monthly fee of $8,500 plus taxes and he will be entitled to stock compensation and stock options as may be determined by our board of directors.

Family Relationships

There are no family relationships between the directors and executive officers.  Mr. Terence Robinson is a brother of Mr. John Robinson.

Other Relationships

There are no arrangements or understandings between any major shareholder, customer, supplier or others, pursuant to which any of the above-named persons were selected as directors or members of senior management.

Compensation

The compensation payable to our directors and officers is summarized below:

Compensation of Directors

We do not compensate directors for acting solely as directors. We do not have any formal arrangement pursuant to which directors are remunerated by us for their services in their capacity as directors, except for granting from time to time options to purchase shares and the reimbursement of direct expenses.

Management Compensation

The following table set forth all compensation paid to our directors, senior management and key consultants for the fiscal years ended March 31, 2009, 2008 and 2007:

.Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation (3)	Total ($)
Kam Shah CEO and CFO	2009	129,030		5,574	6,424	141,028
	2008	127,899	_		4,744	132,643
	2007	88,436			4,744	93,180
Terence Robinson Consultant	2009	122,198		44,431	5,824	172,453
	2008	134,423			4,744	139,167
	2007	141,715		1,100,000	4,744	1,246,459
Dean Bradley Director	2009	5,000		4,656		9,656
	2008	3,871		25,000		28,871
	2007	5,522				5,522
Brett Rees Director	2009	5,000		4,337		9,337
	2008	0		25,000		25,000
	2007	-				-
Notes:

1.	Fees were settled in cash and shares issued under Consultants Stock Compensation Plans.
2.
For the fiscal 2009, options included additional costs due to changes in the terms of the previously issued options. The additional cost was  estimated using Black-Scholes option price model as more fully explained in note 7 (i) to the consolidated financial statements for fiscal 2009 included herein.

3.	All Other Compensation for 2009 consists of group insurance benefit payments made on behalf of the management person.

Indebtedness of Directors, Executive Officers and Senior Officers

Kam Shah, the chief executive and financial officer was allowed to draw $10,000 per month in arrears between June 1, 2008 and December 31, 2008 – total sum of $70,000. This advance is repayable without interest when market price of our common shares stays at US0.50 or above for a consecutive period of three months. Interest cost waived worked out to be approximately $600 at 2% per annum. This is included under All Other Compensation in Executive Compensation table above.

Defined Benefit or Actuarial Plan Disclosure

There is no pension plan or retirement benefit plan that has been instituted and none is proposed at this time.

Directors’ and Officers’ Liability Insurance

We purchased a directors and officers liability insurance policy to provide insurance against possible liabilities incurred by our directors and officers in their capacity as directors and officers of our company.

Board Practices

Directors may be appointed at any time in accordance with our by-laws and then re-elected annually by our shareholders.   At our last annual meeting of stockholders’ held on December 18, 2009, Messrs. Shah, Bradley and Rees were elected as directors and will continue to hold his office until the next annual meeting.  Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Our Board has adopted a mandate, in which it has explicitly assumed responsibility for the stewardship of Bontan. In carrying out its mandate the Board holds at least four meetings annually.  The frequency of meetings, as well as the nature of the matters dealt with, will vary from year to year depending on the state of our business and the opportunities or risks, which we face from time to time. The Board held a total of 6 meetings during our financial year ended March 31, 2009.  The Board has designated one standing committee: an Audit Committee.

The members of the Audit Committee consist of Dean Bradley and Brett Rees.  We consider both Mr. Bradley and Mr. Rees to be independent directors. The Audit Committee is charged with overseeing our accounting and financial reporting policies, practices and internal controls. The committee reviews significant financial and accounting issues and the services performed by and the reports of our independent auditors and makes recommendations to our Board of Directors with respect to these and related matters.

Our Audit Committee charter became effective on August 2, 2005.  This charter assists the Board in fulfilling its responsibilities for our accounting and financial reporting practices by:

•	reviewing the quarterly and annual consolidated financial statements and management discussion and analyses;
•	meeting at least annually with our external auditor;

•	reviewing the adequacy of the system of internal controls in consultation with the chief executive and financial officer;

•	reviewing any relevant accounting and financial matters including reviewing our public disclosure of information extracted or derived from our financial statements;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	pre-approving all non-audit services and recommending the appointment of external auditors; and

•	reviewing and approving our hiring policies regarding personnel of our present and former external auditor

We currently do not have a Compensation Committee. The directors determined that, in light of the our size and resources, setting up such a committee would be too expensive and would not serve any useful purpose for us at this time. We haves, however, set up an Independent Review
Committee of the Board to review and approve all non-arms' length contracts. This Committee has the same composition as the Audit Committee, and is currently comprised of the two independent directors - Dean Bradley and Brett Rees. This committee approves fees and major expenses of Mr. Shah and Mr. Terence Robinson.

We currently do not have a separate corporate governance committee. The CEO in conjunction with the Audit Committee has developed and updated corporate governance practices and policies, code of ethics and corporate disclosure policy which form part of our internal control over financial reporting manual. The goal is to provide a mechanism that can assist in our operations, including but not limited to, the monitoring of the implementation of policies, strategies and programs and the development, continuing assessment and execution of our strategic plan.

Employees

We presently have one employee who serves as assistant to the chief executive and financial officer. We also use the services of consultants from time to time.

Share Ownership

The Company generally has two stock plans, a Consultants Stock Compensation Plan and a Stock Option Plan.

As of December 31, 2009, 4,825,000 options were outstanding.  All options under 1999 Plan, 2003 plan and The Robinson Plan and 50,000 options under 2005 Plan were issued. As of December 31, 2009, 950,000 options have not yet been issued under the 2005 Plan.

All shares reserved under the 2001, 2003, 2005 and 2007 and 2007 supplemental Compensation Plans were issued before March 31, 2008. A new 2009 Consultant Stock Compensation Plan was registered with Securities and Exchange Commission on April 7, 2009 under the US Securities Act of 1933. 3,000,000 common shares of the Company were registered under this Plan. As of December 31, 2009, 308,333 shares were issued under the 2009 Plan.

The objective of these stock plans is to provide for and encourage ownership of our common shares by our directors, officers, consultants and employees and those of any subsidiary companies so that such persons may increase their stake in our company and benefit from increases in the value of the common shares. The Plans are designed to be competitive with the benefit programs of other companies in the natural resource industry. It is the view of management that the plans are a significant incentive for the directors, officers, consultants and employees to continue and to increase their efforts in promoting our operations to the mutual benefit of both our company and such individuals and also allows us to avail of the services of experienced persons with minimum cash outlay.

The following table sets forth the share ownership of our officers, directors and key consultants as of December 31, 2009:

	Common Shares Beneficially Owned		Options and Warrants Exercisable for Common Shares
Name	Number	Percentage	Number	Exercise price - in US$	Expiry date(s)
Kam Shah	1,046,958	2.43%	100,000	$0.15	31-MAR-14
			125,000	$0.15	31-MAR-14
			125,000	$0.15	31-MAR-14

Terence Robinson*	-		-

Dean Bradley	-	**	25,000	$0.15	31-MAR-14
			15,000	$0.15	31-MAR-14
			5,000	$0.15	31-MAR-14

Brett Rees	-		25,000	$0.15	31-MAR-14

John Robinson ***	2,000,000	11.79%	1,615,000	$0.15	31-MAR-14
			1,022,500	$0.35	31-MAR-14
			3,000,000	$0.10	31-MAR-14

*   Excludes 3,750,024 common shares and options to purchase 2,790,000 shares at USD $0.15 per share held by Stacey Robinson, the wife of Terence Robinson.  Mr. Robinson disclaims beneficial ownership over those shares.

** Less than 1%.
*** Includes 1,000,000 common shares and 3,022,500 shares underlying warrants held in the name of Current Capital Corp., which is fully owned by Mr. John Robinson

The terms of all options were revised during the fiscal 2009. The revisions comprised increasing the expiry dates by one year and reducing the exercise price, which ranged between US$035 and US$1.00 to US$0.15. This is further explained in note 7 to our consolidated financial statements for fiscal 2009 included herein.  All options were 100% vested at December 31, 2009.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

Our securities are recorded on the books of our transfer agent in registered form. The majority of the shares are, however, registered in the name of intermediaries such as brokerage houses and clearing-houses on behalf of their respective clients. We do not have knowledge of all the beneficial owners thereof. As of December 31, 2009, intermediaries like CDS & Co, Toronto, Canada and Cede & Co of New York, USA held approximately 52% of our issued and outstanding common shares on behalf of several beneficial shareholders whose individual holdings details were not available.

At December 31, 2009, we had 57,141,762 common shares outstanding, which were held by 94 record holders excluding the beneficial shareholders held through the intermediaries, 59 of which, holding an aggregate of 14,064,155 shares (24.61%) of common stock, were in the United States.

The following table sets forth persons known by us to be beneficial owners of more than 5% of our common shares as of December 31, 2009. Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares subject to options and warrants that are currently exercisable or exercisable  within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the option and warrant.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	No. of Shares	Percentage of Shares
Sheldon Inwentash(1)(2)	12,000,000	18.56%
Pinetree Resource Partnership(2)	7,000,000	11.35%
PetroMed Corporation(3)	31,470,744	39.34%
Stacey Robinson(4)	10,290,024	16.16%
John Robinson(5)	7,637,500	11.79%
International Three Crown Petroleum LLC(6)	5,000,000	8.05%
________________
(1) Includes (i) 3,000,000 shares issuable upon exercise of warrants held by Mr. Inwentash and (ii) 4,500,000 shares issuable upon exercise of warrants and 2,500,000 common shares held by Pinetree Resource Partnership. As CEO of Pinetree Capital Ltd. (“Pinetree Capital”), Mr. Iwentash may be deemed to have shared power to vote the shares held by Pinetree Resource Partnership. Based on Schedule 13G/A filed February 5, 2010 with the SEC.

(2) Based on Pinetree Capital Investment Corp.’s (“PCIC”) and Emerald Capital Corp.’s (“Emerald”) collective ownership and control of Pinetree Resource Partnership and Pinetree Capital’s ownership of PCIC and Emerald, PCIC, Emerald and Pinetree Capital may be deemed to have shared power to vote and dispose or direct the vote and disposition of the shares held by Pinetree Resource Partnership.

(3) Includes 22,853,058 shares underlying warrants that have an exercise price of USD $4.00 per share.

(4) Includes options to purchase 2,790,000 shares at USD $0.15 per share and 3,750,000 shares underlying warrants that have an exercise price of USD $0.10 per share.

(5) Includes (i) options to purchase 1,615,000 shares and 1,000,000 shares underlying warrants and (ii) 1,000,000 common shares and 3,022,500 shares underlying warrants held by Current Capital Corp., which is 100% owned by John Robinson.

(6) Includes 5,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

We are a publicly owned Canadian corporation, the shares of which are owned by Canadian residents, US residents, and residents of other countries. We are not owned or controlled directly or indirectly by another corporation or any foreign government. There are no arrangements, known to us, the operation of which may at a subsequent date result in a change of control of our company.

Related Party Transactions

The following is given as background information on some of our key related party transactions:

1.	Current Capital Corp. (CCC) is a related party in following ways –

a.	The Director/President of CCC, Mr. John Robinson, is a consultant with Bontan.
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	The Chief Executive Officer and Chief Financial Officer of Bontan is providing accounting services to CCC.
d.	CCC and John Robinson hold shares in Bontan.

Bontan shares premises with CCC for which CCC charges on a quarterly basis for the rent, phone and utilities based on the actual costs and area occupied. These charges reflect actual costs and do not include any mark ups.  Another charge from CCC relates to the investor relations and media relation services provided under a contract. The charge is a fixed sum of US$10,000 per month plus taxes.  CCC is also entitled to a finder’s fee at the rate of 10% of the gross money raised for us through issuance of shares and warrants under private placements.

2.
Mr. Kam Shah is a director and also provides services as chief executive and financial officer under a five-year contract. The compensation is determined by the board on an annual basis and is usually given in the form of cash, shares and options.

3.
Mr. Terence Robinson served as our chief executive officer until May 2004 and was also a director until that date. Currently, Mr. Robinson is providing services as a key consultant under a five-year contract. His services include sourcing of new business opportunities on behalf of our company,using his extensive network of business contacts. and short term investment buy or sell decisions and advice. His remuneration is paid mostly in shares on an annual basis.

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below:

(i)
Included in shareholders information expense are $68,812 for the 6 months ended September 30, 2009 and $133,785 for fiscal year 2009 (2008 – $124,231; 2007 – $136,249) to CCC for media relation’s services.

(ii)	CCC charged $9,370 for the 6 months ended September 30, 2009 and approximately $37,800 in fiscal year 2009 for rent, telephone and other office expenses (2008: $27,300; and 2007: $21,900).

(iii)
Finders fees of $8,268 for the 6 months ended September 30, 2009 and $6,228 for fiscal year 2009 (2008: $12,245; and 2007: $740,043) were charged by CCC in connection with the private placement. (The fee for 2007 included a cash fee of $130,313 and 1,040,000 warrants valued at $609,730 using the Black-Scholes option price model).

(iv)
Business expenses of $9,879 for the 6 months ended September 30, 2009 and $19,205 in fiscal year 2009 (2008 - $15,771; 2007 - $10,279) were reimbursed to directors of the corporation and 39,262 for the 6 months ended September 30, 2009 and $68,009 in fiscal year 2009 (2008 - $118,774; 2007: $85,862) to a key consultant and a former chief executive officer of our company.

(v)
Shares issued to a director under the consultant stock compensation plan – Nil for fiscal 2009 (2008 : 450,000 valued at $105,373; 2007: 350,000 valued at $95,409,). Shares issued to (returned by) a key consultant and a former chief executive officer of our company under the consultant stock compensation plan (275,000) valued at $ (64,395) (2008: 550,000 valued at $ 128,790; 2007: 500,000 valued at $136,298).

(vi)	Options issued to directors under stock option plans – nil for fiscal 2009 (2008: 50,000 valued at $7,878; 2007: nil).

(vii)   Cash fee of $65,000 paid to directors for services for the 6 months ended September 30, 2009.  Cash fee paid to directors for services of $60,000 for fiscal 2009 (2008:$33,871; and 2007: $ nil). Cash fee paid to a key consultant and a former chief executive officer of our company of $90,000 (2008 and 2007: $ nil).

(viii)   Accounts payable includes $21,999 for the 6 months ended September 30, 2009 and $15,482 for fiscal year 2009 (2008: $9,384; 2007: $3,471) due to CCC; $13,000 for the 6 months ended September 30, 2009 and $1,875 for fiscal year 2009 (2008: $757; 2007: $1,431) due to a director; and $10,500 for the 6 months ended September 30, 2009 and $67,212 for fiscal year 2009 (2008: $6,577; 2007: $ 7,099) due to a key consultant and a former chief executive officer of our company.

(ix)	Interest income includes nil for fiscal 2009 (2008: $ nil; 2007: $1,398) representing interest received from the Chief Executive officer.

(x)
Included in short term investments is an investment of $200,000 for fiscal 2009 (2008: $200,000; 2007: $ nil) in a private corporation controlled by a brother of the key consultant. The investment was stated at market value which was considered nil as at September 30, 2009 (nil as at March 31, 2009).

(xi)
Included in short term investments is an investment of $1,837,956 carrying cost and $361,877 fair value for fiscal 2009 (2008: 1,929,049 carrying cost and $1,140,120 fair value; 2007: $1,604,493 carrying cost and $2,710,760 fair value) in a public corporation controlled by a key shareholder of our company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

(xii)
Included in other receivable is an advance of $70,000 for fiscal 2009  (2008 and 2007: $nil) made to our Chief Executive Officer. The advance is repayable without interest when the market price of our common shares stays at USD $0.50 per share or above for a consecutive period of three months.

(xiii)	Included in other receivable is an advance of $5,814 made to a director in fiscal 2009 includes (2008: $2,470; 2007: $ nil). The advance is against future fees and carries no interest.

Interests of Experts and Counsel

Not applicable.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Information regarding our financial statements is found under “Financial Statements" below.

 Legal Proceedings

On January 4, 2010, East Mediterranean Exploration Company Limited (East Med) filed a complaint in the U.S. District Court for the District of Colorado against International Three Crown Petroleum, Israel Petroleum Company, Ltd., H. Howard Cooper and Bontan Corporation Inc. East Med seeks declaratory relief, including a declaration securing its alleged rights in the Sarah and Mira licenses and the Benjamin permit, as well as unspecified damages for intentional interference with a contractual relationship. On January 22, 2010, Bontan filed a motion to dismiss the case based on lack of subject matter jurisdiction, lack of personal jurisdiction over Bontan, improver venue, failure to state a claim upon which relief can be granted and failure to join a necessary and indispensable party. On February 11, 2010, East Med filed a motion to withdraw its complaint in the U.S. District Court for the District of Colorado against International Three Crown Petroleum, Israel Petroleum Company, Limited, H. Howard Cooper and us.  On February 12, the Court issued an order granting the motion to dismiss the case against all parties.  We cannot assure that East Med will not refile the lawsuit elsewhere.

On January 19, 2010, PetroMed Corporation filed a complaint in the U.S. District Court for the Western District of Washington against Bontan, Howard Cooper and Three Crown Petroleum, LLC.  The complaint alleges (i) violations of Section 10b-5 of the Securities Exchange Act of 1934 (“Exchange Act”), (ii) a claim for rescission under Section 29(b) of the Exchange Act, (iii) securities fraud under the Washington Securities Act, (iv)  a state common law claim for rescission, (v) fraud in the inducement, (vi) money laundering under RCW 9A.83.020 , (vii) breach of contract, (viii) a state economic duress/business compulsion claim, (ix) unfair or deceptive acts or practices under the Washington Consumer Protection Act and (x) negligent misrepresentation.  The complaint requests rescission of PetroMed’s assignment of its 95.5% interest in the Mira and Sarah licenses and Benjamin permit to Israel Petroleum Company, Limited, money damages of greater than $500 million, a statutory penalty of $25,000 under the Washington Consumer Protection Act, a declaration that the contracts with the defendants are null and void, an award of reasonable attorney fees and costs of litigation and a grant of such other relief as is equitable and just.

Bontan believes the East Med and PetroMed complaints are without merit and intends to defend them vigorously.

On February 12, 2010, International Three Crown Petroleum and IPC Cayman filed a complaint in the Denver, Colorado District Court against PetroMed, East Med and Messrs. Hagar Amir, Lyle Durham and David Peace.  International Three Crown Petroleum and IPC Cayman allege that the defendants are actively interfering with IPC Cayman’s application before the Israel Ministry of Natural Infrastructure for transfer to IPC Cayman of PetroMed’s 95.5% interest in the Israeli offshore gas license and exploration permit rights.  In the lawsuit, International Three Crown Petroleum and IPC Cayman seek, among other matters, temporary, preliminary and permanent injunctive relief in order to avoid real, immediate and irreparable harm to International Three Crown Petroleum and IPC Cayman resulting from the defendants’ alleged wrongful conduct.  The lawsuit also seeks damages for defendants’ alleged multiple tortuous acts and materials breaches of contracts, and a declaration of the parties’ rights and obligations under the contracts.  On February 15, 2010, the defendants filed a notice to remove this action from state court to federal court in the U.S. District Court for the District of Colorado.

Dividend Policy

Since our incorporation, we have not declared or paid, and have no present intention to declare or to pay in the foreseeable future, any cash dividends with respect to our common shares. Earnings will be retained to finance further growth and development of our business. However, if the Board of Directors declares dividends, all common shares will participate equally in the dividends, and, in the event of liquidation, in our net assets.

Significant Changes

In November 2009, we acquired an indirect 71.63% working interest in two drilling licenses and one exploration permit in the Levantine Basin, approximately 40 kilometers off the west coast of Israel, through our wholly owned subsidiary. The two drilling licenses, Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”), cover approximately 198,000 (net 141,827) acres, and the exploration permit, Petroleum Preliminary Permit 199 (“Benjamin”), covers approximately 461,000 (net 330,214) acres.  Our working interest is held in the form of a 75% equity interest in IPC Cayman, a Cayman Islands limited company that was formed to explore and develop the properties off the coast of Israel. International Three Crown Petroleum LLC owns a 22.5% equity interest in IPC Cayman and is managing the offshore Israel project. IPC Cayman acquired its 95.5% interest in the Mira and Sarah licenses and Benjamin permit in November 2009, subject to the approval of transfer by the Petroleum Commissioner from PetroMed to IPC Cayman.  The transfer of the licenses and the permit to IPC Cayman is being disputed and has not yet been approved by the Israeli government, and such approval is not assured.

In connection with the acquisition of our equity interest in IPC Cayman and as consideration for the PetroMed’s sale of its interest in the licenses and permit, we paid to the seller USD $850,000 in cash, 8,617,686 common shares of Bontan and a 7- year warrant to purchase 22,853,058 common shares of Bontan with an exercise price of USD $4.00 per share.  In addition, we paid USD $500,000 as a finder’s fee  and issued a 5-year warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum and a 5-year warrant to purchase up to 2,000,000 common shares to the 2.5% equity owner in IPC Cayman.  These 5-year warrants have an exercise price of US$0.35 per share and a cashless exercise feature.  To cover a portion of our acquisition costs, we also issued a promissory note in the aggregate principal amount of USD $850,000, together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share.   The note is secured by its pledge of our 1,125 shares of IPC Cayman. The note bears an interest rate of 10% per year and is due and payable on November 12, 2010.

We have agreed to use our best efforts to raise up to USD $18 million in equity or debt financings and to contribute the net proceeds from these financings to IPC Cayman to cover the costs of seismic and other technical work and other expenses expected to be incurred related to the project, for general working capital purposes and to reimburse International Three Crown Petroleum for certain expenses in connection with the offshore Israel project.

THE OFFER AND LISTING

Offer and Listing Details

The following tables set forth the reported high and low sale prices for our common shares as quoted on OTC Bulletin Board.

The following table outlines the annual high and low market prices for the five most recent fiscal years:

Fiscal year ended March 31	High (US$)	Low (US$)
2009	0.30	0.03
2008	0.47	0.17
2007	0.75	0.22
2006	1.51	0.20
2005	2.15	0.33

The following table outlines the high and low market prices for each fiscal financial quarter for the two most recent fiscal periods and any subsequent period:

Fiscal Quarter ended	High	Low
	(US$)	(US$)
December 31, 2009	0.38	0.25
September 30, 2009	0.28	0.07
June 30, 2009	0.12	0.06
March 31, 2009	0.27	0.08
December 31, 2008	0.11	0.03
September 30, 2008	0.30	0.07
June 30, 2008	0.27	0.20
March 31, 2008	0.32	0.17
December 31, 2007	0.36	0.17
September 30, 2007	0.43	0.21
June 30, 2007	0.47	0.25

The following table outlines the high and low market prices for each of the most recent six months:

Month	High	Low
	(US$)	(US$)
January 2010	0.34	0.25
December 2009	0.34	0.29
November 2009	0.38	0.30
October 2009	0.38	0.25
September 2009	0.28	0.16
August 2009	0.19	0.10

Plan of Distribution

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the shares owned by them in the over-the-counter market or on any exchange, market or trading facility on which the shares may then be listed or quoted, or in private transactions.  These sales may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.  The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment or supplement to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.

The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver common shares registered hereby to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales.  In such event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares will be paid by the selling shareholders and/or the purchasers.  Each selling shareholder has informed us that it does not have any written or oral agreements or understandings, directly or indirectly, with any person to distribute any such securities.

Each selling shareholder will be subject to the applicable provisions of the Exchange Act, and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver copies of this prospectus at or prior to the time of any sale of the shares.

We will bear all costs, fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, liabilities and damages, including liabilities under the Securities Act.

Markets

Our common shares were traded on the OTC Bulletin Board under the symbol “DEAL” and on Canadian Dealing Network (CDN) under the symbol “FDQI” until January 20, 1999. Effective January 21, 1999, our shares were traded only on OTC Bulletin Board. The symbol was further changed to “NMBC” on August 13, 1999 and then to “DCHK” on November 3, 1999.

We changed our name to Bontan Corporation Inc. on April 21, 2003.  Our common shares are currently quoted under the symbol “BNTNF” on the OTC Bulletin Board.

Selling Shareholders

The following table sets forth the names of the selling shareholders and the number and percentage of common shares beneficially owned by the selling shareholders as of December 31, 2009 and after the offering.

The number of shares in the “Shares Offered” column represents all of the shares that the selling shareholder may offer under this prospectus. We do not know when or in what amounts a selling shareholder may offer shares for sale.  The selling shareholder may choose not to sell any of the shares offered by this prospectus.  Because the selling shareholder may offer all, some or none of its shares, we cannot estimate the number of shares the selling shareholder will hold after the completion of the offering.

Beneficial ownership and the percentages shown in the following table are calculated in accordance with the rules of the SEC.  The percentages are based on 57,141,762 shares outstanding on December 31, 2009.  Unless otherwise indicated in the footnotes to the table, to our knowledge, the shareholder identified in the table possesses sole voting and investment power over its shares of common stock.

Except as described in the footnote below, the selling shareholder has had no material relationship with us within the last three years.

	Shares Owned Prior to Offering		Shares Being Offered	Shares Owned After Offering
Name of Selling Shareholder	Number	Percentage		Number	Percentage

David Shep(1)	1,000,000	1.72%	1,000,000
Elisa Vespa(2)	500,000	0.87%	500,000
B.C. Management S A(3)	2,000,000	3.44%	2,000,000
Greenlight Capital(4)	500,000	0.87%	500,000
Stacey Robinson(5)	10,290,024	16.16%	7,500,000	2,790,024
Current Capital Corp.(6)	4,022,500	6.69%	4,022,500
John Robinson(7)	3,615,000	6.05%	2,000,000	1,615,000
Sunil Jhaveri(8)	1,300,000	2.25%	1,300,000
Robert Farrill(9)	1,200,000	2.08%	1,200,000
Riad Daoud(10)	500,000	0.87%	500,000
Kenneth Crema(11)	500,000	0.87%	500,000
PetroMed Corporation(12)	31,470,744	39.34%	31,470,744
International Three Crown Petroleum Corporation(13)	5,000,000	8.05%	5,000,000
Allied Ventures Inc.(14)	2,000,000	3.38%	2,000,000
Castle Rock Resources II, LLC(15)	1,000,000	1.72%	1,000,000
Lynn Belcher(16)	2,000,000	3.44%	2,000,000
Blue & Gray Resources(17)	1,000,000	1.73%	1,000,000
Steve Gose(18)	5,000,000	8.38%	5,000,000
Bram Oil(19)	1,000,000	1.73%	1,000,000
High Plains Royalty LLC(20)	2,000,000	3.44%	2,000,000
Kyle Stallings(21)	2,500,000	4.28%	2,500,000
Joe Glennon(22)	750,000	1.30%	750,000
Mike Glennon(23)	250,000	0.44%	250,000
Duane Grosulak(24)	250,000	0.44%	250,000
Dennis Sun & Peggy L Sun Living Trust(25)	200,000	0.35%	200,000
Falcon Trust DTD 12/15/00(26)	2,500,000	4.28%	2,500,000

(1)	The “Shares Owned Prior to Offering” column includes 1,000,000 shares underlying warrants exercisable at USD $0.10 per share.

(2)	The “Shares Owned Prior to Offering” column includes 250,000 shares underlying warrants exercisable at USD $0.10 per share.

(3)	The “Shares Owned Prior to Offering” column includes 1,000,000 shares underlying warrants exercisable at USD $0.10 per share.

(4)	The “Shares Owned Prior to Offering” column includes 250,000 shares underlying warrants exercisable at USD $0.10 per share.

(5)
The “Shares Owned Prior to Offering” column includes options to purchase 2,790,000 shares at USD $0.15 per share and 3,750,000 shares underlying warrants that have an exercise price of USD $0.10 per share.

(6)	The “Shares Owned Prior to Offering” column includes 1,000,000 common shares and 3,022,500 shares underlying warrants held by Current Capital Corp., which is 100% owned by John Robinson.

(7)	The “Shares Owned Prior to Offering” column includes options to purchase 1,615,000 shares and 1,000,000 shares underlying warrants.

(8)	The “Shares Owned Prior to Offering” column includes 650,000 shares underlying warrants exercisable at USD $0.10 per share.

(9)	The “Shares Owned Prior to Offering” column includes 600,000 shares underlying warrants exercisable at USD $0.10 per share.

(10)	The “Shares Owned Prior to Offering” column includes 250,000 shares underlying warrants exercisable at USD $0.10 per share.

(11)	The “Shares Owned Prior to Offering” column includes 250,000 shares underlying warrants exercisable at USD $0.10 per share.

(12)	The “Shares Owned Prior to Offering” column includes 22,853,058 shares underlying warrants that have an exercise price of USD $4.00 per share.

(13)	The “Shares Owned Prior to Offering” column includes 5,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

(14)	The “Shares Owned Prior to Offering” column includes 5,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

(15)	The “Shares Owned Prior to Offering” column includes 1,000,000 shares underlying warrants that have an exercise price of USD $0.35 per share.

(16)	The “Shares Owned Prior to Offering” column includes 1,000,000 shares underlying warrants exercisable at USD $0.350 per share.

(17)	The “Shares Owned Prior to Offering” column includes 500,000 shares underlying warrants exercisable at USD $0.350 per share.

(18)	The “Shares Owned Prior to Offering” column includes 2,500,000 shares underlying warrants exercisable at USD $0.35 per share.

(19)	The “Shares Owned Prior to Offering” column includes 500,000 shares underlying warrants exercisable at USD $0.35 per share.

(20)	The “Shares Owned Prior to Offering” column includes 1,000,000 shares underlying warrants exercisable at USD $0.35 per share.

(21)	The “Shares Owned Prior to Offering” column includes 1,250,000 shares underlying warrants exercisable at USD $0.35 per share.

(22)	The “Shares Owned Prior to Offering” column includes 375,000 shares underlying warrants exercisable at USD $0.35 per share.

(23)	The “Shares Owned Prior to Offering” column includes 125,000 shares underlying warrants exercisable at USD $0.35 per share.

(24)	The “Shares Owned Prior to Offering” column includes 125,000 shares underlying warrants exercisable at USD $0.35 per share.

(25)	The “Shares Owned Prior to Offering” column includes 100,000 shares underlying warrants exercisable at USD $0.35 per share.

(26)	The “Shares Owned Prior to Offering” column includes 1,250,000 shares underlying warrants exercisable at USD $0.35 per share.

Dilution

The common shares to be sold by the selling stockholders are already issued and outstanding.  As a result, there is no dilution to our existing shareholders.

Expenses of the Issue

We will bear all expenses and fees incurred by us in connection with the registration of the common shares offered by this prospectus.  Any commissions, discounts or fees payable to brokers in connection with any sale will be borne by the selling stockholders, the purchasers or both.

ADDITIONAL INFORMATION

Share Capital

Our authorized capital consists of an unlimited number of common shares.  As of December 31, 2009, we had 57,141,762 common shares outstanding.

On April 1, 2008, we had outstanding 30,095,743 common shares.  Between April 1, 2008 and March 31, 2009, we issued a total of 27,046,019 common shares as follows:

         Cancelled Shares:                                                                               (625,000)

         Private Placement:                                                                           18,745,000

         Acquisition of Interest in Israel Project:                                        8,617,686

         Consultants under Stock Compensation Plan:                                308,333

         Total                                                                                                  27,046,019

Memorandum and Articles of Association

Our articles of incorporation do not place any restrictions on the company’s objects and purposes.

Certain Powers of Directors

The Business Corporations Act (Ontario) (the "OBCA") requires that every director who is a party to a material contract or transaction or a proposed material contract or transaction with a corporation, or who is a director or officer of, or has a material interest in, any person who is a party to a material contract or transaction or a proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of the meetings of directors the nature and extent of his or her interest, and shall refrain from voting in respect of the material contract or transaction or proposed material contract or transaction unless the contract or transaction is: (a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate; (b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate; (c) one for indemnity of or insurance for directors as contemplated under the OBCA; or (d) one with an affiliate. However, a director who is prohibited by the OBCA from voting on a material contract or proposed material contract may be counted in determining whether a quorum is present for the purpose of the resolution, if the director disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved.

Our by-laws provide that the directors shall from time to time determine by resolution the remuneration to be paid to the directors, which shall be in addition to the salary paid to any officer or employee who is also a director. The directors may also by resolution award special remuneration to any director in undertaking any special services on our behalf other than the normal work ordinarily required of a director of our company. The by-laws provide that confirmation of any such resolution by the our shareholders is not required.

Our by-laws also provide that the directors may: (a) borrow money upon the credit of our company; (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee, whether secured or unsecured; (c) to the extent permitted by the OBCA, give directly or indirectly financial assistance to any person by means of a loan, a guarantee on our behalf to secure performance of any present or future indebtedness, liability or other obligation of any person, or otherwise; and (d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, tangible or intangible, property of our company to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or other obligation of our company.

The directors may, by resolution, amend or repeal any by-laws that regulate our business or affairs. The OBCA requires the directors to submit any such amendment or repeal to our shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the amendment or repeal.

Meetings of Shareholders

The OBCA requires us to call an annual shareholders' meeting not later than 15 months after holding the last preceding annual meeting and permits us to call a special shareholders' meeting at any time. In addition, in accordance with the OBCA, the holders of not less than 5% of our shares carrying the right to vote at a meeting sought to be held may requisition our directors to call a special shareholders' meeting for the purposes stated in the requisition. We are required to mail a notice of meeting and management information circular to registered shareholders not less than 21 days and not more than 50 days prior to the date of any annual or special shareholders' meeting. These materials also are filed with Canadian securities regulatory authorities and the SEC. Our by-laws provide that a quorum of two shareholders in person or represented by proxy holding or representing by proxy not less than 10% of our issued shares carrying the right to vote at the meeting is required to transact business at a shareholders' meeting. Shareholders, and their duly appointed proxies and corporate representatives, as well as our auditors, are entitled to be admitted to our annual and special shareholders' meetings.

Authorized Capital

Our authorized capital consists of an unlimited number of shares of one class designated as common shares. We may not create any class or series of shares or make any modification to the provisions attaching to our common shares without the affirmative vote of two-thirds of the votes cast by the holders of the common shares. Our common shares do not have pre-emptive rights to purchase additional shares.

Disclosure of Share Ownership

The Securities Act (Ontario) provides that a person or company that beneficially owns, directly or indirectly, voting securities of an issuer or that exercises control or direction over voting securities of an issuer or a combination of both, carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities (an "insider") must, within 10 days of becoming an insider, file a report in the required form effective the date on which the person became an insider, disclosing any direct or indirect beneficial ownership of, or control or direction over, securities of the reporting issuer. The Securities Act (Ontario) also provides for the filing of a report by an insider of a reporting issuer who acquires or transfers securities of the issuer. This report must be filed within 10 days after the end of the month in which the acquisition or transfer takes place.

The Securities Act (Ontario) also provides that a person or company that acquires (whether or not by way of a take-over bid, issuer bid or offer to acquire) beneficial ownership of voting or equity securities or securities convertible into voting or equity securities of a reporting issuer that, together with previously held securities brings the total holdings of such holder to 10% or more of the outstanding securities of that class, must (a) issue and file forthwith a news release containing the prescribed information and (b) file a report within two business days containing the same information set out in the news release. The acquiring person or company must also issue a press release and file a report each time it acquires an additional 2% or more of the outstanding securities of the same class and every time there is a "material change" to the contents of the news release and report previously issued and filed.

Restrictions on Share Ownership by Non-Canadians

There are no limitations under the laws of Canada or in our constitutive documents on the right of foreigners to hold or vote our securities, except that the Investment Canada Act may require review and approval by the Minister of Industry (Canada) of certain acquisitions of "control" of our company by a "non-Canadian". The threshold for acquisitions of control is generally defined as being one-third or more of the voting shares.. "Non-Canadian" generally means an individual who is not a Canadian citizen, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

Material Contracts

Contribution and Assignment Agreement

Under the terms of a Contribution and Assignment Agreement dated November 14, 2009 by and among, International Three Crown Petroleum, Bontan Oil & Gas Corporation, Bontan, IPC Cayman and Allied Ventures International Incorporated:

•
International Three Crown Petroleum contributed and assigned all of its right, title and interest in and to an Option Agreement for Purchase and Sale dated October 15, 2009 between  International Three Crown Petroleum and PetroMed Corporation, pursuant to which International Three Crown Petroleum obtained, among other things, an exclusive option  to purchase PetroMed’s undivided 95.5% interest in Petroleum License 347 (“Mira”) and Petroleum License 348 (“Sarah”) and Petroleum Preliminary Permit 199 (“Benjamin”).

•
IPC Cayman issued 7,500 ordinary shares to Bontan (representing a 75% equity interest in IPC Cayman), 2,250 ordinary shares to International Three Crown Petroleum and 250 ordinary shares to Allied Ventures.

•
Upon the closing of the exercise of the option, which occurred on November 18, 2009, and as consideration to PetroMed for its sale of the Mira and Sarah licenses and the Benjamin permit, Bontan delivered to PetroMed USD $850,000 in cash, 8,617,686 common shares of Bontan and a 7- year warrant to purchase 22,853,058 common shares of Bontan with an exercise price of USD $4.00 per share.

•
Upon the closing of the exercise of the option, Bontan issued a warrant to purchase up to 5,000,000 common shares of Bontan to International Three Crown Petroleum and a warrant to purchase up to 2,000,000 common shares of Bontan to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share.

•
Following the closing of the exercise of the option, IPC Cayman conveyed to H. Howard Cooper  a gross 1% over-riding royalty of all oil and gas produced, saved and sold from the area covered by the Mira and Sarah licenses and the Benjamin permit, free and clear of any costs incurred in connection with the exploration, production and delivery of the oil and gas.

Under the Contribution Agreement, we have agreed to use our best efforts to raise up to USD $18 million in equity or debt financings and to contribute the net proceeds from these financings to IPC Cayman to cover the costs of seismic and other technical work and other expenses expected to be incurred related to the project, for general working capital purposes and to reimburse International Three Crown Petroleum for certain expenses in connection with the project.  To raise cash to satisfy our USD $850,000 payment obligation to PetroMed, we sold a USD $850,000 promissory note secured by our pledge of 1,125 shares of IPC Cayman together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share.  The note bears an interest rate of 10% per year and is due and payable on November 12, 2010.

We have agreed to file and seek effectiveness of one or more registration statements to be filed with the U.S. Securities and Exchange Commission covering the resale of the various securities issued to PetroMed, International Three Crown Petroleum, Allied Ventures and the investors in the financings.  Under the terms of the warrants issued to International Three Crown Petroleum and Allied Ventures, if we fail to file the registration statement within 60 days following the date of issuance, or if the registration statement is not declared effective within nine months following the date of issuance, then, in each case, the number of shares underling the warrants will increase by 2%.  For each subsequent 30 day period during which the registration statement is not filed or declared effective, the number of shares underlying the warrants will increase by 1%.  The maximum adjustment to the shares is 10%.

In addition, on November 18, 2009, International Three Crown Petroleum entered into a consulting services agreement with Hagai Amir under which Mr. Amir will provide certain services as requested by International Three Crown Petroleum.  International Three Crown Petroleum has agreed to pay Mr. Amir USD $20,000 per month for a 6-month period beginning in December 2009 and USD $60,000 upon approval of the transfer of the two licenses and permit by the Israeli Petroleum Commissioner.  Also, we agreed to issue to Mr. Amir a 5-year warrant to purchase 500,000 common shares at an exercise price of USD $4.00 per share.

Stockholders Agreement

Concurrently with the execution of the Contribution Agreement, Bontan Oil & Gas Corporation, International Three Crown Petroleum, Allied Ventures and Bontan entered into a Stockholders Agreement.  Under the Stockholders Agreement, International Three Crown Petroleum, as the sole director of IPC Cayman, will be responsible for the management of the business and affairs of IPC Cayman.  The director will be liable to IPC Cayman and its stockholders only for willful misconduct or gross negligence in the management of the business and affairs of IPC Cayman.  IPC Cayman will indemnify the director and its affiliates, and any agents, officers and employees of the director and its affiliates, from any loss or liability incurred as a result of any act or omission, or error of judgment, related to the director’s management of IPC Cayman unless the loss or liability results form the director’s willful misconduct or gross negligence.

International Three Crown Petroleum may not be removed as director by the stockholders of IPC Cayman other than (i) for willful misconduct that materially and adversely affects the project or (ii) in the event that a controlling interest in International Three Crown Petroleum is transferred to a person who is not a Qualified Buyer (as defined) and the management team of International Three Crown Petroleum is not substantially the same as the management team of International Three Crown Petroleum before the transfer.  Removal of International Three Crown Petroleum as director for any such reason requires the affirmative vote of stockholders owning a majority of the ordinary shares of IPC Cayman, and appointment of a new director to replace International Three Crown Petroleum as director requires the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.  A Qualified Buyer is defined to mean any person that has experience in the oil and gas industry substantially equivalent to, or greater than, that of International Three Crown Petroleum.

If International Three Crown Petroleum transfers a majority of its ordinary shares of IPC Cayman to a Qualified Buyer, then the Qualified Buyer will have the sole authority to appoint and remove the director of IPC Cayman.  However, in this case, stockholders owning a majority of the ordinary shares of IPC Cayman may remove the director only for willful misconduct that materially and adversely affects the project, and appointment of a new director will require the affirmative vote of stockholders owning at least 80% of the ordinary shares of IPC Cayman.

Under the Stockholders Agreement, stockholders owning a majority of the ordinary shares of IPC Cayman have the right to approve the following actions:

•
Expansion of the scope of  IPC Cayman’s business beyond the acquisition, development and potential farmout or sale of the Mira and Sarah licenses and the Benjamin permit and the exploitation and commercialization of those licenses and permit;

•
Sale or merger of IPC Cayman or sale or other disposition of all or substantially all of the IPC Cayman’s assets (other than a sale or farmout to an industry partner in connection with a commitment to conduct exploratory or development operations on the licenses and permit);

•	Admit additional owners to IPC Cayman;

•	Liquidate IPC Cayman;

•	Enter into any contract or agreement between IPC Cayman and International Three Crown Petroleum, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Modify any compensation arrangement between IPC Cayman and International Three Crown Petroleum, Mr. Cooper, Allied Ventures or any affiliate of those persons;

•	Redeem any shares or other equity interest in IPC Cayman; and

•	Amend the organizational and internal operating documents of IPC Cayman.

Under the Stockholders Agreement, IPC Cayman will pay to International Three Crown Petroleum a monthly management fee of $20,000 for its services as director of IPC Cayman and is obligated to reimburse reasonable out-of pocket expenses that the director incurs on behalf of IPC Cayman.  International Three Crown Petroleum is also entitled to receive certain commissions and fees related to the financing of the project and any farmout, option, sale, assignment or other transfer of all or a portion of the project.

The Stockholders Agreement provides for information rights and restrictions on transfer of the ordinary shares, including a right of first refusal.

Except for contracts entered into in the ordinary course of its business, there were no material contracts to which we are or have been a party to for the two years preceding this annual report.

Exchange Controls

There are currently no laws, decrees, regulations or other legislation in Canada that restricts the export or import of capital or that affects the remittance of dividends, interest or other payments to non-resident holders of our securities other than withholding tax requirements. There is no limitation imposed by Canadian law or by our Articles of Incorporation or our other organizational documents on the right of a non-resident of Canada to hold or vote our common shares, other than as provided in the North American Free Trade Agreement Implementation Act (Canada) and in the Investment Canada Act, as amended by the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a “non-Canadian” of “control of a Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms, and in certain cases an exemption will apply, for an investor ultimately controlled by persons who are nationals of a WTO Member or have the right of permanent residence in relation thereto.

Taxation

Canadian Income Tax Consequences

We consider that the following summary fairly describes the principal Canadian federal income tax consequences applicable to a holder of our common shares who at all material times deals at arm’s length with our company, who holds all common shares as capital property, who is resident in the United States, who is not a resident of Canada and who does not use or hold, and is not deemed to use or hold, his common shares of our company in connection with carrying on a business in Canada (a “non-resident holder”). It is assumed that the common shares will at all material times be listed on a stock exchange that is prescribed for purposes of the Income Tax Act (Canada) (the “ITA”) and regulations thereunder. Investors should be aware that the Canadian federal income tax consequences applicable to holders of our common shares will change if, for any reason, we cease to be listed on a prescribed stock exchange. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences of them purchasing, owing and disposing of our common shares should we cease to be listed on a prescribed stock exchange.

This summary is based upon the current provisions of the ITA, the regulations there under, the Canada-United States Tax Convention as amended by the Protocols thereto (the “Treaty”) as at the date of the registration statement and the currently publicly announced administrative and assessing policies of the Canada Revenue Agency (the “CRA”). This summary does not take into account Canadian provincial income tax consequences. This description is not exhaustive of all possible Canadian federal income tax consequences and does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action. This summary does, however, take into account all specific proposals to amend the ITA and regulations there under, publicly announced by the Government of Canada to the date hereof.

This summary does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. Accordingly, holders and prospective holders of our common shares should consult with their own tax advisors with respect to the income tax consequences to them of purchasing, owning and disposing of common shares in our company.

Dividends

The ITA provides that dividends and other distributions deemed to be dividends paid or deemed to be paid by a Canadian resident corporation (such as our company) to a non-resident of Canada shall be subject to a non-resident withholding tax equal to 25% of the gross amount of the dividend of deemed dividend. Provisions in the ITA relating to dividend and deemed dividend payments to and gains realized by non-residents of Canada, who are residents of the United States, are subject to the Treaty. The Treaty may reduce the withholding tax rate on dividends as discussed below.

Article X of the Treaty as amended by the US-Canada Protocol ratified on November 9, 1995 provides a 5% withholding tax on gross dividends or deemed dividends paid to a United States corporation which beneficially owns at least 10% of the voting stock of the company paying the dividend. In cases where dividends or deemed dividends are paid to a United States resident (other than a corporation) or a United States corporation which beneficially owns less than 10% of the voting stock of a company, a withholding tax of 15% is imposed on the gross amount of the dividend or deemed dividend paid. We would be required to withhold any such tax from the dividend and remit the tax directly to CRA for the account of the investor.

The reduction in withholding tax from 25%, pursuant to the Treaty, will not be available:

(a)             if the shares in respect of which the dividends are paid formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or had in Canada within the 12 months preceding the disposition, or

(b)             the holder is a U.S. LLC which is not subject to tax in the U.S.

The Treaty generally exempts from Canadian income tax dividends paid to a religious, scientific, literary, educational or charitable organization or to an organization exclusively administering a pension, retirement or employee benefit fund or plan, if the organization is resident in the U.S. and is exempt from income tax under the laws of the U.S.

Capital Gains

A non-resident holder is not subject to tax under the ITA in respect of a capital gain realized upon the disposition of one of our shares unless the share represents “taxable Canadian property” to the holder thereof. Our common shares will be considered taxable Canadian property to a non-resident holder only if-.

(a)             the non-resident holder;

(b)             persons with whom the non-resident holder did not deal at arm’s length - or

(c)             the non-resident holder and persons with whom he did not deal at arm’s length,

owned not less than 25% of the issued shares of any class or series of our company at any time during the five year period preceding the disposition. In the case of a non-resident holder to whom shares of our company represent taxable Canadian property and who is resident in the United States, no Canadian taxes will generally be payable on a capital gain realized on such shares by reason of the Treaty unless:

(a)             the value of such shares is derived principally from real property (including resource property) situated in Canada,

(b)             the holder was resident in Canada for 120 months during any period of 20 consecutive years preceding, and at any time during the 10 years immediately preceding, the disposition and the shares were owned by him when he ceased to be a resident of Canada,

(c)             they formed part of the business property or were otherwise effectively connected with a permanent establishment or fixed base that the holder has or bad in Canada within the 12 months preceding the disposition, or

(d)             the holder is a U.S. LLC which is not subject to tax in the U.S.

If subject to Canadian tax on such a disposition, the taxpayer’s capital gain (or capital loss) from a disposition is the amount by which the taxpayer’s proceeds of disposition exceed (or are exceeded by) the aggregate of the taxpayer’s adjusted cost base of the shares and reasonable expenses of disposition. For Canadian income tax purposes, the “taxable capital gain” is equal to one-half of the capital gain.

U.S. Federal Income Tax Consequences

The following is a discussion of the material United States Federal income tax consequences, under current law, applicable to a U.S. Holder (as defined below) of our common shares who holds such shares as capital assets. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as those described below as excluded from the definition of a U.S. Holder. In addition, this discussion does not cover any state, local, or foreign tax consequences. (See “Canadian Federal Income Tax Consequences” above.)

The following discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published Internal Revenue Service (“IRS”) rulings, published administrative positions of the IRS and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. In addition, this discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time.

The discussion below does not address potential tax effects relevant to our company or those tax considerations that depend upon circumstances specific to each investor. In addition, this discussion does not address the tax consequences that may be relevant to particular investors subject to special treatment under certain U.S. Federal income tax laws, such as, dealers in securities, tax-exempt entities, banks, insurance companies and non-U.S. Holders. Purchasers of the common stock should therefore satisfy themselves as to the overall tax consequences of their ownership of the common stock, including the State, local and foreign tax consequences thereof (which are not reviewed herein), and should consult their own tax advisors with respect to their particular circumstances.

U.S. Holders

As used herein, a “U.S. Holder” includes a beneficial holder of common shares of our company who is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, any trust if a US court is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, any entity created or organized in the United States which is taxable as a corporation for U.S. tax purposes and any other person or entity whose ownership of common shares of our company is effectively connected with the conduct of a trade or business in the United States. A U.S. Holder does not include persons subject to special provisions of Federal income tax law, such as tax-exempt organizations, qualified retirement plans, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee stock options or otherwise as compensation.

Dividend Distribution on Shares of our Company

U.S. Holders receiving dividend distributions (including constructive dividends) with respect to the common shares of our company are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be deducted or may be credited against actual tax payable, subject to certain limitations and other complex rules, against the U.S. Holder’s United States Federal taxable income. See “Foreign Tax Credit” below. To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital to the extent of the shareholder’s basis in the common shares of our company and thereafter as gain from the sale or exchange of the common shares of our company. Preferential tax rates for net long term capital gains may be applicable to a U.S. Holder which is an individual, estate or trust.

In general, dividends paid on our common shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations.

Foreign Tax Credit

A U.S. Holder who pays (or who has had withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the election of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. This election is made on a year-by-year basis and generally applies to all foreign income taxes paid by (or withheld from) the U.S. Holder during that year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holder’s United States income tax liability that the U.S. Holder’s foreign source income bears to his or its world-wide taxable income. In determining the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern income such as “passive income”, “high withholding tax interest”, “financial services income”, “shipping income” and certain other classifications of income. A U.S. Holder who is treated as a domestic U.S. corporation owning 10% or more of our voting stock is also entitled to a deemed paid foreign tax credit in certain circumstances for the underlying foreign tax of our company related to dividends received or Subpart F income received from us. (See the discussion below of Controlled Foreign Corporations). The availability of the foreign tax credit and the application of the limitations on the foreign tax credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.
Disposition of Common Shares

If a “U.S. Holder” is holding shares as a capital asset, a gain or loss realized on a sale of our common shares will generally be a capital gain or loss, and will be long-term if the shareholder has a holding period of more than one year. However, gains realized upon sale of our common shares may, under certain circumstances, be treated as ordinary income, if we were determined to be a “collapsible corporation” within the meaning of Code Section 341 based on the facts in existence on the date of the sale (See below for definition of “collapsible corporation”). The amount of gain or loss recognized by a selling U.S. Holder will be measured by the difference between (i) the amount realized on the sale and (ii) his tax basis in our common shares. Capital losses are deductible only to the extent of capital gains. However, in the case of taxpayers other than corporations (U.S.)$3,000 ($1,500 for married individuals filing separately) of capital losses are deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years. In the case of corporations, capital losses that are not currently deductible are carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year.

A “collapsible corporation” is a corporation that is formed or availed principally to manufacture, construct, produce, or purchase prescribed types or property that the corporation holds for less than three years and that generally would produce ordinary income on its disposition, with a view to the stockholders selling or exchanging their stock and thus realizing gain before the corporation realizes two thirds of the taxable income to be derived from prescribed property. Prescribed property includes: stock in trade and inventory; property held primarily for sale to customers in the ordinary course of business; unrealized receivables or fees, consisting of rights to payment for noncapital assets delivered or to be delivered, or services rendered or to be rendered to the extent not previously included in income, but excluding receivables from selling property that is not prescribed; and property gain on the sale of which is subject to the capital gain/ordinary loss rule. Generally, a shareholder who owns directly or indirectly 5 percent or less of the outstanding stock of the corporation may treat gain on the sale of his shares as capital gain.

Other Considerations for U.S. Holders

In the following circumstances, the above sections of this discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of common shares of the Registrant. Our management is of the opinion that there is little, if not, any likelihood that we will be deemed a “Foreign Personal Holding Company”, a “Foreign Investment Company” or a “Controlled Foreign Corporation” (each as defined below) under current and anticipated conditions.
Foreign Personal Holding Company

If at any time during a taxable year more than 50% of the total combined voting power or the total value of our outstanding shares is owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g., from dividends received from its subsidiaries), we would be treated as a “foreign personal holding company.” In that event, U.S. Holders that hold common shares in our capital would be required to include in income for such year their allocable portion of our passive income which would have been treated as a dividend had that passive income actually been distributed.

Foreign Investment Company

If 50% or more of the combined voting power or total value of our outstanding shares are held, actually or constructively, by citizens or residents of the United States, United States domestic partnerships or corporations, or estates or trusts other than foreign estates or trusts (as defined by the Code Section 7701(a)(31)), and we are found to be engaged primarily in the business of investing, reinvesting, or trading in securities, commodities, or any interest therein, it is possible that we might be treated as a “foreign investment company” as defined in Section 1246 of the Code, causing all or part of any gain realized by a U.S. Holder selling or exchanging our common shares to be treated as ordinary income rather than capital gains.

Passive Foreign Investment Company

A U.S. Holder who holds stock in a foreign corporation during any year in which such corporation qualifies as a passive foreign investment company (“PFIC”) is subject to U.S. federal income taxation of that foreign corporation under one of two alternative tax methods at the election of each such U.S. Holder.

Section 1297 of the Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is “passive income,” which includes interest, dividends and certain rents and royalties or (ii) the average percentage, by value (or, if the company is a controlled foreign corporation or makes an election, adjusted tax basis), of its assets that produce or are held for the production of “passive income” is 50% or more. For taxable years of U.S. persons beginning after December 31, 1997, and for tax years of foreign corporations ending with or within such tax years, the Taxpayer Relief Act of 1997 provides that publicly traded corporations must apply this test on a fair market value basis only. We believe that we currently do not qualify as a PFIC because our passive income producing assets are less than 50% of our total assets.

As a PFIC, each U.S. Holder must determine under which of the alternative tax methods it wishes to be taxed. Under one method, a U.S. Holder who elects in a timely manner to treat the Registrant as a Qualified Electing Fund  (“QEF”), as defined in the Code, (an “Electing U.S. Holder”) will be subject, under Section 1293 of the Code, to current federal income tax for any taxable year in which we qualify as a PFIC on his pro-rata share of our (i) “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), which will be taxed as long-term capital gain to the Electing U.S. Holder and (ii) “ordinary earnings” (the excess of earnings and profits over net capital gain), which will be taxed as ordinary income to the Electing U.S. Holder, in each case, for the U.S. Holder’s taxable year in which (or with which) our taxable year ends, regardless of whether such amounts are actually distributed. Such an election, once made shall apply to all subsequent years unless revoked with the consent of the IRS.

A QEF election also allows the Electing U.S. Holder to (i) generally treat any gain realized on the disposition of his common shares (or deemed to be realized on the pledge of his common shares) as capital gain; (ii) treat his share of our net capital gain, if any, as long-term capital gain instead of ordinary income, and (iii) either avoid interest charges resulting from PFIC status altogether (see discussion of interest charge below), or make an annual election, subject to certain limitations, to defer payment of current taxes on his share of our annual realized net capital gain and ordinary earnings subject, however, to an interest charge. If the Electing U.S. Holder is an individual, such an interest charge would be not deductible.

The procedure a U.S. Holder must comply with in making an timely QEF election will depend on whether the year of the election is the first year in the U.S. Holder’s holding period in which we are a PFIC. If the U.S. Holder makes a QEF election in such first year, (sometimes referred to as a “Pedigreed QEF Election”), then the U.S. Holder may make the QEF election by simply filing the appropriate documents at the time the U.S. Holder files its tax return for such first year. If, however, we qualified as a PFIC in a prior year, then the U.S. Holder may make an “Unpedigreed QEF Election” by recognizing as an “excess distribution” (i) under the rules of Section 1291 (discussed below), any gain that he would otherwise recognize if the U.S. Holder sold his stock on the qualification date (Deemed Sale Election) or (ii) if we are a controlled foreign corporation (“CFC”), the Holder’s pro rata share of the corporation’s earnings and profits (Deemed Dividend Election) (But see “Elimination of Overlap Between Subpart F Rules and PFIC Provisions”). The effect of either the deemed sale election or the deemed dividend election is to pay all prior deferred tax, to pay interest on the tax deferral and to be treated thereafter as a Pedigreed QEF as discussed in the prior paragraph. With respect to a situation in which a Pedigreed QEF election is made, if we no longer qualify as a PFIC in a subsequent year, normal Code rules and not the PFIC rules will apply.

If a U.S. Holder has not made a QEF Election at any time (a “Non-electing U.S. Holder”), then special taxation rules under Section 1291 of the Code will apply to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his common shares and (ii) certain “excess distributions”, as specially defined, by our company. An “excess distribution” is any current-year distribution in respect of PFIC stock that represents a ratable portion of the total distributions in respect of the stock during the year that exceed 125 percent of the average amount of distributions in respect of the stock during the three preceding years.

A Non-electing U.S. Holder generally would be required to pro-rate all gains realized on the disposition of his common shares and all excess distributions over the entire holding period for the common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to our first taxable year during such U.S. Holder’s holding period and beginning after January, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is an individual is not allowed a deduction for interest on the deferred tax liability. The portions of gains and distributions that are not characterized as “excess distributions” are subject to tax in the current year under the normal tax rules of the Internal Revenue Code.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common Shares, even if it is no longer by definition a PFIC. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules discussed above for Non-Electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.
Under Section 1291(f) of the Code, the Department of the Treasury has issued proposed regulations that would treat as taxable certain transfers of PFIC stock by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. If a U.S. Holder makes a QEF Election that is not a Pedigreed Election (i.e., it is made after the first year during which we are a PFIC and the U.S. Holder holds our shares) (a “Unpedigreed Election”), the QEF rules apply prospectively but do not apply to years prior to the year in which the QEF first becomes effective. U.S. Holders should consult their tax advisors regarding the specific consequences of making a Non-Pedigreed QEF Election.

Certain special, generally adverse, rules will apply with respect to the common shares while we are a PFIC whether or not it is treated as a QEF. For example under Section 1297(b)(6) of the Code (as in effect prior to the Taxpayer Relief Act of 1997), a U.S. Holder who uses PFIC stock as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such stock.

The foregoing discussion is based on currently effective provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of certain aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no assurance that any of these proposals will be enacted or promulgated, and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders of the Registrant are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in our company. For a discussion of the impact of the Taxpayer Relief Act of 1997 on a U.S. Holder of a PFIC, see “Mark-to-Market Election For PFIC Stock Under the Taxpayer Relief Act of 1997” and “Elimination of Overlap Between Subpart F Rules and PFIC Provisions” below.

Mark-to-Market Election for PFIC Stock Under the Taxpayer Relief Act of 1997

The Taxpayer Relief Act of 1997 provides that a U.S. Holder of a PFIC may make a mark-to-market election with respect to the stock of the PFIC if such stock is marketable as defined below. This provision is designed to provide a current inclusion provision for persons that are Non-Electing Holders. Under the election, any excess of the fair market value of the PFIC stock at the close of the tax year over the Holder’s adjusted basis in the stock is included in the Holder’s income. The Holder may deduct any excess of the adjusted basis of the PFIC stock over its fair market value at the close of the tax year. However, deductions are limited to the net mark-to-market gains on the stock that the Holder included in income in prior tax years, or so called “unreversed inclusions.” For purposes of the election, PFIC stock is marketable if it is regularly traded on (1) a national securities exchange that is registered with the SEC, (2) the national market system established under Section II A of the Securities Exchange Act of 1934, or (3) an exchange or market that the IRS determines has rules sufficient to ensure that the market price represents legitimate and sound fair market value.

A Holder’s adjusted basis of PFIC stock is increased by the income recognized under the mark-to-market election and decreased by the deductions allowed under the election. If a U.S. Holder owns PFIC stock indirectly through a foreign entity, the basis adjustments apply to the basis of the PFIC stock in the hands of the foreign entity for the purpose of applying the PFIC rules to the tax treatment of the U.S. owner. Similar basis adjustments are made to the basis of the property through which the U.S. persons hold the PFIC stock.

Income recognized under the mark-to-market election and gain on the sale of PFIC stock with respect to which an election is made is treated as ordinary income. Deductions allowed under the election and loss on the sale of PFIC with respect to which an election is made, to the extent that the amount of loss does not exceed the net mark-to-market gains previously included, are treated as ordinary losses. The U.S. or foreign source of any income or losses is determined as if the amount were a gain or loss from the sale of stock in the PFIC.

If PFIC stock is owned by a CFC (discussed below), the CFC is treated as a U.S. person that may make the mark-to-market election. Amounts includible in the CFC’s income under the election are treated as foreign personal holding company income, and deductions are allocable to foreign personal holding company income.

The above provisions apply to tax years of U.S. persons beginning after December 31, 1997, and to tax years of foreign corporations ending with or within such tax years of U.S. persons.

The rules of Code Section 1291 applicable to nonqualified funds as discussed above generally do not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. If Code Section 1291 is applied and a mark-to-market election was in effect for any prior tax year, the U.S. Holder’s holding period for the PFIC stock is treated as beginning immediately after the last tax year of the election. However, if a taxpayer makes a mark-to-market election for PFIC stock that is a nonqualified fund after the beginning of a taxpayer’s holding period for such stock, a co-ordination rule applies to ensure that the taxpayer does not avoid the interest charge with respect to amounts attributable to periods before the election.

Controlled Foreign Corporation Status

If more than 50% of the voting power of all classes of stock or the total value of the stock of our company is owned, directly or indirectly, by U.S. Holders, each of whom own after applying rules of attribution 10% or more of the total combined voting power of all classes of stock of our company, we would be treated as a “controlled foreign corporation” or “CFC” under Subpart F of the Code. This classification would bring into effect many complex results including the required inclusion by such 10% U.S. Holders in income of their pro rata shares of “Subpart F income” (as defined by the Code) of our company and our earnings invested in “U.S. property” (as defined by Section 956 of the Code). In addition, under Section 1248 of the Code if we are considered a CFC at any time during the five year period ending with the sale or exchange of its stock, gain from the sale or exchange of common shares of our company by such a 10% U.S. Holder of our common stock at any time during the five year period ending with the sale or exchange is treated as ordinary dividend income to the extent of our earnings and profits attributable to the stock sold or exchanged. Because of the complexity of Subpart F, and because we may never be a CFC, a more detailed review of these rules is beyond of the scope of this discussion.

Elimination of Overlap Between Subpart F Rules and PFIC Provisions

Under the Taxpayer Relief Act of 1997, a PFIC that is also a CFC will not be treated as a PFIC with respect to certain 10% U.S. Holders. For the exception to apply, (i) the corporation must be a CFC within the meaning of section 957(a) of the Code and (ii) the U.S. Holder must be subject to the current inclusion rules of Subpart F with respect to such corporation (i.e., the U.S. Holder is a “United States Shareholder,” see “Controlled Foreign Corporation,” above). The exception only applies to that portion of a U.S. Holder’s holding period beginning after December 31, 1997. For that portion of a United States Holder before January 1, 1998, the ordinary PFIC and QEF rules continue to apply.

As a result of this new provision, if we were ever to become a CFC, U.S. Holders who are currently taxed on their pro rata shares of Subpart F income of a PFIC which is also a CFC will not be subject to the PFIC provisions with respect to the same stock if they have previously made a Pedigreed QEF Election. The PFIC provisions will however continue to apply to U.S Holders for any periods in which Subpart F does not apply (for example he is no longer a 10% Holder or we are no longer a CFC) and to U.S. Holders that did not make a Pedigreed QEF Election unless the U.S. Holder elects to recognize gain on the PFIC shares held in our company as if those shares had been sold.

ALL PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF PURCHASING THE COMMON SHARES OF OUR COMPANY.

Dividend and Paying Agents

Not applicable.

Statement By Experts

The consolidated financial statements as of March 31, 2009 and March 31, 2008 and for the years ended March 31, 2009, March 31, 2008 and March 31, 2007 included in this prospectus have been so included in reliance on the report of Schwartz Levitsky Feldman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Documents On Display

The documents concerning the Company referred to in this prospectus may be inspected at the Company's office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3. The Company may be reached at (416) 929-1806. Documents filed with the Securities and Exchange Commission may also be read and copied at the SEC's public reference room at 100F Street, N. E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Subsidiary Information

The documents concerning the our subsidiary referred to in this prospectus may be inspected at the our office at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada, M5R 2G3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. We do not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. Our Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfillment of obligations, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a) Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institution is a prime Canadian bank and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by one of the major Canadian banks.

(b) Market price risk:

Market risk primarily arises from our short term investments in marketable securities, which are primarily in junior or small-cap mining exploration companies, which accounted for approximately 69% of our total assets at March 31, 2009 (69% at March 31, 2008). Further, our holding in one Canadian marketable security accounted for approximately 33% (2008: 31%) of the total short term investment in marketable securities or 23% (2008: 21%) of total assets at March 31, 2009.

Management tries to mitigate this risk by daily monitoring of all its investments by experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

 (c) Liquidity risk:

Liquidity risk is the risk that we will not be able to meet our financial obligations as they become due.

We ensure there is sufficient capital to meet short term business requirements. In addition, management and key consultants opted for several years to accept our common shares instead of cash towards their fee to ensure greater cash flow for other operational and business needs.

One of management’s goals is to maintain an optimal level of liquidity through the active management of the assets, liabilities and cash flows.

We maintain limited cash for our operational needs while most of our surplus cash is invested in short term marketable securities which are available on short notice to fund our operating costs and other financial demands.

(d) Currency risk

Our operating results and financial position are reported in Canadian dollars. Part of cash and short term investments are held in US dollars – approximately 3% of total assets at March 31, 2009 (23% as at March 31, 2008). The results of our operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of our company and may also affect the value of our assets and the amount of shareholders’ equity.

Comparative closing foreign exchange rates as at March 31, 2009 are as follows:

                                                                                                         March 31,
                                                                                          2009                                    2008

One US Dollar to CDN Dollar                                                                                             1.2602                                        1.0279

We have not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Other risks:

Our business is also subject to certain risks, which may negatively affect it. Certain of the risks are described below in addition to elsewhere in this prospectus:

(a)	Exploration and Development

The business of exploring for, developing and producing oil and gas involves a high degree of risk. Oil and gas reserves may never be found or, if discovered, may not be result in production at reasonable costs or profitability. The business of exploring, developing and producing is also capital intensive and, to the extent that cash flows from operating activities and external sources become limited or unavailable, our ability and of our operating partners to meet our respective financial obligations which are necessary to maintain our interests in the underlying properties could be impaired, resulting in the loss of those interests.

(b)	Dependence Upon Operating Manager

Our oil and gas activities are conducted through IPC Cayman in respect of which we are not the operator. We are dependent upon our operating manager for technical support. If our operating manager is unable to fulfill his own contractual obligations, our interests could be jeopardized, resulting in project delays, additional costs and loss of the interests.

(c)	Environmental

Our oil and gas operations are subject to environmental regulations in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased costs, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties in which we hold interests which are presently unknown to us and which have been caused by previous or existing owners or operators of the properties or by illegal mining activities.

(d)	Governmental

Our current project requires registration and approvals and permits from the Israel Ministry of Infrastructure. To the extent such approvals are required and not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of properties. Amendments to current laws, regulations and permits governing operations and activities of oil and gas companies, or more stringent implementation thereof, could have a material adverse impact on us and cause increases in capital expenditures or require abandonment or delays in development of new properties. Although the Israel government have been stable recently, there is no assurance that political and economic conditions will remain stable. Political and economic instability may impede our ability to continue our exploration activities in the manner currently contemplated.

(e)	Foreign Operations

We are exposed to risks of political instability and changes in government policies, laws and regulations in Israel. Any changes in regulations or shifts in political conditions are beyond our control and may adversely affect our business. Our operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. There is no assurance that permits can be obtained, or that delays will not occur in obtaining all necessary permits or renewals of such permits for existing properties or additional permits required in connection with future exploration and development programs. In the event of a dispute arising out of our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity.

DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

The following table sets forth certain information about the warrants we issued in connection with the acquisition of our 75% equity interest in IPC Cayman in November 2009.  All of the shares underlying these warrants may be sold under this prospectus.

Warrants	Number of Shares	Exercise Price (USD)	Expiration Date
PetroMed (1)	22,853,058	$4.00	November 16, 2016
International Three Crown Petroleum (1)(2)	5,000,000	0.35	November 14, 2014
Allied Ventures (1)(2)	2,000,000	0.35	November 14, 2014
Castle Rock Resources (3)	1,000,000	0.35	November 12, 2014
Current Capital Corp. (4)	150,000	0.35	November 24, 2014

1.  These warrants were issued under the Contribution and Assignment Agreement dated November 14, 2009.
2.  These warrants contain a cashless exercise feature and broad-based weighted average anti-dilution protection.
3.  These warrants were issued as part of a USD $850,000 promissory note.
4.  These warrants were issued as part of a USD $125,000 promissory note.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are organized under the laws of the province of Ontario, Canada and our executive offices are located outside of the United States in Toronto, Ontario.  A majority of our directors and officers, as well as the expert named in this prospectus, reside outside the United States. In addition, a substantial portion of their assets and currently all of our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws.

FINANCIAL STATEMENTS

Index

Page No.
Bontan Corporation Inc. Audited Financial Statements
Independent Auditor’s Report dated June 11, 2009	F-1
Consolidated Balance Sheets as at March 31, 2009 and 2008	F-2
Consolidated Statements of Operations for the Fiscal Years Ended March 31, 2009, 2008 and 2007	F-3
Consolidated Statements of Cash Flows for the Fiscal Years Ended March 31, 2009, 2008, and 2007	F-4
Consolidated Statements of Shareholders’ Equity for the Fiscal Years Ended March 31, 2009, 2008, and 2007	F-5 to F-6
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss for the Fiscal Years Ended March 31, 2009, 2008 and 2007	F-7
Notes to Consolidated Financial Statements	F-7 to F-29
Bontan Corporation Inc. Unaudited Financial Statements Management Report dated November 20, 2009	F-1
Consolidated Balance Sheets at September 30, 2009 and March 31, 2009	F-2
Consolidated Statements of Operations for the Three Months and Six Months Ended September 30, 2009 and 2008	F-3
Consolidated Statements of Cash Flows for the Six Months Ended September 30, 2009 and 2008	F-4
Consolidated Statements of Shareholders’ Equity for the Six Months Ended September 30, 2009	F-5
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss for the Six Months Ended September 30, 2009 and 2008	F-6
Notes to Consolidated Financial Statements	F-6 to F-21

Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2009, 2008 and 2007

(Canadian Dollars)

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2009 and 2008 and the consolidated statements of operations, shareholders' equity, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the three year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended March 31, 2009, 2008 and 2007, in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 17).

           “SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada  Chartered Accountants
June 11, 2009  Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel:  416 785 5353
Fax:  416 785 5663

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Note	2009	2008

Assets
Current
Cash		$352,958	$1,259,062
Short term investments	3,13(x) & (xi) & 15 (b)	1,091,563	3,633,760
Prepaid consulting services	5	20,484	285,896
Other receivables	13(xii) &(xiii), 12(b)	118,508	54,198

		$1,583,513	$5,232,916
Office equipment and furniture	4	$9,434	$6,206
		$1,592,947	$5,239,122
Liabilities and shareholders' equity
Current liabilities
Accounts payable	5(a),13(viii)	$96,544	$30,339
Audit and consulting fees accrued		55,474	28,685
Total current liabilities		$152,018	$59,024
Shareholders' Equity
Capital stock	6	$32,854,075	$32,901,488
Warrants	8	2,192,927	2,153,857
Contributed surplus		4,154,266	4,077,427
Accumulated other comprehensive loss		(4,425,018)	(1,306,768)
Deficit		(33,335,321)	(32,645,906)
		(37,760,339)	(33,952,674)
Total shareholders' equity		$1,440,929	$5,180,098
		$1,592,947	$5,239,122

Commitments and Contingent Liabilities (Note 12)
Related Party Transactions (Note 13)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)

For the years ended March 31,	Note		2009	2008	2007
Income
Gain on disposal of short term investments			$45,036	$248,455	$650,508
Interest	13(ix)		7,901	73,300	93,278

			52,937	321,755	743,786
Expenses
Consulting fees	10,12(b) & (c), 13 (v) & (Vii)		444,784	396,465	418,434
Travel,meals and promotions			66,896	120,008	108,266
Payroll			35,266	-	-
Shareholders information	12	(a),13(i)	144,757	133,502	149,105
Exchange (gain)loss			(119,789)	141,841	111,659
Professional fees			27,844	34,601	53,084
Office and general			42,641	40,349	30,630
Bank charges and interest			2,362	1,625	13,885
Communication	13(ii)		11,498	11,905	7,984
Rent	13(ii)		18,143	8,915	5,666
Transfer agents fees			4,940	4,343	4,974
Write off of short term investment			63,010	-	-
Write off of interest in gas exploration project			-	-	4,142
			742,352	893,554	907,829
Net loss for year			(689,415)	(571,799)	(164,043)

Basic and diluted loss per share information
Net Loss per share	9		$(0.02)	$(0.02)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows

(Canadian Dollars)

For the years ended March 31,	Note	2009	2008	2007
Cash flows from operating activities
Net loss for year		(689,415)	(571,799)	(164,043)
Write off of interest in gas exploration project		-	-	4,142
Write off of a short term investment		63,010
Amortization of office equipment and furniture		2,027	817	-
Gain on disposal of short term investments		(45,036)	(248,455)	(650,508)
Consulting fees settled for common shares	10	277,856	314,248	367,973
Net change in working capital components
Other receivables		(64,310)	11,955	29,649
Accounts payable		66,205	11,287	(15,166)
Audit and consulting fees accrued		26,789	(715)	(101,370)
		(362,874)	(482,662)	(529,323)
Investing activities
Purchase of short term Investments		(2,412,123)	(3,366,685)	(6,366,652)
Net proceeds from sale of short term investments		1,818,097	1,990,303	5,479,390
Purchase of office equipment and furniture		(5,256)	(7,023)	-
Investment in interest in gas properties		-	-	(4,142)
		(599,282)	(1,383,405)	(891,404)
Financing activities
Common shares issued net of issuance costs		56,052	110,201	1,172,813
		56,052	110,201	1,172,813
Decrease in cash during year		(906,104)	(1,755,866)	(247,914)
Cash at beginning of year		1,259,062	3,014,928	3,262,842
Cash at end of year		352,958	1,259,062	3,014,928
Supplemental disclosures

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the Years Ended March 31, 2009, 2008 and 2007

	Number of Shares	Share Capital	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2006	22,757,703	$32,175,000	$951,299	$4,069,549	$(31,910,064)	$-	$5,285,784
Issued under private placement	4,500,000	1,303,126					1,303,126
Warrants issued under private placement		(1,263,914)	1,263,914				-
Finder fee		(130,313)					(130,313)
Shares cancelled	(20,000)	(5,980)					(5,980)
Issued under 2003 Consultant stock compensation plans	42,500	22,406					22,406
Issued under 2007 Consultant stock compensation plans	1,150,000	313,486					313,486
Net loss					(164,043)		(164,043)
Balance, March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)	$-	$6,624,466
Warrants excercised	315,540	122,446		-			122,446
Value of warrants transferred to capital stock upon exercise		61,356	(61,356)				-
Finder fee		(12,245)					(12,245)
Issued under 2007 Consultant stock compensation plan	1,350,000	316,120					316,120
Options granted				7,878			7,878
Net loss					(571,799)		(571,799)
Unrealised loss on short term investments, net of tax, considered available for sale, cumulative to march 31, 2008 on adoption of new Accounting Policy						(1,306,768)	(1,306,768)

Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued

(Canadian Dollars)
For the Years Ended March 31, 2009, 2008 and 2007

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)

Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss

(Canadian Dollars)

For the years ended March 31,	Note	2009	2008	2007
Net loss for year		$(689,415)	$(571,799)	$(164,043)
Other comprehensive loss
Unrealised loss for year on short term investments,net of tax considered available for sale	3	(3,118,250)	(2,266,470)	-
Comprehensive loss		(3,807,665)	(2,838,269)	(164,043)

Accumulated other comprehensive income(loss)
Beginning of year		(1,306,768)	-	-
Adjustment on adoption of new Accounting Policy	3	-	959,702	-
		(1,306,768)	959,702	-
Other comprehensive loss for year		(3,118,250)	(2,266,470)	-
Accumulated other comprehensive loss, end of year		$(4,425,018)	$(1,306,768)	$-

The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and exploitation projects in countries around the globe through its subsidiary by acquiring joint venture, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company currently does not have any active project participation and has now expanded its search for participation in suitable projects in all sectors.

2.      SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) except as described in Note 17 “Differences from United States Generally Accepted Accounting Principles”.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Bontan Oil & Gas Corporation. All inter-company balances and transactions have been eliminated on consolidation.

The following paragraphs describe the significant accounting policies.

Effective April 1, 2008, the Company adopted two new accounting standards issued by The Canadian Institute of Chartered Accountants ("CICA") on financial instruments comprising handbook sections 3862 "Financial Instruments – Disclosures" and 3863 "Financial Instruments – Presentation", which apply to interim and annual financial statements. These sections revise and enhance the current disclosure requirements but do not change the existing presentation requirements for financial instruments. The new disclosures provide additional information on the nature and extent of risks arising from financial instruments to which the Company is exposed and how it manages those risks. This disclosure is provided in note 15. The Company also adopted CICA handbook section 1535 "Capital Disclosures", which requires the Company to disclose qualitative and quantitative information relating to its objectives, policies and processes for managing its capital.  This disclosure is provided in note 16.

The CICA accounting standards board amended section 1400, “General Standards of Financial Statement Presentation” to include requirements for management to assess and disclose an entity’s ability to continue as a going concern. This section applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008. The adoption of this amendment did not have an impact on the consolidated financial statements.

Oil and Gas Properties Interest
Interests held in oil and gas properties are recorded on the basis of successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves are capitalized. When the carrying value of a property exceeds its net recoverable amount that may be estimated by quantifiable evidence of an economic geological resource or reserve, joint venture expenditure commitments or the Company’s assessment of its ability to sell the property for an amount exceeding the deferred costs, provision is made for the impairment in value.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Revenue Recognition

Revenues associated with the sales of natural gas, crude oil and natural gas liquids (“NGLs”) together with costs including production and mineral taxes, royalty to landowner and transportation and selling costs are recognized on receipt of a statement of account from the operators of the projects where the Company holds equity interest and collection is reasonably assured.

Short-term Investments and other financial instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other receivable are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s only subsidiary, Bontan Oil & Gas Corporation uses US Dollar as a functional currency. However, the subsidiary is not self sustaining but is integrated to Bontan Corporation Inc. Hence translation gains and losses of this subsidiary are charged to the consolidated statement of operations.

Office equipment and furniture and amortization

Office equipment and furniture are amortised over their useful lives as follows:

Office furniture                                               20%– declining balance basis
Computers                                               33% – declining balance basis
Software                                               20% - declining balance basis

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Warrants

When the Company issues Units under a private Placement comprising common shares and warrants, the Company follows relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option price model. The fair value is then related to the total of net proceeds on issuance of Common shares and the fair value of the warrants issued therewith. The resultant relative fair value is allocated to warrants from the net proceeds and the balance of the net proceeds is allocated to the Common shares issued.

Accounting Changes

The Company follows CICA Section 1506, “Accounting changes” which require that (i) voluntary changes in accounting policies can be made if, and only if, the changes result in more reliable and relevant information (ii) changes in accounting policies are accompanied by disclosure of prior period amounts and justification for the changes, and (iii) for changes in estimates, the nature and amount of the change should be disclosed. The Company has not made any voluntary change in accounting policies during the fiscal years 2009 and 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture and impairment of short term investments.

Recent accounting pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities,  IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is currently assessing the impact of IFRS on its consolidated financial statements.

Goodwill and Intangible Assets

In February 2008, the CICA issued Section 3064, Goodwill and Intangible Assets, replacing Section 3062, Goodwill and Other Intangible Assets, and Section 3450, Research and Development Costs. The new section will be applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company will adopt the new standards for its fiscal year beginning April 1, 2009. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. This standard is not expected to have a material impact on the Company’s financial statements..

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

2.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. Although the Company is considering the impact of adopting this pronouncement on the consolidated financial statements, it will be limited to any future acquisitions beginning in fiscal 2012.

Consolidated financial statements and non-controlling interests

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of these recommendations is permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are to be presented in the consolidated statement of financial position within the entity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of income. In addition, these pronouncements establish standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. They also establish reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company is currently considering the impact of adopting these pronouncements on its consolidated financial statements in fiscal 2012 in connection with the conversion to IFRS.

Credit risk and the fair value of financial assets and financial liabilities

In January 2009, the CICA issued the Emerging Issues Committee (EIC) Abstract EIC – 173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities”, effective for interim and annual financial statements ending on or after January 20, 2009. Earlier adoption of this abstract is permitted. EIC – 173 provides further information on the determination of the fair value of financial assets and financial liabilities under Section 3855, “Financial Instruments – Recognition and Measurement”. It states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. EIC – 173 should be applied retroactively, without restatement of prior periods, to all financial assets and liabilities measured at fair value. The Company will adopt this abstract during the first quarter of the 2010 fiscal year. This standard is not expected to have a material impact on the Company’s financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

3.	SHORT TERM INVESTMENTS

	March 31, 2009		March 31, 2008
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	5,253,570	1,091,563	4,637,738	3,330,970
Non-marketable securities	326,020	-	302,790	302,790
	$5,579,590	$1,091,563	$4,940,528	$3,633,760
Unrealised (loss) gain before tax		$(4,488,027)		$(1,306,768)
Movements in unrealised (loss)gain
At beginning of year		(1,306,768)		959,702
Loss during year		(3,118,250)		(2,266,470)
At end of year		$(4,425,018)		$(1,306,768)

    a.     Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2009. An unrealised loss of $ 2,855,240 for the year and accumulated unrealised loss of $1,306,768 at the beginning of year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at March 31, 2009, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $138,189 (As at March 31, 2008:$ 414,176) and the market value of the underlying securities was $34,509 as at that date (As at March 31, 2008: $377,322). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between November 2009 and April 2012.

b.     Non-marketable securities

The Company held shares in three private corporations as at March 31, 2009, which are designated as “Available for sale”. The carrying cost of these investments was $326,020. Based on the management review of the affairs of the above investee companies and discussions with their management, it was concluded that there was no other than temporary impairment in the carrying costs of these investments as at March 31, 2009 except one investment of $63,010. The factors considered in our impairment review included length of time the security was held, extent to which the fair value was below cost, current financial conditions of the investee companies, near term prospects of the investee companies and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company however believed that as at March 31, 2009, the value of these investments was seriously affected due partly to the overall adverse market conditions and has therefore valued them at zero value. An unrealised loss of $ 263,010 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As regards the investment of $63,010, management was unable to get any update on the affairs of the private corporation which was inactive. Management therefore concluded that there was a permanent impairment in the value of this investment and accordingly $63,010 was fully written off.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	accumulated amortisation	Net book value	Net book value
As at March 31,	2009			2008
Office furniture	4,725	1,323	3,402	4,252
Computer	2,298	996	1,302	1,954
Software	5,256	526	4,730	-

	$12,279	$2,845	$9,434	$6,206

Amortization of office equipment and furniture amounted to $ 2,027 (2008: $817)

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2008	Deferred during the year (b)	Canceled during the year (a)	Expensed during the year	Balance at March 31, 2009
Options	$7,878	$76,839	$-	$(84,717)	$-
Stocks	278,018	-	(64,395)	(193,139)	20,484
	$285,896	$76,839	$(64,395)	$(277,856)	$20,484

	Balance at April 1, 2007	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2008
Options	$-	$7,878	$-	$-	$7,878
Stocks	276,146	316,120	-	(314,248)	278,018
	$276,146	$323,998	$-	$(314,248)	$285,896

(a) Two of the Consultants who were issued shares in lieu of cash for their services requested the management that they would like to cancel the shares issued to them and instead receive cash payments from the Company owing to the fact that the Company’s share price remained depressed and lacked any substantial movements through the year and as a result they were unable to sell any shares and earn any compensation for their services.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

5.      PREPAID CONSULTING SERVICES  - (continued)

On December 12, 2008, the Board of Directors of the Company accepted their request and approved the following:

a.
Mr. Terence Robinson to be paid a cash compensation of $60,000 for the six months ended December 31, 2008 in return for 275,000  shares previously issued under Consultant Compensation Plan for cancellation.

b.
Mr. John Robinson to be paid $ 82,000 in four instalments - $20,489 on December 16, 2008, $20,489 on December 31, 2008, $20,489 on March 31, 2009 and the balance $20,533 on June 30, 2009 in return for 350,000 shares previously issued under Consultant Compensation Plan for cancellation.

Mr. Terence Robinson returned 275,000 shares for cancellation. These were cancelled and the cost of these shares of $64,395 was reversed to capital stock. A liability has been included in payable for $60,000 which became payable to him upon return of the shares.

Mr. John Robinson has not yet returned the shares for cancellation and hence cash liability and related shares cancellation has not yet been accounted for by the Company.

(b)	During the year, terms of all outstanding options were revised as explained in Note 7(b)(i). These options were therefore re-valued and an additional cost of $76,839 was expensed.

6.      CAPITAL STOCK

(a)         Authorized  -                              Unlimited number of common shares

(b)         Issued

As at March 31	2009		2008
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of year	30,095,743	$32,901,488	28,430,203	$32,413,811
Canceled ( note 5 (a))	(275,000)	$(64,395)
Issued under private placement (a)	1,000,000	$62,280
Finder's fee (a)		$(6,228)
Value assigned to warrants issued under private placement transferred to contributed surplus (note 8)		$(39,070)
Warrants exercised	-	-	315,540	122,446
Costs relating to warrants excercised		-		(12,245)
Value of warrants transferred to capital stoock upon exercise	-	-		61,356
Issued under 2007 Consultant Stock Compensation Plan	-	-	1,350,000	316,120
	30,820,743	$32,854,075	30,095,743	$32,901,488

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

6.      CAPITAL STOCK – (continued)

(a)
On December 12, 2008, The Board of Directors of the Company approved a private placement to raise equity funds up to US$500,000. The private placement consists of Units up to maximum of ten million, to be issued at US0.05 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.10 each within two years of the issuance of warrant.

The board also approved a finder’s fee at 10% of the proceeds from the issuance of units and warrants attached thereto payable to Current Capital Corp., a related party (note 13).

 As at March 31, 2009, the Company received one subscription for one million units. The board has agreed to waive any closing date and to continue to accept more subscriptions within the approved maximum limit.

7.      STOCK OPTION PLANS

The following is a summary of all Stock Option Plans as at March 31, 2009:

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	(70,000)	(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)	(400,000)	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	(225,000)	(1,600,000)	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

7.      STOCK OPTION PLANS – (continued)

(i) On December 12, 2008, the Board of Directors of the Company approved extension of expiry dates of all outstanding options by one year from the date of their expiry and revision of the exercise price to US$0.15 for all options. The market price of the Company’s common shares on December 12, 2008 was US$0.05.

Fair value of these options was re-estimated on December 12, 2208 to reflect the modifications made in the terms. The re-estimation was done using a Black-Scholes option price model with the following assumptions:

Risk free interest rate1%
Expected dividendnil
Expected volatility (based on previous 88 weeks average market price)161.75%
Expected life614 days
Exercise priceUS$0.15
Market priceUS$0.05

The value based on the above model came to $76,839, which was expensed (see note 5(b)).

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(C)                Details of weighted average remaining life of the options granted and outstanding are as follows

	2009			2008
	Options outstanding & excercisable			Options outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.15	4,825,000	1.78	0.35	1,680,000	1.67
			0.50	3,015,000	1.85
			0.75	125,000	1.38
			1.00	5,000	1.38
0.15	4,825,000	1.78	0.46	4,825,000	1.78

All options were fully vested immediately as at March 31, 2009 and 2008. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options (2008: 1,995,000) and less than the market price for the balance of 2,830,000 (2008: 2,830,000) options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

8.	WARRANTS

(a)                Movement in warrants during the year are as follows:

	2009			2008
	# of warrants	Weighted average exercise price in US$	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of year (ii)	12,846,420	0.44	2,153,857	13,161,960	0.44	2,215,213
Issued during year (i)	1,000,000	0.10	39,070	-		-
Exercised during year				(315,540)		(61,356)

Issued and outstanding, end of year	13,846,420	$0 .24	$2,192,927	12,846,420	$0.44	$2,153,857

(i)
The company issued 1 million warrants under a 2009 private placement relating to Units subscribed during the current year as explained in Note 6(a). These warrants are convertible into equal number of common shares at an exercise price of US$0.10 per warrant and expire within two years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	104%
Expected life	730 days
Market price	US$0.14

The fair value of the warrants as per the Black-Scholes option price model amounted to $113,523. Using the relative fair value method, an amount of $39,070 (70%) has been accounted for as reduction in value of shares and increase in value of warrants.

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

(ii)	During the fiscal year 2009, the Board of Directors of the Company approved changes in the terms of the warrants issued and outstanding as follows:

i.
On December 12, 2008, exercise price of 11,124,460 warrants issued as part of 2006 private placement and still outstanding was reduced from US$0.35 to US$0.25 and their expiry date extended by six months from the existing expiry dates. The market price of the Company’s common shares on December 12, 2008 was US$0.05.

ii.
On March 30, 2009, exercise price of 1,721,960 warrants issued as part of 2003 private placement and still outstanding was reduced from US$ 1 to US$0.25 and their expiry date extended by six months from the existing expiry date. The market price of the Company’s common shares on March 30, 2009 was US$0.08.

The fair value of these warrants was not recalculated due to these changes.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

8.	WARRANTS – (continued)

(b)	Details of weighted average remaining life of the options granted and outstanding are as follows:

	2009			2008
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.25	12,846,420	0.29	1.00	1,721,960	1.00
0.10	1,000,000	1.88	0.35	11,124,460	0.77

0.46	13,846,420	0.40	0.46	12,846,420	0.80

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 30,170,743 shares for the year ended March 31, 2009 (2008 – 28,840,653, 2007 – 27,472,703).

The Company had approximately 13.8 million warrants and 4.8 million options, which were not exercised as at March 31, 2009. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

10.	CONSULTING FEE

For the year ended March 31	2009	2008	2007
Fees settled in stocks and options (Note 5)	277,856	314,248	367,973
Fees settled for cash	166,928	82,217	50,461

	$444,784	$396,465	$418,434

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

11.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income before income taxes. The reasons for the differences are as follows:

	2009	2008	2007
Income tax recovery based on combined corporate income tax rate of 29% (2008: 33.50% and 2007: 36.12%)	$(199,930)	$(191,553)	$(59,237)
Increase(Decrease) in taxes resulting from:
Investments in Subsidiary (BDC) written off on disolution	-	(50,280)	-
Non-deductible stock based compensation	80,578	105,273	132,912
Non-deductible meals & entertainment expenses	7,806	11,199	7,503
Not-taxable portion of gain on sale of short term investments	(6,530)	(41,616)	(117,482)
Write off of a short term investment	9,136
Income tax recovery	(108,940)	(166,977)	(36,304)
Benefit of tax losses not recognised	108,940	166,977	36,304
Provision for income taxes	$-	$-	$-

The components of the future income tax asset and the country of origin at March 31, 2009 and 2008 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 29% (2008: 33.50%) and the US income tax rate of 34.00% for both the years):

	Canada		US
	2009	2008	2009	2008
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,199	$2,697	$1,498	$1,498
Capital losses carried forward	560	647	-	-
Unrealised losses on short term investments	642	438
Future tax assets	3,401	3,782	1,498	1,498
Valuation allowance	(3,401)	(3,782)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $7.6 million (2008: $8 million) in Canadian non-capital losses, $1.9 million (2008: $1.9 million) in capital losses and US$ 4.4 million (2008: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the financial statements as management has determined that it is not more likely than not that the losses will be utilized.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

11.	INCOME TAXES - continued

The non-capital losses expire as follows:

Canadian in CDN$                                                          US in US$
In 000’$                                                                in 000’$

2010                                                   232
2014                                               1,337
2015                                               1,319                                2025                          $           1,050
2026                                               3,373                                2026                                       3,300
2027                                                  271                                2027                                            25
2028                                                  675
2029                                                  374

       $ 7,581                                                                    $           4,375

12.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term up to March 31, 2010. Between June 1, 2008 and December 31, 2008, Mr. Shah was allowed to draw $10,000 per month in arrears until market price of the Company’s common shares reaches $0.50 provided that such drawings will be considered as fee advances to be repaid when the market price of the common shares of the Company stays at $0.50 or above for a consecutive period of three months. Total sum of $70,000 thus withdrawn by Mr. Shah until December 31, 2008 has been included in other receivable. For the period of six months from January 1, 2009 to June 30, 2009, Mr. Shah has been approved a cash fee of $10,000 per month plus taxes. Fee for the second half of the calendar year 2009 has not yet been determined. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. The contract provided for a monthly fee of $10,000 inclusive of taxes plus reimbursement of expenses and a lump sum compensation of $250,000 for early termination of the contract without cause.  Mr. Robinson accepted 550,000 common shares issued under 2007 Consultant Stock Compensation Plan in lieu of his fees for the year ended December 31, 2008. However, he was allowed to return half of the issued shares -275,000 - for cancellation and instead was to be paid a cash fee of $60,000 ( see also Note 5), which has been included in accounts payable. From January 1, 2009 to March 31, 2009, a fee of $10,000 per month has been accrued as payable to Mr. Robinson and is included in accrued liabilities. The Company is still reviewing the matters concerning settlement of amounts due to Mr. Robinson until March 31, 2009 and terms of the renewal of his contract. The Company however concluded that the consulting contract should be renewed.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

12.           COMMITMENTS AND CONTINGENT LIABILITIES - continued

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company.  On March 28, 2008, the Company renewed the consulting contract with Mr. John Robinson for another year to June 30, 2009.  The consulting fee was agreed to be US$82,000 which was pre-paid by issuance of 350,000 common shares under 2007 Consultant Stock Compensation Plan.  Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. The Company allowed Mr. Robinson to return the shares issued for cancellation and to be paid instead cash of $82,000 in four instalments. Mr. Robinson has not yet returned the shares for cancellation. (see also note 5)

(e) The Company has agreed to payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from exercise of any of the outstanding warrants and from the further subscriptions received under the 2009 private placement and related warrants (note 6(a)). The likely fee if all the remaining warrants and units are exercised will be approximately $580,000.

13.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements.

(i)
Included in shareholders information expense is $133,785 (2008 – $124,231; 2007 – $136,249) to Current Capital Corp, (CCC) for media relation’s services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged approximately $37,800 for rent, telephone and other office expenses (2008: $27,300 and 2007: $21,900).

(iii)
Finders fees of $6,228 (2008: $12,245, 2007: $740,043) was charged by CCC in connection with the private placement. (The fee for 2007 included a cash fee of $130,313 and 1,040,000 warrants valued at $609,730 using the Black-Scholes option price model).

(iv)
Business expenses of $19,205 (2008 - $15,771; 2007 - $10,279) were reimbursed to directors of the corporation and $68,009 (2008 - $118,774, 2007: $85,862) to a key consultant and a former chief executive officer of the Company.

(v)
Shares issued to a director under the Consultant’s stock compensation plan – Nil  (2008 : 450,000 valued at $105,373, 2007: 350,000 valued at $95,409,). Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant stock compensation plan (275,000) valued at $ (64,395) (2008: 550,000 valued at $ 128,790, 2007: 500,000 valued at $136,298).

(vi)	Options issued to directors under Stock option plans – nil (2008: 50,000 valued at $7,878, 2007: nil).

(vii)
Cash fee paid to directors for services of $60,000 (2008:$33,871 and 2007: $ nil). Cash fee paid to a key consultant and a former chief executive officer of the Company of $90,000 (2008 and 2007: $ nil). These fees are included under travel, promotion and consulting expenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

13.           RELATED PARTY TRANSACTIONS – continued

(viii)
Accounts payable includes $15,482 (2008: $9,384, 2007: $3,471) due to CCC, $1,875 (2008: $757, 2007: $1,431) due to a director and $67,212 (2008: $6,577, 2007: $ 7,099) due to a key consultant and a former chief executive officer of the Company.

(ix)	Interest income includes $ nil (2008: $ nil & 2007: $1,398) representing interest received from the Chief Executive officer.

(x)
Included in short term investments is an investment of $200,000 (2008: $200,000, 2007: $ nil) in a private corporation controlled by a brother of the key consultant. The investment was stated at market value which was considered nil as at March 31, 2009 ($200,000 as at March 31, 2008)

(xi)	Included in short term investments
is an investment of $1,837,956 carrying cost and $361,877 fair value (2008: 1,929,049 carrying cost and $1,140,120 fair value, 2007: $1,604,493 carrying cost and $2,710,760 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said Corporation.

(xii)
Included in other receivable is an advance of $70,000 (2008 and 2007: $nil) made to Chief Executive Officer. The advance is repayable upon happening of certain events as explained in note 12 (b) and carries no interest.

(xiii)	Included in other receivable is an advance of $5,814 made to a director (2008: $2,470 and 2007: $ nil), advance is against future fee and carries no interest.

14.           SEGMENTED INFORMATION

As at March 31, 2009, 2008 and 2007, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 2. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions.

The Company had no business activity in the above segment.

The Company is now seeking business participation opportunities in all sectors. This may change the future major business segments for the Company.

Geographic Information

The Company operates from one location in Canada. Its assets were located in Canada as at March 31, 2009 and 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations, the continuation of the Company’s search for new business participation opportunities, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a) Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institution is a prime Canadian bank and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by one of the major Canadian banks.

 (b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 69% of total assets of the Company as at March 31, 2009( 69% at March 31, 2008). Further, the Company’s holding in one Canadian marketable security accounted for approximately 33% (2008: 31%) of the total short term investment in marketable securities or 23% (2008: 21%) of total assets at March 31, 2009.

The management tries to mitigate this risk by daily monitoring of all its investments by experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

 (c) Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due.

The Company ensures there is sufficient capital to meet short term business requirements. In addition, management and key consultants opted for several years to accept the Company’s common shares instead of cash towards their fee to ensure greater cash flow for other operational and business needs.

One of management’s goals is to maintain an optimal level of liquidity through the active management of the assets, liabilities and cash flows.

The Company’s maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

15.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(d) Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Part of cash and short term investments are held in US dollars – approximately 3% of total assets at March 31, 2009 (23% as at March 31, 2008). The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative closing foreign exchange rates as at March 31, 2009 are as follows:
                        March 31,
                      2009           2008

              One US Dollar to CDN Dollar         1.2602                    1.0279

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

16.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company currently has no debts or significant financial commitments. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at March 31, 2009, the shareholders’ equity was approximately $ 1.4 million (March 31, 2008: $ 5.2 million). Approximately 79% or $1.1 million was held in short term investments (March 31, 2008: $3.6 million or 69%) and the balance was held in cash and receivable. Absence of any significant external debts ensures the Company’s continued financial strength.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

17.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

The impact of significant US GAAP variations on the Consolidated Statement of Operations is as follows:

Year ended March 31	2009	2008	2007

Net Loss for year, Canadian GAAP	$(689,415)	$(571,799)	$(164,043)
Reclassification of exchange loss (gain) on year end translation of foreign currency items and balances (ii)	-	-	111,659
Loss for year US GAAP	$(689,415)	$(571,799)	$(52,384)
Reclassification of exchange (loss) gain on year end translation of foreign currency items and balances (ii)	-	-	(111,659)
Unrealised losses on "available for sale" short term investments( i)	(3,118,250)	(2,266,470)	-
Unrealised gain on short term investments ( i)	-	-	959,701
Comprehensive Income(loss) for year, US GAAP	$(3,807,665)	$(2,838,269)	$795,658

Basic and diluted loss per share, US GAAP	$(0.02)	$(0.02)	$(0.00)

The following are brief explanations of the identified differences:

(i) Short-term Marketable securities

In Fiscal year 2008, CICA introduced a new handbook section 3855 to recognize and measure financial instruments including marketable securities. This revision brings the Canadian GAAP in line with the Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized. All short term investments are classified as “available-for-sale”.

Since the Company implemented the new Canadian standard on a prospective basis with no restatement of prior period financials, the reconciliation is presented to provide comparatives as per US GAAP

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2009 and 2008

17.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES – continued

(ii)      Exchange gains and losses on translation of foreign currency items and balances

Under Canadian GAAP, as revised under the handbook section 1651, foreign currency translation gains and losses are generally included in the determination of net income unless they relate to self sustaining foreign subsidiary, in which case, such translation gains and losses are included in the other comprehensive income computation. For the fiscal years 2009 and 2008, all translation losses of the Company were sustained by the entity whose functional currency is Canadian dollar and are therefore included in the computation of income.

The above treatment under Canadian GAAP is in line with the treatment required Under FAS 52 (13) and FAS 130 of the US GAAP.

Future U.S. accounting policy changes

In May 2009, The Financial Accounting Standard Board (FASB) issued a new Financial Accounting Standard (FAS) 165, “Subsequent events” which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This Statement is applicable to interim or annual financial periods ending after June 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

In June 2009, FASB issued FAS 166, as an amendment of FAS 140 “Accounting for Transfer of Financial Assets”. This Statement removes the concept of a qualifying special-purpose entity from Statement 140 and removes the exception from applying FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities”, to qualifying special –purpose entities. This Statement is applicable to interim or annual financial periods beginning after November 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

In June 2009, FASB issued FAS 167, “Amendments to FASB Interpretation No. 46(R)”. This Statement retains the scope of Interpretation 46(R) with the addition of entities previously considered qualifying special-purpose entities, as the concept of these entities was eliminated in Statement 166. This Statement is applicable to interim or annual financial periods beginning after November 15, 2009. The Company does not believe that implementation of this Statement will have any effect on the financial statements.

18	SUBSEQUENT EVENT

On April 7, 2009, the Company registered 2009 Consultant Stock Compensation Plan with Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. 3 million common shares of the Company were registered under the Plan.

19.	PRIOR YEARS’ COMPARATIVES

Certain prior years’ comparatives have been restated to conform to the current year’s presentation.

Bontan Corporation Inc.

Consolidated Financial Statements

For the Three and Six Months Ended September 30, 2009 and 2008

(Canadian Dollars)

(UNAUDITED – see Notice to Reader dated November 20, 2009)

BONTAN CORPORATION INC.

NOTICE TO READER OF THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements for Bontan Corporation Inc. for the three and six months ended September 30, 2009 have been prepared by management in accordance with Canadian generally accepted accounting principles, consistently applied. These consolidated financial statements have not been reviewed by the auditors of the Company.

These financial statements are presented on the accrual basis of accounting. Accordingly, a precise determination of many assets and liabilities is dependent upon future events. Therefore, estimates and approximations have been made using careful judgment. Recognizing that the management is responsible for both the integrity and objectivity of the financial statements, management is satisfied that these financial statements have been fairly presented.

November 20, 2009

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 20, 2009)
	Note	September 30, 2008	March 31, 2008
			(Audited)
Assets
Current
Cash		$543,152	$1,259,062
Short term investments	3, 11(vii) & 11(viii)	2,469,617	3,633,760
Prepaid consulting services	5	123,941	285,896
Other receivables	11(ix)	64,266	54,198

		$3,200,976	$5,232,916
Office equipment and furniture	4	$10,580	$6,206
		$3,211,556	$5,239,122
Liabilities and shareholders' equity
Current liabilities
Accounts payable	11(vi)	$23,276	$30,339
Accrued liabilities		13,449	28,685
Total current liabilities		$36,725	$59,024
Shareholders' Equity
Capital stock	6	$32,901,488	$32,901,488
Warrants	8	2,153,857	2,153,857
Contributed surplus		4,077,427	4,077,427
Accumulated other comprehensive loss		(3,165,059)	(1,306,768)
Deficit		(32,792,882)	(32,645,906)
		(35,957,941)	(33,952,674)
Total shareholders' equity		$3,174,831	$5,180,098
		$3,211,556	$5,239,122

Commitments and Contingent Liabilities (Note 10)
Related Party Transactions (Note 11)

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                          (signed)                                                (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Operations
(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 20, 2009)

	Note		Three months ended	Six months ended	Three months ended	Six months ended
			September 30, 2008		September 30, 2007
Income
Gain on disposal of short term investments			$7,379	$195,928	$(25,974)	$75,661
Interest			1,958	5,909	25,025	46,681

			9,337	201,837	(949)	122,342
Expenses
Consulting fees settled for common shares	5		80,999	161,956	78,372	156,890
Payroll			9,872	15,303	-	-
Travel, promotion and consulting	11	(v)	17,159	67,280	36,763	87,333
Shareholders information	11	(i)	34,041	64,500	37,546	73,867
Exchange loss (gain)			(33,704)	(17,968)	81,009	186,710
Professional fees			9,862	14,011	8,033	14,563
Office and general			7,588	24,164	5,820	17,480
Bank charges and interest			746	1,297	258	655
Communication			4,256	7,490	2,055	4,774
Rent	11(ii)		4,150	8,589	1,412	2,871
Transfer agents fees			1,122	2,191	1,201	2,652
			136,091	348,813	252,469	547,795
Net loss for period			(126,754)	(146,976)	(253,418)	(425,453)

Basic and diluted loss per share information
Net Loss per share	9		$(0.00)	$(0.00)	$(0.01)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

II-

Bontan Corporation Inc.
Consolidated Statements of Cash Flows

(Canadian Dollars)
(Unaudited – see Notice to Reader dated November 20, 2009)

		Three months ended	Six months ended	Three months ended	Six months ended
		September 30, 2008		September 30, 2007
Cash flows from operating activities
Net loss for year		$(126,754)	$(146,976)	$(253,418)	$(425,453)
Amortization of office equipment and furniture		507	882	-	-
Gain on disposal of short term investments		(7,379)	(195,928)	25,974	(75,661)
Consulting fees settled for common shares	5	80,999	161,955	78,372	156,890
Net change in working capital components
Prepaid and other receivables		(34,716)	(10,069)	46,823	39,244
Accounts payable and accrued liabilities		(18,903)	(22,299)	(27,467)	(9,105)
		(106,246)	(212,435)	(129,716)	(314,085)
Investing activities
Purchase of property,plant & equipment		(5,256)	(5,256)	(2,299)	(2,299)
Purchase of short term Investments		(278,172)	(1,842,150)	(571,487)	(1,901,828)
Net proceeds from sale of short term investments		132,762	1,343,931	165,022	1,301,542
		(150,666)	(503,475)	(408,764)	(602,585)
Financing activities
Common shares issued net of issuance costs			-	-	110,201
		-	-	-	110,201
Decrease in cash during period		(256,912)	(715,910)	(538,480)	(806,469)
Cash at beginning of period		800,064	1,259,062	2,746,939	3,014,928
Cash at end of period		$543,152	$543,152	$2,208,459	$2,208,459
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	5		161,955	78,372
options and expensed during the period		80,999			156,890
Consulting fees prepaid in shares	5	123,941	123,941	119,256	119,256
		$204,940	$285,896	$197,628	$276,146

The accompanying notes are an integral part of these consolidated financial statements.

II-

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity

(Canadian Dollars)
For the six months ended September 30, 2009
(Unaudited – see Notice to Reader dated November 20, 2009)

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)		$6,624,466
Warrants excercised	315,540	122,446		-			122,446
Value of warrants transferred to capital stock upon exercise		61,356	-61,356
Finder fee		-12,245					-12,245
Issued under 2007 Consultant stock compensation plan	1,350,000	316,120					316,120
Options granted				7,878			7,878
Net loss					(571,799)		(571,799)
Unrealised loss on short term investments considered avilable for sale, cumulative to march 31, 2008 on adoption of new Accounting Policy						(1,306,768)	(1,306,768)

Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Unrealised gain on short term investments considered available for sale during the quarter ended June 30, 2008						1,076,875	1,076,875
Net loss for the quarter					-20,222		-20,222
Balance, June 30, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,666,128)	$(229,893)	$6,236,751
Unrealised loss on short term investments considered available for sale during the quarter ended September 30, 2008						-2,935,166	-2,935,166
Net loss for the quarter					-126,754		-126,754
Balance, September 30, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,792,882)	$(3,165,059)	$3,174,831

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss

(Canadian Dollars)
 (Unaudited – see Notice to Reader dated November 20, 2009)

	Note	Three months ended	Six months ended	Three months ended	Six months ended
		September 30, 2008		September 30, 2007

Net loss for year		(20,222)	(146,976)	(253,418)	(425,453)
Other comprehensive loss
Unrealised gain(loss) for period on short term investments considered available for sale	3	(2,935,166)	(1,858,291)	(198,288)	(813,979)
Comprehensive Gain(loss)		(2,955,388)	(2,005,267)	(451,706)	(1,239,432)

Accumulated other comprehensive income(loss)
Beginning of period		(229,893)	(1,306,768)	344,011	959,702
Other comprehensive gain(loss) for period		(2,935,166)	(1,858,291)	(198,288)	(813,979)
Accumulated other comprehensive income (loss), end of period		$(3,165,059)	$(3,165,059)	$145,723	$145,723

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and exploitation projects in countries around the globe through its subsidiary by acquiring joint venture, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

The Company currently does not have any active project participation and has now expanded its search for participation in suitable projects in all sectors.

2.      PRINCIPLES AND USE OF ESTIMATES

These financial statements consolidated the accounts of the Company and its wholly owned subsidiary, Bontan Oil and Gas Corporation., and have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") with respect to interim financial statements, applied on a consistent basis. Accordingly, they do not include all of the information and footnotes required for compliance with GAAP in Canada for annual audited financial statements. These Statements and notes should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report for the fiscal year ended March 31, 2009.

The accounting policies adopted for the preparation of these Statements are the same as those applied for the Company’s audited financial statements for the fiscal year ended March 31, 2009 except as discussed below for the adoption of new accounting standards.

The preparation of these Statements and the accompanying unaudited notes requires management to make estimates and assumptions that affect the amounts reported. In the opinion of management, these Statements reflect all adjustments necessary to state fairly the results for the periods presented. Actual results could vary from these estimates and the operating results for the interim periods presented are not necessarily indicative of the results expected for the full year.

Adoption of new accounting and disclosure policies

Goodwill and intangible assets

In February 2008, the Canadian Institute of Chartered Accountants (“CICA”) issued accounting standard Section 3064 “Goodwill, and intangible assets”, replacing accounting standard Section 3062 “Goodwill and other intangible assets” and accounting standard Section 3450 “Research and development costs”. Section 3064 establishes standards for the recognition, measurement, presentation and disclosure of intangible assets and goodwill subsequent to its initial recognition. The new Section was applicable to financial statements relating to fiscal years beginning on or after October 1, 2008. Accordingly, the Company adopted the new standards for its fiscal year beginning April 1, 2009. Adoption of this standard has no material impact on the Company’s consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

2.      PRINCIPLES AND USE OF ESTIMATES - continued

Adoption of new accounting and disclosure policies

Credit risk and the fair value of financial assets and financial liabilities

Effective April 1, 2009, the Company adopted  the recommendations of the Emerging Issues Committee Abstract EIC -173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities. These recommendations were particularly applied in evaluating the fair values of the short term investments.

Recent accounting pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011. The financial reporting impact of the transition cannot be reasonably estimated at this time.

The initial phase of implementation included conceptual application of the new rules, analysis of the Company’s accounting data and assessment of key areas that may be impacted. In this phase, short term investments were identified. The next phase will include the analysis of accounting policy alternatives available under IFRS as well as the determination of changes required to existing information systems and business processes.

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. Although the Company is considering the impact of adopting this pronouncement on the consolidated financial statements, it will be limited to any future acquisitions beginning in fiscal 2012.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

2.      PRINCIPLES AND USE OF ESTIMATES - continued

Adoption of new accounting and disclosure policies

Consolidated financial statements and non-controlling interests

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of these recommendations is permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are to be presented in the consolidated statement of financial position within the entity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of income. In addition, these pronouncements establish standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. They also establish reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company is currently considering the impact of adopting these pronouncements on its consolidated financial statements in fiscal 2012 in connection with the conversion to IFRS.

3.	SHORT TERM INVESTMENTS

	September 30, 2008		March 31, 2008
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	5,328,686	2,469,617	4,637,738	3,330,970
Non-marketable securities	305,990	-	302,790	302,790
	$5,634,676	$2,469,617	$4,940,528	$3,633,760
Unrealised loss before tax		$(3,165,059)		$(1,306,768)
Movements in unrealised (loss)gain
At beginning of period		(1,306,768)		959,702
(loss)gain during period		(1,858,291)		(2,266,470)
At end of year		$(3,165,059)		$(1,306,768)

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

3.	SHORT TERM INVESTMENTS – continued

a.     Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at September 30, 2009. An unrealised gain of $1,086,369 for the six months ended September 30, 2009 was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at September 30, 2009, the Company held warrants in certain marketable securities which are exercisable at its option to convert into equal number of common shares of the said securities. The total exercise price of these warrants was $ $ 123,632 (March 31, 2009: $138,189) and the market value of the underlying securities was $ 40,788 as at that date (March 31, 2009: $ 34,509). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants before their expiry between November 2009 and April 2012.

b.     Non-marketable securities

 The Company held shares in two private corporations as at September 30, 2009, which are designated as “Available for sale”. Based on the management review of the affairs of the above investee companies and discussions with their management, it was concluded that there was no other than temporary impairment in the carrying costs of these investments as at September  30, 2009  The factors considered in our impairment review included length of time the security was held, extent to which the fair value was below cost, current financial conditions of the investee companies, near term prospects of the investee companies and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company however believed that as at September 30, 2009 and March 31, 2009, the value of these investments was seriously affected due partly to the overall adverse market conditions and has therefore continued to value them at zero value.

4.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortisation	Net book value	Net book value
	As at September 30, 2008			March 31, 2008
				(Audited)
Office furniture	4,725	898	3,827	4,252
Software	5,256	131	5,125
Computer	2,298	670	1,628	1,954

	$12,279	$1,699	$10,580	$6,206

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

5.      PREPAID CONSULTING SERVICES

Prepaid consulting services relate to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the period were as follows:

	Balance at April 1, 2008	Deferred during period	Expensed during period	Balance at September 30, 2008
Options	$7,878	$-	$(3,940)	$3,938
Stocks	278,018	1	(158,016)	120,003
	$285,896	$1	$(161,956)	$123,941

	Balance at April 1, 2007	Deferred during the year	Expensed during the year	Balance at March 31, 2008
Options	$-	$7,878	$-	$7,878
Stocks	276,146	316,120	(314,248)	278,018
	$276,146	$323,998	$(314,248)	$285,896

	Balance at April 1, 2007	Deferred during period	Expensed during period	Balance at September 30, 2007
Stocks	276,146	-	(156,890)	119,256
	$276,146	$-	$(156,890)	$119,256

(a)
In December 2008, the directors approved payment of fee in cash to two consultants upon their returning, for cancelation, common shares of the Company issued earlier in settlement of the said fee. One of the consultants, Mr. Terence Robinson returned his shares prior to March 31, 2009 and the other consultant, Mr. John Robinson returned, for cancelation, 350,000 in July 2009 and hence cash liability of $82,000 and related shares cancelation was accounted for by the Company during the quarter ended September 30, 2009.

(b)
The Company issued 50,000 common shares each to two new consultants whose services were hired with effect from September 1, 2009. The shares issued covered their fees for September 2009 and were valued at market price of the Company’s common shares on the date of issue.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

6.      CAPITAL STOCK

(a)         Authorized

Unlimited number of common shares

(b)         Issued

	September 30, 2008		March 31, 2008
			(Audited)
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	30,095,743	$32,901,488	28,430,203	$32,413,811
Warrants exercised	-	-	315,540	122,446
Expenses relating to warrants excercised		-		(12,245)
Value of warrants transferred to capital stoock upon exercise	-	-		61,356
Issued under 2007 Consultant Stock Compensation Plan	-	-	1,350,000	316,120
	30,095,743	$32,901,488	30,095,743	$32,901,488

(a)
On April 7, 2009, the Company registered 2009 Consultant Stock Compensation Plan with Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. 3 million common shares of the Company were registered under the Plan. No shares have yet been allocated under this Plan. During September 30, 2009, 100,000 common shares were issued to two consultants out of this plan in settlement of their fee for the month. These shares were valued at the market price of the common shares prevailing on the date of issue.

(b)
On December 12, 2008, The Board of Directors of the Company approved a private placement to raise equity funds up to US$500,000. The private placement consists of Units up to maximum of ten million, to be issued at US0.05 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.10 each within two years of the issuance of warrant. The units and underlying common shares and warrants have not been registered with SEC under the US Securities Act of 1933.

The board also approved a finder’s fee at 10% of the proceeds from the issuance of units and warrants attached thereto payable to Current Capital Corp., a related party (note 12).

During the three months ended September 30, 2009,, the Company received four subscriptions for a total of 1.5 million units. The total number of units subscribed as at September 30, 2009 was 2.5 million. The closing date for this private placement was revised to October 15, 2009 and the balance of 7.5 million units was subscribed by October 13, 2009.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

7.      STOCK OPTION PLANS

(a)           The following is a summary of all Stock Option Plans as at September 30, 2009::

Plan	Date of registration *	# of Options
		Registered	issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	(70,000)	(1,200,000)	1,730,000
2003 Stcok Option Plan	July 22, 2004	2,500,000	2,500,000	#######	(400,000)	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	#######	(1,600,000)	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	There were no movements during the quarter ended September 30, 2009. The weighted average exercise price of the outstanding stock options is US$0.15 (March 31, 2009: $0.15, September 30, 2008: $0.46.)

(C)           Details of weighted average remaining life of the options granted and outstanding are as follows:

	September 30, 2008		March 31, 2008
			(Audited)
	Options outstanding & excercisable		Options outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
0.35	1,680,000	1.17	1,680,000	1.67
0.50	3,015,000	1.35	3,015,000	1.85
0.75	125,000	0.88	125,000	1.38
1.00	5,000	0.88	5,000	1.38
0.46	4,825,000	1.27	4,825,000	1.78

All options were fully vested immediately as at September 30 and March 31, 2009. The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options and less than the market price for the balance of 2,830,000 options. Upon expiry or termination of the contracts, vested options must be exercised within 30 days for consultants and 90 days for directors.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

8.	WARRANTS

(a)	Movement in warrants during the period are as follows:

	September 30, 2008			March 31, 2008
				(Audited)
	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value

Issued and outstanding, beginning of period	12,846,420	0.44	2,153,857	13,161,960	0.44	2,215,213
Exercised during year	-		-	(315,540)		(61,356)
Issued and outstanding, end of year	12,846,420	0.44	2,153,857	12,846,420	0.44	2,153,857

(i)
The company issued 1.5 million warrants under a 2009 private placement relating to Units subscribed during the current quarter as explained in Note 6(a). These warrants are convertible into equal number of common shares at an exercise price of US$0.10 per warrant and expire within two years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	185%
Expected life	730 days
Market price	US$0.35

The fair value of the warrants as per the Black-Scholes option price model amounted to $475,353. Using the relative fair value method, an amount of $58,725 (87%) has been accounted for as reduction in value of shares and increase in value of warrants.

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2009 and 2008
(Unaudited – see Notice to Reader dated November 20, 2009)

8.	WARRANTS -	Continued

(b) Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	September 30, 2008		March 31, 2008
			(Audited)
	Warrants outstanding & excercisable		Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Number	Weighted average remaining contractual life (years)
1.00	1,721,960	0.50	1,721,960	1.00
0.35	11,124,460	0.27	11,124,460	0.77

0.46	12,846,420	0.30	12,846,420	0.80

On June 4, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 11,124,460 warrants issued as part of 2006 private placement and still outstanding by one year from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

On September 28, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 1,721,960 warrants issued as part of 2003 private placement and still outstanding by nine months from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

9.      LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the period, which were 30,912,410 shares for the six months  and 31,004,076 for the three months ended September 30, 2009 (Six and three months ended September 30, 2008– 30,095,743).

The Company had approximately 15.3 million (September 30, 2008:12.8 million) warrants and 4.8 million options (September 30, 2008: 4.8 million) , which were not exercised as at September 30, 2009. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between loss per share and diluted loss per share.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2008 and 2007
(Unaudited – see Notice to Reader dated November 20, 2008)

10.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice for a total monthly fee of US$10,000.00

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term up to March 31, 2010.  The fee for each of the years is to be decided at the board meeting after the end of the third quarter of the calendar year. The fee for the calendar year ending December 31, 2008 consists of 450,000 common shares of the Company issued under 2007 Consultant compensation plan.  Mr. Shah was also approved cash fee of $10,000 plus taxes per month for the period from January 2008 to May 2008 for his services in connection with the new internal control compliance matters. Effective June 1, 2008, Mr. Shah is allowed to draw $10,000 per month in arrears until market price of the Company’s common shares reaches $0.50 provided that such drawings will be considered as fee advances to be repaid when the market price of the common shares of the Company stays at $0.50 or above for a consecutive period of three months. . Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. The contract provides for a monthly fee of $10,000 inclusive of taxes plus reimbursement of expenses and a lump sum compensation of $250,000 for early termination of the contract without cause.  Mr. Robinson accepted 550,000 common shares issued under 2007 Consultant Stock Compensation Plan, in lieu of his fees for the year ending December 31, 2008.

(d) The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is sole owner of Current Capital Corp., a firm with which the Company has an ongoing contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company.  On March 28, 2008, the Company renewed the consulting contract with Mr. John Robinson for another year to June 30, 2009.  The consulting fee was agreed to be US$82,000 which was pre-paid by issuance of 350,000 common shares under 2007 Consultant Stock Compensation Plan.  Mr. Robinson will provide services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time.

 (e) The Company has agreed to payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately US$562,000.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2008 and 2007
(Unaudited – see Notice to Reader dated November 20, 2008)

11.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the financial statements. Amounts are for six months ended September 30, 2008 and balances are at September 30, 2008. Comparative amounts are for the six months ended September 30, 2007 and balances as at September 30, 2007.

(i)
Included in shareholders information expense is $ 61599 (2007 – $ 65,021) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	CCC charged $8,589 for rent (2007: $2,871).

(iii)	Finders fees of $ nil (2007: $12,245) was charged by CCC in connection with the private placement.

(iv)	Business expenses of $9,583 (2007: $9,677) were reimbursed to directors of the corporation and $34,007 (2007 - $59,371) to a key consultant and a former chief executive officer of the Company.

(v)
Cash fee paid to directors for services of $25,000 (2007: $ nil). Fees prepaid to a director $2,168 (Expense advance to director in 2007: $ 2,500). These fees are included under travel, promotion and consulting expenses.

(vi)
Accounts payable includes $11,347 (2007: $5,829) due to CCC, $2,803 (2007: $1,576) due to directors and $2,723 (2007: $3,503) due to a key consultant and a former chief executive officer of the Company.

(vii)
Included in short term investments is an investment of $200,000 (2007: $100,000) in a private corporation controlled by a brother of the key consultant. The investment was stated at market value which was considered nil as at September 30, 2008 ($100,000 as at September 30, 2007)

(viii)
  Included in short term investments is an investment of $1,833,966 carrying cost and $724,620 fair value (2007: $1,870,515 carrying cost and $2,321,670 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in open market or through private placements and represents less than 1% of the said Corporation.

(ix)	Included in other receivable is an advance of $40,000 made to a director. (2007: $ nil). The advance is repayable upon happening of certain events as explained in note 10 (b).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2008 and 2007
(Unaudited – see Notice to Reader dated November 20, 2008)

 12. SEGMENTED INFORMATION

As at September 30 and March 31, 2008, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 2 of the audited consolidated financial statements for the year ended March 31, 2008.

The Company had no business activity in the above segment.

The Company is now seeking business participation opportunities in all sectors. This may change the future major business segments for the Company.

Geographic Information

The Company operates from one location in Canada. Its assets were located in Canada as at September 30, 2008, March 31, 2008 and September 30, 2007.

13.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations, the continuation of the Company’s search for new business participation opportunities, and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior period.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a) Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and two brokerage firms. The risk is mitigated because the financial institution is a prime Canadian bank and the brokerage firms are well known Canadian brokerage firms with good market reputation.

 (b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 77% of total assets of the Company as at September 30, 2008      (69% at March 31, 2008). Further, the Company’s holding in one Canadian marketable security accounted for approximately 29% (March 31, 2008: 31%) of the total short term investment in marketable securities or 23% (March 31, 2008: 21%) of total assets at September 30, 2008.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2008 and 2007
(Unaudited – see Notice to Reader dated November 20, 2008)

13.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS – Continued ....

The management mitigates this risk by daily monitoring of all its investments by experienced consultants.

(c) Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due.

The Company ensures there is sufficient capital to meet short term business requirements. In addition, management and key consultants have opted to accept the Company’s common shares instead of cash towards their fee to ensure greater cash flow for other operational and business needs.

One of management’s goals is to maintain an optimal level of liquidity through the active management of the assets, liabilities and cash flows.

The Company’s maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.

 (d) Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Significant part of cash and short term investments are held in US dollars – approximately 17% of total assets at September 30, 2008 (23% as at March 31, 2008). The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

September 30, 2008March 31, 2008

US Dollar to CDN Dollar                                                                                                      1.0599    1.0279

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
September 30, 2008 and 2007
(Unaudited – see Notice to Reader dated November 20, 2008)

14.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company currently has no debts or significant financial commitments. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at September 30, 2008, the shareholders’ equity was approximately $ 3.2 million (March 31, 2008: $ 5.2 million). Approximately 78% or $2.5 million was held in short term investments (March 31, 2008: $3.6 million or 69%) and the balance was held in cash. Absence of any external debts iensures the Company’s continued financial strength.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period.

15.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Which are not materially different from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X.

Future U.S. accounting policy changes

There were no new accounting developments in the US standards that would affect the results of operations or financial position of the Company other than those detailed in the audited consolidated financial statements for the year ended March 31, 2008.

16	PRIOR PERIOD COMPARATIVES

Certain prior period comparatives have been restated to conform to the current presentation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. – INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Bylaws require us to indemnify a director or officer, a former director or officer, or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of our company; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.  We will also indemnify such person in such other circumstances as the Business Corporations Act or law permits or requires.  The Bylaws permit the purchase of indemnity insurance.

ITEM 7. – RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

As of December 31, 2009, we sold 8,725,000 units at USD $0.20 per unit to 11 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.35 per share.  Proceeds net of issuance costs from the sale were approximately USD $1,570,500. In addition, we issued warrants to purchase 872,500 common shares at an exercise price of USD $0.35 per share to an accredited party as a finder’s fee.   This private placement is expected to close in March 2010.

On November 13, 2009, we issued 8,617,686 common shares and a 7- year warrant to purchase 22,853,058 common shares at an exercise price of USD $4.00 per share to PetroMed as consideration for the purchase of the Mira and Sarah licenses and the Benjamin permit by IPC Cayman.  In addition, in connection with the acquisition, we issued a warrant to purchase up to 5,000,000 common shares to International Three Crown Petroleum and a warrant to purchase up to 2,000,000 common shares to Allied Ventures.  These warrants have a 5-year term and an exercise price of USD $0.35 per share.

On November 12, 2009, we sold a USD $850,000 promissory note together with a 5-year warrant to purchase 1,000,000 common shares at an exercise price of USD $0.35 per share to one accredited investor.

On October 15, 2009, we sold 10 million units at USD $0.05 per unit to 11 accredited investors.  Each unit consisted of one common share and one warrant to purchase one common share at an exercise price of USD $0.10 per share.  Proceeds net of issuance costs from the sale were approximately USD $450,000. In addition, we issued warrants to purchase 1,000,000 common shares at an exercise price of USD $0.10 per share to an accredited party as a finder’s fee.

ITEM 8. – EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.1	Articles of Incorporation of the Company - Incorporated herein by reference to Exhibit 1(ix) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.2	By-Laws of the Company - Incorporated herein by reference to Exhibit 1(xi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.3
Certificate of name change from Kamlo Gold Mines Limited to NRT Research Technologies Inc. - Incorporated herein by reference to Exhibit 1(iii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.4
Certificate of name change from NRT Research Technologies Inc. to NRT Industries Inc. - Incorporated herein by reference to Exhibit 1(iv) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.5
Certificate of name change from NRT Industries Inc. to CUDA Consolidated Inc. - Incorporated herein by reference to Exhibit 1(v) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.6
Certificate of name change from CUDA Consolidated Inc. to Foodquest Corp. - Incorporated herein by reference to Exhibit 1(vi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.7
Certificate of name change from Foodquest Corp. to Foodquest International Corp. - Incorporated herein by reference to Exhibit 1(vii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.8
Certificate of name change from Foodquest International Corp. to Dealcheck.com Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.9
Certificate of name change from Dealcheck.com Inc. to Bontan Corporation Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

2(a)	Specimen Common Share certificate - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

4(a)2.i
Investor relations contract with Current Capital Corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2i to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.ii
Media Relation Contract with Current Capital corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2ii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.iii
A letter dated April1, 2005 extending the contracts under 4(a)2.i and ii. Incorporated herein by reference to Exhibit 4 (a) 2iii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)1	Consulting Agreement dated April 1, 2005 with Kam Shah Incorporated herein by reference to Exhibit 4 (c) 1 to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)2	Consulting Agreement dated April 1, 2003 with Terence Robinson - Incorporated herein by reference to Exhibit 4 (a) to the Company’s Annual Report on Form 20-F for fiscal 2004 filed on August 30, 2004.

4(c)3	Letter dated March 28, 2008 extending the Consulting Agreement with Mr. John Robinson to June 30, 2009.

4(c)(iv)1	The Robinson Option Plan, 2005 Stock Option Plan and 2005 Consultant Stock Compensation Plan - Incorporated herein by reference to Form S-8 filed on December 5, 2005.

4(c)(iv)2	2007 Consultant Stock Compensation Plan – Incorporated herein by reference to Form S-8 filed on January 16, 2007.

5.1*	Legal Opinion of Sui & Company

10.1*
Contribution and Assignment Agreement dated as of November 14, 2009 by and among International Three Crown Petroleum LLC, Bontan Oil & Gas Corporation, the Company, Allied Ventures Incorporated and Israel Petroleum Company, Limited.

10.2*
Stockholders Agreement dated as of November 14, 2009 by and among Israel Petroleum Company, Limited, Bontan Oil & Gas Corporation, Allied Ventures Incorporated and the Company (for the purposes identified therein)

10.3*	Form of Warrant Certificate by and between PetroMed Corporation and the Company

10.4*	Promissory Note to Castle Rock Resources II, LLC, dated November 12, 2009

10.5*	Pledge Agreement with Castle Rock Resources II, LLC

10.6*	Form of Warrant to Purchase Common Stock by and between International Three Crown Petroleum LLC and the Company

10.7*	Form of Warrant to Purchase Common Stock by and between Allied Ventures Incorporated and the Company

10.8*	Consulting Agreement dated August 4, 2009 with Terence Robinson

10.9*	Consulting Agreement dated July 1, 2009 with John Robinson

23.1**	Consent of Schwartz Levitsky Feldman LLP

23.2*	Consent of Sui & Company

* To be filed by amendment
** Filed herewith

ITEM 9.- UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by § 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Not withstanding the foregoing, with respect to registration statements on Form F-3 (§ 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or § 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this  registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on February 16, 2010.

                                                                By: /s/ KAM SHAH
Kam Shah
             Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title/Capacity	Date

/s/ KAM SHAH Kam Shah	Chief Executive Officer, Chief Financial Officer and Director	February 16, 2010
/s/ DEAN BRADLEY Dean Bradley	Director	February 16, 2010
/s/ BRETT REES Brett Rees	Director	February 16, 2010

EXHIBIT INDEX

Number	Description
1.1	Articles of Incorporation of the Company - Incorporated herein by reference to Exhibit 1(ix) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.2	By-Laws of the Company - Incorporated herein by reference to Exhibit 1(xi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.3
Certificate of name change from Kamlo Gold Mines Limited to NRT Research Technologies Inc. - Incorporated herein by reference to Exhibit 1(iii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.4
Certificate of name change from NRT Research Technologies Inc. to NRT Industries Inc. - Incorporated herein by reference to Exhibit 1(iv) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.5
Certificate of name change from NRT Industries Inc. to CUDA Consolidated Inc. - Incorporated herein by reference to Exhibit 1(v) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.6
Certificate of name change from CUDA Consolidated Inc. to Foodquest Corp. - Incorporated herein by reference to Exhibit 1(vi) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.7
Certificate of name change from Foodquest Corp. to Foodquest International Corp. - Incorporated herein by reference to Exhibit 1(vii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.8
Certificate of name change from Foodquest International Corp. to Dealcheck.com Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Registration Statement on Form 20-F filed on June 12, 2000.

1.9
Certificate of name change from Dealcheck.com Inc. to Bontan Corporation Inc. - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

2(a)	Specimen Common Share certificate - Incorporated herein by reference to Exhibit 1(viii) to the Company’s Annual Report on Form 20-F filed on September 23, 2003.

4(a)2.i
Investor relations contract with Current Capital Corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2i to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.ii
Media Relation Contract with Current Capital corp. dated April 1, 2003 Incorporated herein by reference to Exhibit 4 (a) 2ii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(a)2.iii
A letter dated April1, 2005 extending the contracts under 4(a)2.i and ii. Incorporated herein by reference to Exhibit 4 (a) 2iii to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)1	Consulting Agreement dated April 1, 2005 with Kam Shah Incorporated herein by reference to Exhibit 4 (c) 1 to the Company’s Annual Report on Form 20-F for fiscal 2005 filed on September 28, 2005.

4(c)2	Consulting Agreement dated April 1, 2003 with Terence Robinson - Incorporated herein by reference to Exhibit 4 (a) to the Company’s Annual Report on Form 20-F for fiscal 2004 filed on August 30, 2004.

4(c)3	Letter dated March 28, 2008 extending the Consulting Agreement with Mr. John Robinson to June 30, 2009.

4(c)(iv)1	The Robinson Option Plan, 2005 Stock Option Plan and 2005 Consultant Stock Compensation Plan - Incorporated herein by reference to Form S-8 filed on December 5, 2005.

4(c)(iv)2	2007 Consultant Stock Compensation Plan – Incorporated herein by reference to Form S-8 filed on January 16, 2007.

5.1*	Legal Opinion of Sui & Company

10.1*
Contribution and Assignment Agreement dated as of November 14, 2009 by and among International Three Crown Petroleum LLC, Bontan Oil & Gas Corporation, the Company, Allied Ventures Incorporated and Israel Petroleum Company, Limited.

10.2*
Stockholders Agreement dated as of November 14, 2009 by and among Israel Petroleum Company, Limited, Bontan Oil & Gas Corporation, Allied Ventures Incorporated and the Company (for the purposes identified therein)

10.3*	Form of Warrant Certificate by and between PetroMed Corporation and the Company

10.4*	Promissory Note to Castle Rock Resources II, LLC, dated November 12, 2009

10.5*	Pledge Agreement with Castle Rock Resources II, LLC

10.6*	Form of Warrant to Purchase Common Stock by and between International Three Crown Petroleum LLC and the Company

10.7*	Form of Warrant to Purchase Common Stock by and between Allied Ventures Incorporated and the Company

10.8*	Consulting Agreement dated August 4, 2009 with Terence Robinson

10.9*	Consulting Agreement dated July 1, 2009 with John Robinson

23.1*	Consent of Schwartz Levitsky Feldman LLP

23.2*	Consent of Sui & Company

* To be filed by amendment